Filed pursuant to Rule 424(b)(3)
Registration No. 333-258721

PROSPECTUS

MEREDITH CORPORATION

Offer to Exchange

This is an offer by Meredith Corporation to exchange up to $300,000,000 aggregate principal amount of its 6.500% Senior Secured Notes due 2025 (the “exchange notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of its outstanding unregistered 6.500% Senior Secured Notes due 2025 that were issued in a private offering on June 29, 2020 (the “outstanding unregistered notes”, and such transaction, the “exchange offer”).

We are conducting the exchange offer in order to provide you with an opportunity to exchange your outstanding unregistered notes for freely tradable notes that have been registered under the Securities Act.

The Exchange Offer:

•	We will exchange all outstanding unregistered notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding unregistered notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer will expire at 5:00 p.m., New York City time, on September 23, 2021, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of outstanding unregistered notes for exchange notes in the exchange offer will not be a taxable event for United States federal income tax purposes.

•

The terms of the exchange notes to be issued in the exchange offer are substantially identical to the terms of the outstanding unregistered notes, except that the exchange notes will be freely tradable.

Results of the Exchange Offer:

•	The exchange notes may be sold in the over-the-counter-market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national exchange.

All untendered outstanding unregistered notes will continue to be subject to the restrictions on transfer set forth in the outstanding unregistered notes and in the indenture governing the notes. In general, the outstanding unregistered notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding unregistered notes under the Securities Act.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it shall deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer shall not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where such notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Meredith Corporation and the guarantors have agreed that, for a period ending on the earlier of (i) 180 days from the date on which this registration statement is declared effective and (ii) the date on which broker-dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities, they shall make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 11 for a discussion of certain risks that you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 25, 2021.

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AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

We file periodic reports and other information with the Securities and Exchange Commission, or SEC. In this prospectus, we “incorporate by reference” certain information we file with the SEC, which means that important information is being disclosed to you by referring to those documents. Those documents that are filed prior to the date of this prospectus are considered part of this prospectus, and those documents that are filed after the date of this prospectus and prior to the completion of the exchange offer will be considered a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently dated or filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted.

The documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference in this prospectus:

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Our Annual Report on Form 10-K for the year ended June 30, 2020, filed with the SEC on August 27, 2020 and our Quarterly Reports on Form 10-Q for the periods ended September 30, 2020, December 31, 2020 and March  31, 2021, filed with the SEC on November  5, 2020, February  4, 2021 and April 29, 2021, respectively;

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Our Current Reports on Form 8-K filed with the SEC on September 9, 2020, November  16, 2020, May  3, 2021, June  2, 2021, June  16, 2021, August 11, 2021 and August 16, 2021, to the extent the information in such reports is filed and not furnished;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on September 25, 2020; and

•	All documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before completion of the exchange offer.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will, upon any request, provide to any prospective investor to whom a copy of this prospectus is delivered, a copy of any and all information that has been incorporated by reference herein. In addition, we will upon request, provide to any prospective investor to whom a copy of this prospectus is delivered, a copy of the documents summarized in this prospectus. Such information will be provided upon written or oral request and at no cost to the requested. You may obtain documents incorporated by reference in this prospectus by writing to us at the following address or by calling us at the telephone number listed below:

Meredith Corporation

1716 Locust Street

Des Moines, Iowa 50309-3023

Telephone: +1 (515) 284-3000

IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE YOU MUST MAKE YOUR INVESTMENT DECISION. ACCORDINGLY, YOU MUST REQUEST THIS INFORMATION NO LATER THAN 5:00 P.M. NEW YORK CITY TIME ON SEPTEMBER 23, 2021.

In addition, all other information we file with the SEC can be accessed electronically by means of our website at www.meredith.com or the SEC’s home page on the Internet at http:// www.sec.gov.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of U.S. federal securities laws. All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, cost savings, industry trends and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Additionally, important factors could cause our actual results to differ materially from such forward-looking statements. Such risks, uncertainties and other important factors include, among others:

•	changes in and the execution of our plans, initiatives and strategies;

•	growth potential in certain markets;

•	recent and future changes in technology, including methods for the delivery of our content;

•	changes in consumer behavior, including changes in spending behavior, changes in when, where and how content is consumed;

•	our ability to develop or acquire technologies that enable us to serve changing consumer behaviors and support our evolving business needs;

•	competitive pressures;

•	our ability to deal effectively with economic slowdowns or other economic or market difficulties;

•	our ability to realize the anticipated synergies or cost savings in the time period expected or at all;

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possible disruptions in our retail distribution channels due to challenging conditions in the highly concentrated wholesale magazine distribution industry, the financial instability of certain wholesalers and a reduction of retail outlets as a result of weak economic or industry conditions;

•	increases in the price of paper or in postal rates and services or disruption of services from our suppliers including our printers;

•	world, national, or local events that could disrupt broadcast television;

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changes in advertising market conditions or advertising expenditures due to, among other things, economic conditions, changes in consumer behavior, changes in advertising standards or the implementation of technologies that interfere with advertisements, pressure from public interest groups, changes in laws and regulations and other societal or political developments;

•	changes in television network affiliation agreements;

•	changes to our retransmission consent arrangements with cable and satellite video distributors;

•	our ability to exploit and protect our intellectual property rights in and to our content and other products;

•	lower than expected valuations associated with our cash flows and revenues, which could impair our ability to realize the value of recorded intangible assets and goodwill;

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increased volatility or decreased liquidity in the capital markets, including any limitation on our ability to access the capital markets, refinance our outstanding indebtedness or obtain bank financing on acceptable terms;

•	impacts on our pension obligations due to changes in equity markets, our credit rating, interest rates, actuarial assumptions and regulatory actions;

•	the effect of any significant acquisitions, investments, dispositions and other similar transactions by us;

•	the adequacy of our risk management framework;

•	changes in accounting principles generally accepted in the United States or other applicable accounting policies;

•	the impact of terrorist acts, hostilities, natural disasters (including extreme weather) and pandemic viruses, including but not limited to the novel coronavirus (“COVID-19”) pandemic;

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a disruption, breach (including misappropriation or accidental release of data) or failure of network and information systems or other technology on which our business relies (including the network and information systems or other technology of our vendors, partners and suppliers), or any delay in recovering from such, that occurs as a result of computer viruses, malware, hackers or similar causes, including possible loss of revenue due to cancellation of customers’ credit cards on file for subscription auto-renewals resulting from credit card data breaches affecting us or third parties, and reputational harm that may result from any of these incidents;

•	changes in tax and other laws and regulations affecting our domestic or international operations, including the impact of new U.S. tax reform legislation;

•	changes in foreign exchange rates;

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the outcome of litigation and other proceedings, including the matters described in our SEC filings, as well as possible regulatory actions and civil claims involving privacy issues related to consumer data collection and use practices; and

•	the other risks and uncertainties detailed herein under the section titled “Risk Factors.”

There may be other factors not presently known to us or which we currently consider to be immaterial that could cause our actual results to differ materially from those projected in any forward-looking statements we make. You should read carefully the factors described in the section titled “Risk Factors” of this prospectus and the documents incorporated by reference herein, including the Risk Factors incorporated herein by reference to our Quarterly and Annual Reports filed with the SEC, to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date hereof and are expressly qualified in their entirety by the cautionary statements included herein. We assume no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes publishing industry data, rankings, circulation information, Internet user data, local media rankings and ratings, and other industry and market information that we obtained from public filings, internal company sources and various third-party sources. These third-party sources include, but are not limited to, MediaRadar, the Alliance for Audited Media (“AAM”), comScore Multi-Platform/MRI Fusion Media Fusion, comScore Multi-Platform Local Media Metrix, Nielsen Media Research Inc., and Google Analytics. While we are not aware of any misstatements regarding any industry data presented in this prospectus and believe such data are accurate, we have not independently verified any data obtained from third-party sources, and we cannot assure you of the accuracy or completeness of such data. Similarly, we believe our internal company data are accurate, but such internal data have not been verified by any independent sources. Such data involve uncertainties and are subject to change based on various factors. Accordingly, investors should not place undue reliance on such data.

Unless otherwise stated herein, all U.S. circulation data included in this prospectus are sourced from AAM reports. All Internet user data included in this prospectus are sourced from comScore reports or Google Analytics. All print advertising revenue data, including statements as to our position in the print publishing industry and ranking based on print advertising revenues in the United States, are sourced from MediaRadar reports. Magazine readership and audience statistics included in this prospectus are based on surveys conducted by MRI.

CERTAIN TRADEMARKS

We own or have rights to various trademarks, logos, service marks and trade names that we use in connection with the operation of our business. We also own or have the rights to copyrights that protect the content of our products. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this prospectus are listed without the TM, SM, ® and © symbols, but these references do not constitute a waiver of any rights that might be associated with the respective trademarks, service marks, trade names and copyrights included in this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information about us and the exchange offer. This summary is not complete and does not contain all of the information that may be important to you. You should read carefully this entire prospectus, including the “Risk Factors” section, and the other documents that we refer to and incorporate by reference in this prospectus, for a more complete understanding of us and the exchange offer. In particular, we incorporate by reference important business and financial information into this prospectus. This summary contains forward-looking statements that involve risks and uncertainties.

Unless the context requires otherwise, in this prospectus, “Meredith,” the “Company,” “we,” “us,” and “our” refer to Meredith Corporation and its consolidated subsidiaries.

Meredith has been a leading media company for nearly 120 years. Meredith produces service journalism that engages audiences with essential, inspiring, and trusted content reaching consumers where they are across multiple platforms including digital, video, print, and broadcast television.

Meredith operates two business segments: national media group (comprising its Digital and Magazine reporting segments) and local media group. The national media segment reaches nearly 95 percent of all United States (U.S.) women and nearly 190 million unduplicated American consumers every month through such iconic brands as People, Better Homes & Gardens, Allrecipes, Southern Living, and Real Simple. Meredith’s premium digital network reaches more than 150 million consumers each month. The Company is the No. 1 U.S. magazine operator with 35 million subscribers and the No. 2 global licensor with robust brand licensing activities that include a Better Homes & Gardens partnership with Walmart Inc.

Meredith’s local media segment includes 17 television stations reaching 11 percent of U.S. households and more than 30 million viewers. Meredith’s portfolio is concentrated in large, fast-growing markets, with seven stations in the nation’s Top 25 markets including Atlanta, Phoenix, St. Louis, and Portland-and 13 in the Top 50 markets.

Both segments operate primarily in the U.S. and compete against similar and other types of media on both a national and local basis. The national media segment accounted for 67 percent of the Company’s $2.3 billion in revenues in the first nine months of fiscal 2021, while the local media segment contributed 33 percent.

The Exchange Offer

In this prospectus, the term “outstanding unregistered notes” refers to the outstanding 6.500% Senior Secured Notes due 2025 that were issued in a private offering on June 29, 2020 (the “private offering”). The term “exchange notes” refers to the 6.500% Senior Secured Notes due 2025 offered hereby, as registered under the Securities Act, and the term “notes” refers collectively to the outstanding unregistered notes and the exchange notes.

General	In connection with the private offering, Meredith Corporation, or the Issuer, entered into a registration rights agreement (the “registration rights agreement”) with the representative of the initial purchasers of the outstanding unregistered notes, pursuant to which the Issuer and the guarantors agreed, among other things, to cause this registration statement to be declared effective within 360 days after the issue date of the outstanding unregistered notes and upon effectiveness of this registration statement, to commence the exchange offer.

You are entitled to exchange in the exchange offer your outstanding unregistered notes for exchange notes, which are substantially identical to the outstanding unregistered notes except:

•	the exchange notes contain no restrictive legend thereon;

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the exchange notes accrue interest from (A) the later of (x) the last date on which interest was paid on the outstanding unregistered notes and (y) if outstanding unregistered notes are surrendered for exchange on a date in a period that includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, such interest payment date or (B) if no such interest has been paid, from the issue date of the outstanding unregistered notes;

•	the exchange notes will contain no provisions relating to additional interest;

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the exchange notes will be entitled to the benefits of the indenture governing the outstanding unregistered notes or a trust indenture that is identical in all material respects to the indenture governing the outstanding unregistered notes and that, in either case, has been qualified under the Trust Indenture Act;

•	the exchange notes have been registered under the Securities Act; and

•	the exchange notes are not entitled to any registration rights which are applicable to the outstanding unregistered notes under the registration rights agreement.

The Exchange Offer	We are offering to exchange up to $300,000,000 aggregate principal amount of 6.500% Senior Secured Notes due 2025, which have been registered under the Securities Act, for any and all of the outstanding unregistered 6.500% Senior Secured Notes due 2025.

You may only exchange outstanding unregistered notes in denominations of $2,000, and integral multiples of $1,000 in excess thereof.

Subject to the satisfaction or waiver of specified conditions, we will exchange the exchange notes for all outstanding unregistered notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration of the exchange offer.

Upon completion of the exchange offer, there may be no market for the outstanding unregistered notes and you may have difficulty selling them.

Resale	Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties referred to below, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act, if:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not an “affiliate” of the Issuer within the meaning of Rule 405 under the Securities Act; and

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.

We have not entered into any arrangement or understanding with any person who will receive exchange notes in the exchange offer to distribute such securities following completion of the exchange offer. We are not aware of any person that will participate in the exchange offer with a view to distribute the exchange notes. If you are not acquiring the exchange notes in the ordinary course of your business, or if you are engaging in, intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or if you are our affiliate, then:

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you cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, or similar no-action letters; and

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in the absence of an exception from the position of the SEC stated in the first bullet point above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes.

Each broker-dealer that receives exchange notes for its own account in exchange for unregistered notes, where such notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it shall deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on September 23, 2021, unless extended by us. We do not currently intend to extend the expiration date of the exchange offer.

Withdrawal	You may withdraw the tender of your outstanding unregistered notes at any time prior to the expiration of the exchange offer. We will return to you any of your outstanding unregistered notes that for any reason are not accepted for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Interest on the Exchange Notes and the Outstanding Unregistered Notes	Each exchange note will bear interest at the rate per annum of 6.500% from the most recent date to which interest has been paid on the outstanding unregistered notes. The interest on the notes will be payable on January 1 and July 1 of each year. No interest will be paid on outstanding unregistered notes that are tendered and accepted for exchange following their acceptance for exchange.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may assert or waive. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Unregistered Notes	If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding unregistered notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding unregistered notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer for the outstanding unregistered notes, you must comply with the Automated Tender Offer Program (“ATOP”) procedures of DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes to be received by you will be acquired in the ordinary course of your business;

•	at the time of the commencement of the exchange offer, you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

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you are not an “affiliate” of the Issuer within the meaning of Rule 405 under the Securities Act or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

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if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding unregistered notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus, as required by law, in connection with any resale or other transfer of such exchange notes.

If you are not acquiring the exchange notes in the ordinary course of your business, or if you are engaged in, or intend to engage in, or have an arrangement or understanding with any person to participate in, a distribution of the exchange notes, or if you are an affiliate of the Issuer, then you cannot rely on the positions and interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding unregistered notes that are held in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding unregistered notes in the exchange offer, you should contact such person promptly and instruct such person to tender those outstanding unregistered notes on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your outstanding unregistered notes and your outstanding unregistered notes are not immediately available or you cannot deliver your outstanding unregistered notes and any other documents required by the letter of transmittal or you cannot comply with the DTC procedures for book-entry transfer prior to the expiration date, then you must tender your outstanding unregistered notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Unregistered Notes

In connection with the sale of the outstanding unregistered notes, the Issuer and the guarantors entered into a registration rights agreement with the representative of the initial purchasers of the outstanding unregistered notes that grants the holders of outstanding unregistered notes certain registration rights. By consummating the exchange offer, we will have fulfilled most of our obligations under the registration rights agreement. Accordingly, upon consummation of the exchange offer, we will not be obligated to pay additional interest as described in the registration rights agreement. If you do not tender your outstanding unregistered notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding unregistered notes as set forth in the indenture, except that we will not have any further obligation to you to provide for the registration of the outstanding unregistered notes under the registration rights agreement and we will not be obligated to pay additional interest as described in the registration rights agreement. To the extent that outstanding unregistered notes are tendered and accepted in the exchange offer, the trading market for outstanding unregistered notes could be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding unregistered notes will continue to be subject to the restrictions on transfer set forth in the outstanding unregistered notes and in the indenture. In general, the outstanding unregistered notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding unregistered notes under the Securities Act.

Material United States Federal Income Tax Consequences	The exchange of outstanding unregistered notes for exchange notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See “Material United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offer. See “Use of Proceeds.”

Exchange Agent	U.S. Bank National Association, whose address and telephone number are set forth in the section captioned “The Exchange Offer—Exchange Agent” of this prospectus, is the exchange agent for the exchange offer.

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the outstanding unregistered notes and the exchange notes. The exchange notes will have terms substantially identical to the terms of the outstanding unregistered notes, except that the exchange notes will not contain terms with respect to additional interest for failure to fulfill certain of our obligations under the registration rights agreement and transfer restrictions.

Issuer	Meredith Corporation

Notes Being Exchanged Hereby	Our 6.500% Senior Secured Notes due 2025.

Maturity Date	July 1, 2025.

Interest	6.500% per annum.

Interest Payment Dates	January 1 and July 1 of each year, commencing on January 1, 2022.

Guarantees	The notes are fully and unconditionally guaranteed on a senior secured pari passu basis by each of the guarantors.

Security	The notes and the guarantees are secured by a first-priority lien, on an equitable and ratable basis (according to the terms of the Intercreditor Agreement) with all of the existing liens securing the obligations under the Senior Credit Facilities, on all assets and properties of the Issuer and the Guarantors that secure the Senior Credit Facilities. The collateral excludes certain assets, and are subject to certain Permitted Liens as more fully described in “Description of Notes—Security.” There are circumstances other than repayment or discharge of the notes under which the collateral will be released automatically without the prior consent of the Collateral Agent or the holders of the notes. See “Description of Notes—Security—Automatic Release of Collateral.”

The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. In the event of a liquidation of the collateral, the proceeds may not be sufficient to satisfy the obligations under the notes and under the Senior Credit Facilitates (or any replacement facilities) or other obligations permitted to be secured by the collateral on a pari passu basis. See “Risk Factors—Risks Related to this Offering and the Notes”.

The administrative agent for the lenders under the Senior Credit Facilities and the collateral agent for the notes offered hereby are subject to the Intercreditor Agreement as to the relative priorities of their respective security interests in the collateral and certain other matters relating to the administration of such security interest. See “Description of Notes—Security.”

Ranking	The notes and the guarantees are the general senior secured obligations of the Issuer and the guarantors. The notes rank:

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pari passu in right of payment with all existing and future senior indebtedness (including the Senior Credit Facilities and the 2026 Senior Notes, defined herein) and all other obligations (other than subordinated indebtedness) of the Issuer;

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effectively senior to any existing and future unsecured indebtedness of the Issuer (including the 2026 Senior Notes) to the extent effectively senior to any existing and future unsecured indebtedness of the Issuer (including the 2026 Senior Notes) to the extent of the value of the collateral securing the notes (subject to any obligations secured by pari passu liens, including the Senior Credit Facilities);

•	senior in right of payment to any existing and future subordinated indebtedness of the Issuer;

•	structurally subordinated to all existing and future indebtedness, claims of holders of preferred stock and other obligations of each of the Issuer’s subsidiaries that is not a guarantor; and

•	guaranteed on a senior secured basis by each of the restricted subsidiaries that guarantee the Senior Credit Facilities.

Each guarantee of a guarantor ranks:	•	pari passu in right of payment with all existing and future senior indebtedness (including such guarantor’s guarantee of the Senior Credit Facilities and the 2026 Senior Notes) and all other obligations (other than subordinated indebtedness) of such guarantor;

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effectively senior to any existing and future unsecured indebtedness of such guarantor (including the 2026 Senior Notes) to the extent of the value of the collateral securing the notes (subject to any obligations secured by pari passu liens, including the Senior Credit Facilities);

•	senior in right of payment to any existing and future subordinated indebtedness of such guarantor; and

•	structurally subordinated to all existing and future indebtedness, claims of holders of preferred stock and other obligations of the subsidiaries of such guarantor that do not guarantee the notes.

Optional Redemption	Prior to July 1, 2022, we may redeem the notes, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus the applicable “make-whole” premium plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

On and after July 1, 2022, we may redeem the notes, in whole at any time or in part from time to time, at the redemption prices and as described under “Description of Notes—Optional Redemption” plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Until July 1, 2022, we may, at any time and from time to time, redeem up to 40% of the aggregate principal amount of the notes at a redemption price of 106.500% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption, in an amount no greater than the aggregate cash proceeds received from one or more equity offerings; provided that (1) at least 60% of the aggregate principal amount of the notes issued under the indenture remains outstanding immediately after each such redemption and (2) each such redemption occurs within 180 days of the closing of such equity offering. See “Description of Notes—Optional Redemption.”

Change of Control Offer	If we experience a change of control, each holder of the notes will have the right to require us to repurchase all or any part of their notes at a purchase price of 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date. If holders of not less than 90% of the aggregate principal amount of notes outstanding validly tender their notes in such offer, we will have the right to redeem all remaining notes following such purchase at a price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest, if any, to, but excluding, the date of such redemption. See “Description of Notes—Change of Control.”

Asset Sale Offer	If we or our restricted subsidiaries sell assets under certain circumstances and do not apply the proceeds as provided in “Description of Notes—Certain Covenants—Asset Sales,” we or any of our restricted subsidiaries must use the excess proceeds from such asset sales to offer to repurchase the notes at a repurchase price equal to 100% of the principal amount of the notes repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date. See “Description of Notes—Certain Covenants—Asset Sales.”

Certain Covenants	The indenture that governs the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	pay dividends on, repurchase or make distributions on account of capital stock or make other restricted payments;

•	make certain investments or acquisitions;

•	designate restricted subsidiaries as unrestricted subsidiaries;

•	incur additional indebtedness, guarantee indebtedness or issue disqualified stock and, in the case of such subsidiaries, preferred stock;

•	create certain liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our or such subsidiary’s assets;

•	enter into transactions with affiliates;

•	enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us;

•	sell, transfer or otherwise convey certain assets;

•	enter into sale/leaseback transactions; and

•	engage in businesses not similar to ours.

These covenants are subject to a number of important exceptions and qualifications. Many of these covenants cease to apply to the notes during any period in which the notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s Financial Services LLC and no default has occurred and is continuing under the indenture that governs the notes.

For more details, see “Description of Notes.”

All of our subsidiaries are restricted subsidiaries, except for certain unrestricted subsidiaries that in the aggregate are immaterial.

Trading Market	The exchange notes will be freely transferrable. Although the initial purchasers in the private offering of the outstanding unregistered notes have informed us that they intend to make a market in the exchange notes, they are not obligated to do so and they may discontinue market-making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the exchange notes will be maintained. See “Risk Factors—Risks Related to the Exchange Offer—Your ability to transfer the notes may be limited by the absence of an active trading market, and we cannot assure you that any active trading market will develop for the notes.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. See “Use of Proceeds.”

Trustee and Collateral Agent	U.S. Bank National Association.

Governing Law	The indenture and the notes are governed by the law of New York.

Risk Factors	Investing in the notes and participating in this exchange offer involves risks. You should carefully read and consider the information set forth under “Risk Factors” beginning on page 11 and all other information included or incorporated by reference in this prospectus.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus and in the documents incorporated by reference herein before tendering for exchange any outstanding unregistered notes. The risks and uncertainties described below are not the only risks facing us and your investment in the notes. Additional risks and uncertainties that we are unaware of, or those we currently deem immaterial, also may become important factors that affect us. The following risks could materially and adversely affect our business, financial condition, cash flows or results of operations. In such a case, you may lose all or part of your original investment. Such risks and uncertainties may be amplified by the COVID-19 pandemic and its potential impact on our business and the global economy.

Risks Related to the Exchange Offer

If you choose not to exchange your outstanding unregistered notes in the exchange offer, the transfer restrictions currently applicable to your outstanding unregistered notes will remain in force and the market price of your outstanding unregistered notes could decline.

If you do not exchange your outstanding unregistered notes for exchange notes in the exchange offer, then you will continue to be subject to the transfer restrictions that apply to the outstanding unregistered notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding unregistered notes. In general, the outstanding unregistered notes may not be sold unless the sale is registered or exempt from registration under the Securities Act. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding unregistered notes under the Securities Act. You should refer to “Prospectus Summary—The Exchange Offer” for information about how to tender your outstanding unregistered notes.

The tender of outstanding unregistered notes pursuant to the exchange offer will reduce the outstanding principal amount of the outstanding unregistered notes, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding unregistered notes due to reduction in liquidity.

Late deliveries of outstanding unregistered notes and other required documents could prevent you from exchanging your notes.

Holders of the notes are responsible for complying with all exchange offer procedures. The issuance of exchange notes in exchange for outstanding unregistered notes will only occur upon completion of the procedures described under “Prospectus Summary—The Exchange Offer.” Therefore, holders of outstanding unregistered notes who wish to exchange them for exchange notes should allow sufficient time for timely completion of the exchange offer procedures. Neither we nor the exchange agent are obligated to extend the offer or notify you of any failure to follow the proper procedures or waive any defect if you fail to follow the proper procedures.

Certain persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” certain holders of exchange notes will remain obligated to comply with the prospectus delivery requirements of the Securities Act in order to transfer the exchange notes. If such a holder transfers any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, this liability.

Risks Related to Our Indebtedness

Our substantial level of indebtedness and our ability to incur significant additional indebtedness could adversely affect our business, financial condition and results of operations.

Our level of indebtedness could have important consequences. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements or to carry out other aspects of our business;

•	increase our cost of borrowing;

•	make it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures and other general corporate requirements or to carry out other aspects of our business;

•	limit our ability to make material acquisitions or take advantage of business opportunities that may arise;

•	expose us to fluctuations in interest rates, to the extent our borrowings bear variable rates of interest;

•	limit our flexibility in planning for, or reacting to, changes in our business and industry;

•	limit our ability to pay dividends;

•	place us at a potential disadvantage compared to our competitors that have less debt; and

•	affect our credit ratings.

Our ability to make scheduled payments on and to refinance our indebtedness will depend on and be subject to our future financial and operating performance, which in turn is affected by general economic, financial, competitive, business and other factors beyond our control, including the availability of financing in the banking and capital markets. Our business may fail to generate sufficient cash flow from operations or borrow funds in an amount sufficient to enable us to make payments on our debt, to refinance our debt or to fund our other liquidity needs. If we were unable to make payments on or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as asset sales, equity issuances or negotiations with our lenders to restructure the applicable debt. The terms of our debt agreements and market or business conditions may limit our ability to take some or all of these actions. In addition, if we incur additional debt, the related risks described above could be exacerbated.

When the Senior Credit Facilities mature, we may not be able to refinance or replace them.

The Senior Credit Facilities have an earlier maturity date than that of the notes. When the Senior Credit Facilities mature, we may need to refinance them and may not be able to do so on favorable terms or at all. If we are able to refinance maturing indebtedness, the terms of any refinancing or alternate credit arrangements may contain terms and covenants that restrict our financial and operating flexibility.

The terms of the credit agreement that governs the Senior Credit Facilities, the indenture that governs the 2026 Senior Notes and the indenture that governs the notes may restrict our current and future operations, particularly our ability to incur debt that we may need to fund initiatives in response to changes in our business, the industries in which we operate, the economy and governmental regulations.

The credit agreement that governs the Senior Credit Facilities, the indenture that governs the 2026 Senior Notes and the indenture that governs the notes contain a number of restrictive covenants that impose significant operating and financial restrictions on us and our subsidiaries and limit our ability to engage in actions that may be in our long-term best interests, including restrictions on our and our subsidiaries’ ability to:

•	incur or guarantee additional indebtedness or sell disqualified or preferred stock;

•	pay dividends on, make distributions in respect of, repurchase or redeem, capital stock;

•	make investments or acquisitions;

•	sell, transfer or otherwise dispose of assets out of the ordinary course of business, including restrictions on the use of proceeds of such sales;

•	create liens;

•	enter into sale/leaseback transactions;

•	enter into agreements restricting the ability to pay dividends or make other intercompany transfers;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our or our subsidiaries’ assets;

•	enter into transactions with affiliates;

•	prepay, repurchase or redeem certain kinds of indebtedness;

•	issue or sell stock of our subsidiaries; and

•	significantly change the nature of our business.

In addition, the Revolving Credit Facility has a financial covenant that, in the event that on the last day of any fiscal quarter of the Issuer, the aggregate amount of all outstanding loans and letters of credit (other than those letters of credit that have been cash collateralized or otherwise backstopped) under the Revolving Credit Facility exceeds 30% of the revolving commitments thereunder, requires us to maintain a total net leverage ratio ranging from no greater than 6.00 to 1.00 to no greater than 4.25 to 1.00. Our ability to meet this financial covenant may be affected by events beyond our control.

These restrictions may:

•	limit borrow additional funds for working capital, capital expenditures, acquisitions, or other general business purposes;

•	limit our ability to use our cash flow or obtain additional financing for future working capital, capital expenditures, acquisitions, or other general business purposes;

•	require us to use a substantial portion of our cash flow from operations to make debt service payments;

•	limit our flexibility to plan for, or react to, changes in our business and industry;

•	place us at a competitive disadvantage compared to less leveraged competitors; or

•	increase our vulnerability to the impact of adverse economic and industry conditions.

A breach of the covenants under the indenture that governs the notes, the indenture that governs the 2026 Senior Notes or the credit agreement that governs the Senior Credit Facilities could result in an event of default under the applicable agreement. If such an event of default occurs, the lenders under the Senior Credit Facilities, the holders of the 2026 Senior Notes and holders of the notes , as applicable, would have the right to accelerate the repayment of such debt and the event of default or acceleration may result in the acceleration of the repayment of any other debt to which a cross-default or cross-acceleration provision applies. In addition, an event of default under the credit agreement that governs the Senior Credit Facilities would also permit the lenders under the Revolving Credit Facility to terminate all other commitments to extend additional credit under the Revolving Credit Facility.

Furthermore, if we are unable to repay debt, lenders having secured obligations, such as the lenders under our Senior Credit Facilities, could proceed against the collateral securing our debt. In any such case, we may be unable to borrow under our Senior Credit Facilities and may not be able to repay the amounts due under our Senior Credit Facilities or the notes offered hereby. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent. See “Description of Other Indebtedness” and “Description of Notes”.

Our indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly or could prevent us from taking advantage of lower rates.

A portion of our indebtedness consists of term loans and revolving credit facility borrowings with variable rates of interest that expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed remains the same, and our net earnings and cash flows will correspondingly decrease. Even if we enter into interest rate swaps in the future in order to reduce future interest rate volatility, we may not elect to maintain such interest rate swaps with respect to any of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk. In addition, we have significant fixed rate indebtedness that includes prepayment penalties which could prevent us from taking advantage of any future decrease in interest rates that may otherwise be applicable to us.

We and our subsidiaries may be able to incur substantially more indebtedness, including additional secured indebtedness. This could further exacerbate the risks to our financial condition described above.

We and our subsidiaries may incur significant additional indebtedness in the future, including secured indebtedness. Although the indenture that governs the notes contains, and the credit agreement that governs the Senior Credit Facilities and the indenture that governs the 2026 Senior Notes contain, restrictions on the incurrence of additional indebtedness and additional liens, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness, including secured indebtedness, incurred in compliance with these restrictions could be substantial. Also, our subsidiaries could incur additional indebtedness that is structurally senior to the notes or we and our subsidiaries could incur indebtedness secured by a lien on assets that do not constitute collateral, including assets of ours and our subsidiaries, and the holders of such indebtedness will have the right to be paid first from the proceeds of such assets. The holders of our future indebtedness that ranks equally in right of payment with the notes will be entitled to share ratably with holders of notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our business. This could reduce the amount of proceeds paid to holders of notes. In addition, note holder rights to the collateral would be diluted by any increase in the indebtedness secured by this collateral. These restrictions also do not prevent us from incurring obligations that do not constitute indebtedness. If new debt is added to our current debt levels, the related risks that we now face would increase.

The calculation of Consolidated Adjusted EBITDA under the indenture that governs the notes permits certain estimates and assumptions that may differ materially from actual results, and the estimated savings, expected from the cost saving plan, may not be achieved.

The calculation of Consolidated Adjusted EBITDA, a defined term under the indenture that governs the notes, allows us to add back certain non-cash, non-operating or non-recurring or unusual charges that are deducted in calculating net earnings attributable to us, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to shorter term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. See “Description of Notes—Certain Definitions—Consolidated Adjusted EBITDA.”

The calculation of Consolidated Adjusted EBITDA under the indenture that governs the notes allows us to add estimated cost savings, operating expense reductions, other operating improvements initiatives and projected synergies related to various actions, including investments, acquisitions, dispositions, mergers and consolidations. As a result of these and other adjustments that are permitted by the indenture, we may be able to incur more debt or pay dividends or make other restricted payments in amounts greater than would be permitted without such adjustments.

Because the calculation of Consolidated Adjusted EBITDA under the indenture that governs the notes permits certain estimates and assumptions that may differ materially from actual results, we are permitted to incur debt and pay dividends or make other restricted payments based on such estimates even if those estimates are not achieved in the timeframe anticipated or at all. Accordingly, you should carefully consider the calculation of Consolidated Adjusted EBITDA in accordance with the indenture that governs the notes. See “Description of Notes—Certain Definitions.”

To service our indebtedness, we require a significant amount of cash and our ability to generate cash depends on many factors beyond our control.

Our ability to make cash payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures depends on our ability to generate significant operating cash flow in the future. Our ability to generate such cash flow is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Our business may not generate cash flow from operations in an amount sufficient to enable us to pay the principal, premium, if any, and interest on our indebtedness, including the notes, or to fund our other liquidity needs. If we cannot service our indebtedness, we may have to take actions such as refinancing or restructuring our indebtedness, selling assets, issuing equity or reducing or delaying capital expenditures, strategic acquisitions and investments. These actions, if necessary, may not be effected on commercially reasonable terms or at all. Our ability to refinance or restructure our debt will depend on the condition of the capital markets and our financial condition at the applicable time. Any refinancing of our debt, if we are able to refinance our debt at all, could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. Further, the credit agreement that governs the Senior Credit Facilities, the indenture that governs the 2026 Senior Notes and the indenture that governs the notes restrict our ability to undertake, or use the proceeds from, such measures.

Our ability to repay our indebtedness, including the notes, is largely dependent on the generation of cash flow by our operating subsidiaries and our operating subsidiaries’ ability to make cash available to us by dividend, intercompany loans, advances and other transactions or otherwise. Our subsidiaries may not be able to, or may not be permitted to, transfer cash to us to enable us to make payments in respect of our indebtedness. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including the Senior Credit Facilities and the 2026 Senior Notes, that is not waived by the applicable required creditors, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes. In addition, if we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness (including covenants in the credit agreement that governs the Senior Credit Facilities, the indenture that governs the 2026 Senior Notes and the indenture that governs the notes), we could be in default under the terms of the agreements governing such indebtedness. In this event, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, if any; the lenders under the Senior

Credit Facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may need to obtain waivers from the required lenders under the Senior Credit Facilities to avoid being in default. If we breach these covenants and seek a waiver from the required lenders, we may not be able to obtain it. If this occurs, we would be in default under the Senior Credit Facilities, which would result in a default under the indentures governing the 2026 Senior Notes and the indenture governing the notes offered hereby, the creditors could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

Not all of our subsidiaries guarantee the notes, and the notes are structurally subordinated to all obligations of our existing and future subsidiaries that are not and do not become guarantors of the notes.

The notes are guaranteed by each of our existing and future subsidiaries that guarantee the Senior Credit Facilities. However, the guarantee of the notes by a subsidiary will be automatically released under certain circumstances, including if such subsidiary’s guarantee of the Senior Credit Facilities is released or discharged. See “Description of Notes—Guarantees” for more information. In the future, other subsidiaries will be required to guarantee the notes only under certain limited circumstances. The indenture that governs the notes does not limit the transfer of assets to, or the making of investments in, any of our restricted subsidiaries, including our non-guarantor subsidiaries. Our subsidiaries that do not guarantee the notes, including the non-domestic, non-wholly owned and immaterial subsidiaries, have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. In the event that any non-guarantor subsidiary becomes insolvent or is liquidated, reorganized or dissolved, the assets of such non-guarantor subsidiary will be used first to satisfy the claims of its creditors, including trade creditors, banks and other lenders followed by claims of any holders of preferred stock of such non-guarantor subsidiary. Only the residual equity value will be available to us and our guarantors, and only to the extent we or any guarantor is a parent company of such non-guarantor subsidiary. Consequently, each guarantee of the notes is structurally subordinated to claims of creditors of non-guarantor subsidiaries. The indenture that governs the notes permits our subsidiaries, including our non-guarantor subsidiaries, to incur additional indebtedness, and does not limit their ability to incur trade payables and similar liabilities.

For the twelve-month period ended March 31, 2021, the Issuer’s subsidiaries that are not guarantors accounted for less than 3% of our total revenue. In addition, as of March 31, 2021, the Issuer’s subsidiaries that are not guarantors accounted for 5% of our total assets and 1%, of our total liabilities (all amounts presented exclude intercompany balances).

In addition, our subsidiaries that provide guarantees of the notes will be automatically released from those guarantees upon (1) receipt by the trustee of a notification from us that such guarantee be released and (2) the occurrence of any of the following:

•	the release or discharge of the guarantee which resulted in the creation of such guarantee, except a discharge or release by or as a result of payment under such guarantee;

•	the sale or other disposition, including the sale of substantially all the assets, of that guarantor, as permitted by the indenture that governs the notes;

•	designation of such guarantor as an unrestricted subsidiary in accordance with the terms of the indenture that governs the notes; or

•	the achievement of investment grade status; provided that such guarantee will be reinstated if we subsequently fail to maintain investment grade status.

If any guarantee provided by a subsidiary is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any noteholders. See “Description of Notes—Guarantees.”

The administrative agent and the lenders under the Senior Credit Facilities have the discretion to release the guarantors under the Senior Credit Facilities in a variety of circumstances, which would cause those guarantors to be released from their guarantees of the notes.

While any obligations under the Senior Credit Facilities remain outstanding, any guarantee of the notes by a guarantor may be released without action by, or consent of, any holder of the notes or the trustee under the indenture that governs the notes, if the release of the guarantee of the Senior Credit Facilities by such guarantor is approved by the lenders under the Senior Credit Facilities or otherwise permitted under the Senior Credit Facilities. See “Description of Notes—Guarantees.” The administrative agent and the lenders under the Senior Credit Facilities have the discretion to release the guarantees of guarantors under the Senior Credit Facilities in all cases, and are obligated to release the guarantees of guarantors in a variety of circumstances. You will not have a claim as a creditor against any of our subsidiaries that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries are effectively senior to claims of noteholders.

Even though the holders of the notes will benefit from a first-priority lien on the Collateral, the Collateral Agent under the Senior Credit Facilities will initially control actions with respect to that Collateral.

The rights of the holders of the notes with respect to the collateral that will secure the notes on a first-priority basis will be subject to the Intercreditor Agreement among all holders of obligations secured by that collateral on a first-priority basis, including the obligations under the Senior Credit Facilities. Under the Intercreditor Agreement, any actions that may be taken with respect to such collateral, including the ability to cause the commencement of enforcement proceedings against such collateral, to control such proceedings and to effectuate certain releases of such collateral, will be under the exclusive control of the collateral agent under the Senior Credit Facilities until the earlier of (1) the date on which the obligations under the Senior Credit Facilities (and any refinancing indebtedness in respect thereof) are no longer outstanding or (2) 180 days after the occurrence of an event of default under any agreement governing first lien debt other than the Senior Credit Facilities (including the indenture governing the notes) that is continuing, if the authorized representative of the holders of such debt represents the largest outstanding principal amount of indebtedness secured by a first-priority lien on the collateral, and such authorized representative has complied with the applicable notice provisions of the Intercreditor Agreement so long as the collateral agent under the Senior Credit Facilities has not commenced and is diligently preserving the exercise of remedies with respect to the collateral and the Issuer or applicable Guarantor is not then subject to a bankruptcy proceeding.

Also, under the Intercreditor Agreement, in the event that the holders of the notes obtain possession of any collateral or realize any proceeds or payment in respect of any such collateral at any time prior to the discharge of each of the other first-priority obligations, then such holders will be obligated to hold such collateral, proceeds, or payment in trust for the other holders of first-priority obligations and promptly transfer such collateral, proceeds, or payment, as the case may be, to the controlling collateral agent, to be distributed in accordance with the provisions of the Intercreditor Agreement among all the holders of first- priority obligations.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes issued hereby at 101% of their principal amount, plus accrued and unpaid interest, if any, to (but not including) the applicable repurchase date. Additionally, in connection with such event we would also be required to offer to repurchase all outstanding 2026 Senior Notes, and under the credit agreement governing the Senior Credit Facilities, a change of control (as defined therein) will constitute an event of default that permits the creditors to accelerate the maturity of outstanding indebtedness under the Senior Credit Facilities and terminate the commitments to lend under the Revolving Credit Facility. The source of funds for any purchase of the notes issued hereby and repurchase or repay any other debt, including the Senior Credit Facilities and the 2026 Senior Notes, would be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes issued hereby upon a change of control repurchase event because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control repurchase event and repay the other indebtedness that will become due. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain such financing on satisfactory terms or at all. Further, our ability to repurchase the notes issued hereby may be limited by law. In order to avoid the obligations to repurchase the notes and the 2026 senior notes and events of default and potential breaches of the credit agreement governing the Senior Credit Facilities, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

Certain corporate events may not trigger a change of control, in which case we will not be required to repurchase the notes.

The indenture that governs the notes permits us to engage in certain corporate events that would increase indebtedness or alter our business but would not constitute a “change of control” as defined in the indenture that governs the notes. As a result of the definition of “change of control,” certain extraordinary corporate events could take place without having the “change of control” provision of the notes apply.

In addition, if we effected a leveraged recapitalization or other transactions excluded from the definition of “change of control” that resulted in an increase in indebtedness, adversely affected our credit rating or fundamentally changed our business, our ability to make payments on the notes would be adversely affected.

However, we would not be required to offer to repurchase the notes, despite our decreased ability to meet our obligations under the notes. See “Description of Notes—Change of Control.”

Holders of the notes may not be able to determine when a “change of control” giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of “change of control” in the indenture that governs the notes includes a phrase relating to the sale of “all or substantially all” of our assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “substantially all” of our assets. As a result, it may be unclear as to whether a change of control has occurred and whether we are required to make an offer to repurchase the notes.

Federal and state fraudulent transfer laws may permit a court to void the notes and/or the guarantees and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees of the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the guarantors, as applicable, (1) issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following were also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•

the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business, in which we or the guarantors, as applicable, are engaged; or

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay as they mature.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that we or a guarantor, as applicable, did not receive reasonably equivalent value or fair consideration for our issuance of the notes or its guarantee to the extent that we or such guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes or the applicable guarantee. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds to make a dividend payment or otherwise retire or redeem equity interests of the debtor.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the guarantees would be subordinated to any of our or the guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the present fair saleable value of all of its assets; or

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature.

If a court were to find that the issuance of the notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or that guarantee, could subordinate the notes or that guarantee to presently existing and future indebtedness of ours or of the related guarantor or could require the noteholders to repay any amounts received with respect to that guarantee. If the notes or a guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be a creditor of the issuer or any guarantor whose obligation was not set aside or found to be unenforceable. In addition, the guarantor’s assets would be applied first to satisfy its other liabilities, before any portion of its assets might be available, directly or indirectly, to pay the notes. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. Furthermore, the loss of a guarantee will constitute a default under the indenture that governs the notes and could result in the acceleration of the notes, if not otherwise accelerated due to our or our guarantor’s insolvency or bankruptcy filing. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes.

The indenture that governs the notes contains a “savings clause” intended to limit each subsidiary guarantor’s liability under its guarantee to the maximum amount that it could incur without causing the guarantee to be a fraudulent transfer under applicable law. We cannot assure you that this provision will be upheld as intended.

Under the United States Bankruptcy Code, a bankruptcy court may subordinate claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to the Issuer’s other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the United States Bankruptcy Code.

Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market may not develop for the notes.

The notes are a new issue of securities for which there is no established trading market. The initial purchasers of the notes have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to make a market in the notes and, if commenced, may discontinue their market-making activities at any time without notice. Therefore, an active market for the notes may not develop or be maintained, which would adversely affect the market price and liquidity of the notes. In that case, the noteholders may not be able to sell their notes at a particular time or at a favorable price, if at all.

Even if an active trading market for the notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may experience similar disruptions, and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors. You should not purchase any of the notes unless you understand and know you can bear all of the investment risks involving the notes.

A lowering or withdrawal of our credit ratings may increase our future borrowing costs and reduce our access to capital and may adversely affect the price of the notes.

Our credit rating and any rating assigned to the notes, if any, could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell securities. Additionally, our credit ratings may not reflect the potential effect of risks relating to our business or the structure or marketing of the notes.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

We may choose to redeem the notes prior to maturity.

We may redeem the notes, in whole or in part, at any time at the applicable redemption price set forth under “Description of Notes—Optional Redemption” for the notes redeemed plus, in each case, accrued and unpaid interest, if any, to but excluding the redemption date. If prevailing interest rates are lower at the time of redemption, holders of the notes may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the notes being redeemed. Our redemption right may also adversely affect holders’ ability to sell their notes.

Most of the covenants in the indenture that governs the notes do not apply during any period in which the notes are rated investment grade by both Moody’s and S&P.

Most of the covenants in the indenture that governs the notes does not apply to us during any period in which the notes are rated investment grade by both Moody’s and S&P, as long as at such time no default has occurred and is continuing. These covenants restrict, among other things, our ability to pay distributions, incur debt and enter into certain other transactions. We cannot assure you that the notes will maintain investment grade these ratings. However, to the extent the notes are rated investment grade and these covenants are therefore suspended, we would then be allowed to engage in certain transactions that would not be permitted while these covenants were in force. To the extent the covenants are subsequently reinstated, any such actions taken while the covenants were suspended would not result in an event of default under the indenture that governs the notes. See “Description of Notes—Certain Covenants.”

The restrictive covenants in the credit agreement that governs the Senior Credit Facilities, the indenture that governs the 2026 Senior Notes and the indenture that governs the notes are subject to a number of qualifications, exceptions and limitations, and are subject to amendment.

The restrictive covenants in the credit agreement that governs the Senior Credit Facilities, the indenture that governs the 2026 Senior Notes and the indenture that governs the notes only applies to our restricted subsidiaries and is subject to a number of other important qualifications, exceptions and limitations. This means that the restrictions are not absolute prohibitions. We and our restricted subsidiaries may be able to engage in some of the restricted activities, such as incurring additional debt, securing assets in priority to the claims of the holders of the notes, paying dividends, making investments, selling assets and entering into mergers or other business combinations, in limited amounts, or in certain circumstances, in unlimited amounts, notwithstanding the restrictive covenants. Our unrestricted subsidiaries are permitted to engage in such activities without limitations under these agreements. These actions could be detrimental to our ability to make payments of principal and interest when due and to comply with our other obligations under the credit agreement that governs the Senior Credit Facilities, the indenture that governs the 2026 Senior Notes and the indenture that will govern the notes offered hereby, and could reduce the amount of our assets that would be available to satisfy such claims should we default on such obligations.

In addition, the restrictive covenants in the indenture that governs the notes generally can be amended with the consent of holders of a majority of the notes, and the restrictive covenants in the credit agreement that governs the Senior Credit Facilities and the indenture that governs the 2026 Senior Notes can be amended or waived without the consent of the holders of the notes and the lenders under the Senior Credit Facilities and the holders of the 2026 Senior Notes may have interests that are opposed to the interests of the holders of the notes.

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the notes and the note guarantees.

The collateral documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the notes and the note guarantees. So long as no default or event of default under the indenture would result therefrom, we may, among other things, without any release or consent by the Collateral Agent, conduct ordinary course activities with respect to collateral, such as selling, factoring, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including repayments of indebtedness). See “Description of Notes—Security.”

The pledge of the capital stock, other securities and similar items of our subsidiaries that secure the notes will automatically be excluded from the collateral to the extent the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

The notes and the guarantees will be secured by a pledge of the capital stock of some of our subsidiaries. However, the collateral will not include the capital stock and other securities of any subsidiary to the extent that the pledge of such capital stock and other securities results in us being required to file separate financial statements of such subsidiary with the SEC. Rule 3-16 of Regulation S-X, promulgated pursuant to the Securities Act, requires the presentation of a company’s stand-alone, audited financial statements if that company’s capital stock or other securities are pledged to secure the securities of another issuer, and the greatest of the principal amount, par value, book value and market value of the pledged stock or securities equals or exceeds 20% of the principal amount of the securities secured by such pledge. As a result, holders of the notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries. It may be more difficult, costly and time-consuming for holders of the notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. The collateral securing the Senior Credit Facilities will not be so limited to exclude collateral that would otherwise require the additional financial statements under Rule 3-16.

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and note guarantees will be released automatically, without consent of the Trustee, the Collateral Agent or the noteholders, and noteholders may not realize any payment upon the release of such Collateral.

Under various circumstances, collateral securing the notes will be released automatically, including:

•	with respect to collateral held by a Guarantor, upon the release of such Guarantor from its guarantee;

•

upon the consent of holders of two-thirds in aggregate principal amount of those notes, including without limitation, consents obtained in connection with a tender offer or exchange offer or purchase of notes;

•	upon a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture;

•

upon any release in connection with a foreclosure or exercise of remedies by the lenders under the Senior Credit Facilities or holders of other first lien obligations during any period that such representatives control actions with respect to the collateral pursuant to the Intercreditor Agreement;

•	upon the designation of a Guarantor as unrestricted subsidiary pursuant to the terms of the Senior Credit Facilities;

•	in connection with any permitted amendment, supplement or waiver modifying the scope of the Collateral which is permitted under the indenture;

•	in accordance with the provisions of “Description of Notes—Release of Liens”; and

•

with respect to collateral that is capital stock of a subsidiary, to the extent necessary for such subsidiary not to be subject to any requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act, due to the fact that such subsidiary’s capital stock secures the notes, to file separate financial statements with the SEC; and

•

Such release of the Collateral will not require the consent of holders of the notes or the consent of the Collateral Agent. The aggregate value of the Collateral that will secure the notes will be reduced to the extent of the value of the released collateral. The value of any released Collateral could be significant and there can be no assurance that the value of the remaining Collateral (if any) would be sufficient to satisfy all obligations owed by us to noteholders and the holders of any additional secured indebtedness that ranks pari passu with the notes with respect to such remaining Collateral, including the lenders under the Credit Agreement.

The imposition of certain permitted liens will cause the assets on which such liens are imposed to be excluded from the collateral securing the notes and the note guarantees. There are also certain other categories of property that are also excluded from the collateral.

Certain categories of assets are excluded from the collateral securing the notes and the guarantees. For example, assets generally need not be pledged to the extent that it would be prohibited under an agreement, and certain other assets are excluded. See “Description of Notes—Security.” If an event of default occurs and the notes are accelerated, the notes and the note guarantees will rank pari passu with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property. In addition, to the extent that the claims of noteholders exceed the value of the assets securing those notes and other liabilities, those claims will rank pari passu with the claims of the holders of any of our unsubordinated and unsecured indebtedness. As a result, if the value of the assets pledged as security for the notes is less than the value of the claims of the holders of the notes, those claims may not be satisfied in full before the claims of our unsecured creditors are paid.

Your rights in the collateral may be adversely affected by the failure to perfect security interests in certain collateral, including collateral acquired in the future.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the notes may not be perfected with respect to the claims of the notes if the Collateral Agent is not able to take the actions necessary to perfect any of these liens on or prior to the date of the indenture governing the notes.

In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as copyrights and real property in most jurisdictions, can only be perfected at the time such property and rights are acquired and identified. We have limited obligations to perfect the security interest of the holders of the notes in specified collateral. Specifically, the Collateral Agent will not have control over, and hence will not have a perfected security interest in, any deposit accounts of ours or our Guarantors. There can be no assurance that the Trustee or the Collateral Agent will monitor, or that we will inform the Trustee or the Collateral Agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The Collateral Agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the notes against third parties. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the noteholders against third parties.

The collateral securing the notes may be diluted under certain circumstances.

The collateral that will secure the notes will also secure the obligations under our Senior Credit Facilities and may also secure additional indebtedness that we incur in the future, subject to restrictions on our ability to incur debt and liens under the credit agreement governing our Senior Credit Facilities, the indenture governing the 2026 Senior Notes and the indenture governing the notes issued hereby. Your rights to the collateral would be diluted by any increase in the indebtedness secured by this collateral or portions thereof.

Any future grant of collateral might be avoidable by a trustee in bankruptcy.

Any future grant of collateral in favor of the Collateral Agent for the benefit of the noteholders might be avoidable by the grantor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the granter is insolvent at the time of the grant, the grant permits the holders of the notes to receive a greater recovery than if the grant had not been given and a bankruptcy proceeding in respect of the grantor is commenced within 90 days following the grant or, in certain circumstances, a longer period.

In the event of our bankruptcy, the ability of the noteholders to realize upon the collateral will be subject to certain bankruptcy law limitations and limitations under intercreditor agreement.

The ability of noteholders to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under the United States Bankruptcy Code, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval.

Moreover, the United States Bankruptcy Code generally permits the debtor to continue to retain collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to the circumstances, but is intended generally to protect the value of the secured creditor’s interest in the collateral at the commencement of the bankruptcy case and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, any diminution in the value of the collateral occurs as a result of the stay of repossession or the disposition of the collateral during the pendency of the bankruptcy case, or the use of collateral (including cash collateral). In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether payments under the notes would be made following commencement of and during a bankruptcy case, whether or when the Trustee for the notes could foreclose upon or sell the collateral or whether or to what extent noteholders would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

The Intercreditor Agreement also contains provisions restricting the noteholders from filing certain objections in any future bankruptcy to, among other things, a proposed debtor-in-possession financing that satisfied various terms and conditions.

Certain actions in respect of defaults taken under the indenture that will govern the notes by beneficial owners with short positions in excess of their interests in the notes will be disregarded.

By acceptance of the notes, each holder of notes agrees, in connection with any notice of default, notice of acceleration or instruction to the trustee to provide a notice of default, notice of acceleration or take any other action (a “Noteholder Direction”), to (i) deliver a written representation to the Issuer and the trustee that such holder and any of its affiliates acting in concert with it in connection with its investment in the notes (other than screened affiliates) are not (or, in the case such holder is DTC or its nominee, that such holder is being instructed solely by beneficial owners that (together with such affiliates) are not) Net Short (as defined in the “Description of Notes”) and (ii) provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such holder’s representation within 5 business days of request therefor. These restrictions may impact a holder’s ability to participate in Noteholder Directions if it is unable to make such a representation.

Discontinuation, reform, or replacement of LIBOR may adversely affect our variable rate debt.

A substantial portion of our long-term indebtedness bears interest at fluctuating interest rates, primarily based on the London Interbank Offered Rate for deposits of U.S dollars (“LIBOR”). LIBOR tends to fluctuate based on general interest rates, rates set by the U.S. Federal Reserve Board and other central banks, the supply of and demand for credit in the London interbank market, and general economic conditions. In July 2017, the United Kingdom Financial Conduct Authority (the authority that regulates LIBOR) announced that it intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. It is unclear whether new methods of calculating LIBOR will be established such that it continues to exist after 2021. The U.S. Federal Reserve Board, in conjunction with the Alternative Reference Rates Committee, is considering replacing U.S. dollar LIBOR with a newly created index, calculated with a broad set of short-term repurchase agreements backed by treasury securities. It is not possible to predict the effect of these changes, other reforms or the establishment of alternative reference rates in the U.S. or elsewhere. To the extent these interest rates increase, our interest expense will increase, in which event we may have difficulties making interest payments and funding our other fixed costs, and our available cash flow for general corporate requirements may be adversely affected.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the private offering of the outstanding unregistered notes. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. As consideration for issuing the exchange notes as contemplated by this prospectus, we will receive in exchange a like principal amount of outstanding unregistered notes, the terms of which are substantially identical to the terms of the exchange notes, except that the exchange notes will not contain terms with respect to additional interest for failure to fulfill certain of our obligations under the registration rights agreement and transfer restrictions. The outstanding unregistered notes that are surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. As a result, the issuance of the exchange notes will not result in any change to our capitalization.

DESCRIPTION OF OTHER INDEBTEDNESS

We summarize below the principal terms of the Senior Credit Facilities. This summary is not a complete description of all of the terms of the Senior Credit Facilities.

Senior Credit Facilities

On January 31, 2018, we entered into a credit agreement (as amended, the “Credit Agreement”) that provided for (i) a $1.8 billion senior secured seven-year term loan facility (the “Term Loan Facility”, the loans thereunder, the “Existing Term Loans”); and (ii) a $350 million senior secured five-year revolving credit facility, of which $175 million is available for the issuance of letters of credit from time to time (the “Revolving Credit Facility”). The Term Loan Facility was amended in October 2018 and in February 2020 to, among other things, reduce interest rate margins.

On June 22, 2020 we entered into an amendment to the Revolving Credit Facility to, among other things, subject to satisfying certain customary conditions, increase the maximum consolidated net leverage ratio financial covenant applicable and tested at the end of each fiscal quarter in which the aggregate amount of all loans outstanding under the Revolving Credit Facility (including swingline loans), and letters of credit (other than letters of credit that have been cash collateralized or otherwise backstopped) exceeds 30% of commitments under the Revolving Credit Facility. Concurrently with this offering, we intend to enter into an incremental amendment to the Term Loan Facility to, among other things, incur $410 million of incremental term loan on substantially the same terms as the Existing Term Loans (the “Incremental Term Loans” and, together with the Existing Term Loans, the “Term Loans”; the Term Loan Facility and the Revolving Credit Facility are collectively referred to as the “Senior Credit Facilities”). There can be no assurance that the amendment to the Revolving Credit Facility will become effective or that the incremental amendment to the Term Loan Facility will be completed on these terms, or at all.

As of March 31, 2021, $1.5 billion was outstanding under the Senior Credit Facilities.

The Credit Agreement permits incurrence of incremental senior secured term loan borrowings, and incremental senior secured revolving credit facilities, subject to the satisfaction of certain conditions, in an aggregate principal amount not to exceed the sum of (x) approximately $690 million, after giving effect to the Incremental Term Loans expected to be borrowed concurrently with the offering of the notes hereby, plus (y) additional amounts so long as, on a pro forma basis at the time of incurrence, our consolidated secured net leverage ratio does not exceed 2.00 to 1.00.

All obligations under the Senior Credit Facilities, any interest rate protection or other hedging arrangement entered into with a lender, agent, arranger or affiliate thereof and certain cash management arrangements entered into with a lender, agent, arranger or affiliate thereof is unconditionally guaranteed by our material direct and indirect wholly owned domestic subsidiaries, subject to certain exceptions. All obligations under the Senior Credit Facilities, any interest rate protection or other hedging arrangements entered into with any lender, agent, arranger or affiliate thereof, certain cash management arrangements entered into with a lender, agent, arranger or affiliate thereof and the guarantees of those obligations, is secured, subject to certain permitted liens and other agreed upon exceptions, on a senior basis by a perfected security interest in all of the Issuer’s and each guarantor’s existing or after-acquired personal property, including all of the capital stock directly held by the Issuer or any guarantor (limited, in the case of our and the subsidiary guarantor’s first-tier foreign subsidiaries, to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such subsidiaries).

The Term Loans originally amortized at 1% per annum in equal quarterly installments until the final maturity date. The required amortization payments were reduced by certain voluntary and mandatory prepayment and, as of March 31, 2021, all such amortization payments due through maturity have been made. All then outstanding principal and interest under the Term Loans are due and payable on January 31, 2025 and all. All then-outstanding principal and interest under the Revolving Credit Facility are due and payable, and all commitments under the Revolving Credit Facility will terminate on January 31, 2023. Term Loans that are repaid or prepaid may not be reborrowed, and amounts prepaid under the Revolving Credit Facility may be reborrowed.

We are permitted to prepay amounts outstanding under the Senior Credit Facilities at any time without payment of a premium, except that (i) with respect to the Existing Term Loans, a 1% premium will apply to a repayment of such Loans in connection with a repricing of such loans effected on or prior to August 19, 2020 and (ii) with respect to the Incremental Term Loans, a premium will apply equal to (x) on or prior to the first anniversary of the closing date of the amendment relating to such Incremental Term Loans, 3.00%, (y) on or prior to the second anniversary of the closing date of the amendment relating to such Incremental Term Loans, 2.00% and (z) on or prior to the third anniversary of the closing date of the amendment relating to such Incremental Term Loans, 1.00%, in each case, connection with any prepayment or assignment of such Incremental Term Loans. We are required to prepay certain amounts outstanding under the Term Loans with a certain percentage of excess cash flow, the net cash proceeds of certain asset sales, certain casualty events, and certain issuances of debt, in each case subject to certain exceptions.

The Term Loans bear interest, at our option, at a rate equal to either a eurocurrency rate, plus an applicable margin (with respect to the Incremental Term Loans, subject to a 1.00% eurocurrency floor), or the prime lending rate, plus an applicable margin. Loans under the Revolving Credit Facility bear interest, at our option, at a rate equal to either a eurocurrency rate, plus an applicable margin (subject to a 0.00% eurocurrency floor), or the prime lending rate, plus an applicable margin. The applicable margin is derived from a leverage based pricing grid and in the case of (i) eurocurrency rate Term Loans ranges from 2.25% to 2.50%, (ii) base rate Term Loans, from 1.25% to 1.50%, (iii) eurocurrency rate Revolving Credit Facility advances, from 2.50% to 3.50% and (iv) in the case of Revolving Credit Facility base rate advances, 1.50% to 2.50%. We are also required to pay a quarterly commitment fee under the Revolving Credit Facility based on the average daily unused portion of the commitments during the applicable quarter, which fee is derived from a leverage based pricing grid and ranges from 0.375% to 0.500%, as well as a fee which accrues at a rate per annum equal to the applicable margin under the Revolving Credit Facility on the daily maximum amount available to be drawn under outstanding letters of credit under our Revolving Credit Facility, payable in arrears at the end of each quarter. In addition, we are required to pay a fronting fee in respect of letters of credit issued under our Revolving Credit Facility at a rate of 0.125% per annum of the daily maximum amount available to be drawn under issued letters of credit, payable in arrears at the end of each quarter. The Revolving Credit Facility permits multicurrency letters of credit, that may need to be cash collateralized if they exceed their limits as a result of currency fluctuations.

The Senior Credit Facilities contain certain customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of junior lien, unsecured and subordinated indebtedness, liens and dividends and other distributions, and customary events of default. With respect to the Revolving Credit Facility only, are subject to a maximum consolidated net leverage ratio financial covenant which is applicable and tested at the end of each fiscal quarter in which the aggregate amount of all loans outstanding under the Revolving Credit Facility (including swingline loans), and letters of credit (other than letters of credit that have been cash collateralized or otherwise backstopped) exceeds 30% of commitments under the Revolving Credit Facility. As of March 31, 2021, the aggregate amount of all loans outstanding under the Revolving Credit Facility (including swingline loans), and letters of credit (other than letters of credit that have been cash collateralized or otherwise backstopped) was $2.7 million, or less than 1.00% of commitments under the Revolving Credit Facility. When applicable, the maximum consolidated net leverage ratio we shall not exceed ranges from 6.00 to 1.00 to 4.25 to 1.00. A failure to comply with this financial covenant, when applicable, would result in an event of default under the Senior Credit Facilities, subject to a limited equity cure right.

2026 Senior Notes

On January 31, 2018, we issued $1.4 billion of 6.875% Senior Notes due 2026 (the “2026 Senior Notes”) pursuant to an indenture among the us, certain of our subsidiaries as subsidiary guarantors and U.S. Bank National Association, as trustee. The indenture governing our 2026 Senior Notes was supplemented on January 31, 2018 pursuant to that certain first supplemental indenture by and among our subsidiaries party thereto and U.S. Bank National Association, as trustee. The 2026 Senior Notes mature on January 31, 2026, unless earlier repurchased or redeemed, and require semi-annual interest payments on February 1 and August 1 of each year to stated maturity. The 2026 Senior Notes are our senior unsecured obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of our subsidiaries that guarantees the obligations under the Senior Credit Facilities and that will initially guarantee the notes issued hereby. The indenture governing the 2026 Senior Notes contains certain customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, liens and dividends and other distributions, and customary events of default. We may be required to repurchase the outstanding 2026 Senior Notes at a repurchase price of 101% of the outstanding principal amount of such 2026 Senior Notes in the event of a change of control. We may redeem some or all of the 2026 Senior Notes prior to the maturity date at the redemption prices set forth in the indenture governing the 2026 Senior Notes.

THE EXCHANGE OFFER

General

The Issuer hereby offers to exchange a like principal amount of exchange notes for any or all outstanding unregistered notes on the terms and subject to the conditions set forth in this prospectus and accompanying letter of transmittal. We refer to the offer as the “exchange offer.” You may tender some or all of your outstanding unregistered notes pursuant to the exchange offer.

As of the date of this prospectus, $300,000,000 aggregate principal amount of 6.500% Senior Secured Notes due 2025 that were issued in a private offering on June 29, 2020 are outstanding. This prospectus, together with the letter of transmittal, is first being sent to all holders of outstanding unregistered notes known to us on or about August 23, 2021. The Issuer’s obligation to accept outstanding unregistered notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under “—Conditions to the Exchange Offer” below. The Issuer currently expects that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect of the Exchange Offer

We issued the outstanding unregistered notes on June 29, 2020 in transactions exempt from registration under the Securities Act. In connection with this issuance, we entered into a registration rights agreement with the representative of the initial purchasers of the outstanding unregistered notes pursuant to which we agreed to file a registration statement relating to an offer to exchange the outstanding unregistered notes for exchange notes. We also agreed to use commercially reasonable efforts to cause this registration statement to be declared effective within 360 days after the issue date of the outstanding unregistered notes (or if such 360th day is not a business day, the next succeeding business day) and upon effectiveness of this registration statement, to commence the exchange offer. We also agreed to use commercially reasonable efforts to issue the exchange notes within 30 business days after the effective date of this registration statement. The exchange notes will have terms substantially identical to the terms of the outstanding unregistered notes, except that the exchange notes will not contain terms with respect to additional interest for failure to fulfill certain of our obligations under the registration rights agreement and transfer restrictions.

Under the circumstances set forth below, we will use our commercially reasonable efforts to, as promptly and as reasonably practicable, file with the SEC a shelf registration statement with respect to the resale of the outstanding unregistered notes within the time period specified in the registration rights agreement and to keep the shelf registration statement continuously effective until the earlier of (i) the date upon which all the notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement or (ii) one year from the effective date of the shelf registration statement. These circumstances include if:

(1) the Issuer and the guarantors are not:

(A) required to file the exchange offer registration statement; or

(B) permitted to consummate the exchange offer because the registered exchange offer is not permitted by applicable law or SEC policy; or

(2) any holder of registrable securities notifies the Issuer prior to the 20th business day following consummation of the registered exchange offer that:

(A) it is prohibited by law or SEC policy from participating in the registered exchange offer;

(B) it may not resell the exchange notes acquired by it in the registered exchange offer to the public without delivering a prospectus and the prospectus contained in this registration statement is not appropriate or available for such resales; or

(C) it is a broker-dealer and owns notes acquired directly from the Issuer or an affiliate of the Issuer.

If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay additional interest to holders of the outstanding unregistered notes required to be registered on a shelf registration statement. Failure to timely comply with the foregoing obligation has resulted in the accrual of additional interest pursuant to the terms of the registration rights agreement.

Each holder of outstanding unregistered notes that wishes to exchange its outstanding unregistered notes for exchange notes in the exchange offer will be required to make the following written representations:

•	any exchange notes to be received by such holder will be acquired in the ordinary course of its business;

•

such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act or SEC policy;

•

such holder is not an “affiliate” of the Issuer or any guarantor within the meaning of Rule 405 under the Securities Act or, if it is an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if such holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of the exchange notes;

•

if such holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding unregistered notes that were acquired as a result of market-making or other trading activities, it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of such exchange notes; and

•

such holder has the full power and authority to transfer the unregistered notes in exchange for the exchange notes and that the Issuer will acquire good and unencumbered title thereto free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims.

Please see “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations by the staff of the SEC as set forth in no-action letters issued to third parties referred to below, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are acquiring the exchange notes in your ordinary course of business;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not an affiliate of any Issuer as defined by Rule 405 of the Securities Act; and

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.

We have not entered into any arrangement or understanding with any person who will receive exchange notes in the exchange offer to distribute such securities following completion of the exchange offer. We are not aware of any person that will participate in the exchange offer with a view to distribute the exchange notes. If you are an affiliate of any Issuer, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business, then:

•

you cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, or similar no-action letters; and

•

in the absence of an exception to the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker dealers, only broker dealers that acquired the outstanding unregistered notes as a result of market making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for unregistered notes, where such notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it shall deliver a prospectus in connection with any resale of such exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange in the exchange offer outstanding unregistered notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding unregistered notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will issue $2,000 principal amount or an integral multiple of $1,000 of exchange notes in exchange for a corresponding principal amount of outstanding unregistered notes surrendered in the exchange offer.

The terms of the exchange notes will be substantially identical to the terms of the outstanding unregistered notes, except that the exchange notes will not contain terms with respect to additional interest for failure to fulfill certain of our obligations under the registration rights agreement and transfer restrictions. The exchange notes will evidence the same debt as the outstanding unregistered notes. The exchange notes will be issued under and entitled to the benefits of the same indenture under which the outstanding unregistered notes were issued. The exchange notes and the outstanding unregistered notes will constitute a single class for all purposes under the indenture governing the notes. For a description of the indenture governing the notes, please see “Description of Notes.”

On the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, the guarantors of the outstanding unregistered notes offer to issue new guarantees with respect to all exchange notes issued in the exchange offer. Throughout this prospectus, unless the context otherwise requires and whether so expressed or not, references to the “exchange offer” include the guarantors’ offer to exchange the new guarantees for the old guarantees, references to the “exchange notes” include the related new guarantees and references to the “outstanding unregistered notes” include the related old guarantees.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding unregistered notes being tendered for exchange.

As of the date of this prospectus, $300,000,000 aggregate principal amount of notes that were issued in a private offering on June 29, 2020 are outstanding and unregistered. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding unregistered notes. There will be no fixed record date for determining registered holders of outstanding unregistered notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Outstanding unregistered notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits that such holders have under the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

We will be deemed to have accepted for exchange properly tendered outstanding unregistered notes when we have given oral (promptly confirmed in writing) or written notice of the acceptance of tenders to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer and to refuse to accept notes due to the failure of any of the conditions specified below under “—Conditions to the Exchange Offer.”

Holders who tender outstanding unregistered notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding unregistered notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date, Extensions and Amendments

As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on September 23, 2021. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of the exchange offer.

To extend the period of time during which the exchange offer is open, we will notify the exchange agent of any extension in writing, followed by notification to the registered holders of the outstanding unregistered notes, no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding unregistered notes (only if we amend or extend the exchange offer);

•

to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding unregistered notes not previously accepted if any of the conditions set forth below under “—Conditions to the Exchange Offer” has not been satisfied, by giving oral (promptly confirmed in writing) or written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders of the outstanding unregistered notes. If we amend the exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose the amendment by press release or other public announcement as required by Rule 14e-1(d) of the Exchange Act and will extend the offer period if necessary so that at least five business days remain in the offer following notice of the material change.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding unregistered notes, and we may terminate or amend the exchange offer as provided in this prospectus before accepting any outstanding unregistered notes for exchange, if:

•	the exchange offer, or the making of any exchange by a holder of outstanding unregistered notes, violates any applicable law or interpretation of the staff of the SEC;

•

any action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer, or any material adverse development shall have occurred in any existing action or proceeding with respect to us; or

•	all governmental approvals shall not have been obtained, which approvals we deem necessary for the consummation of the exchange offer.

In addition, we will not be obligated to accept for exchange the outstanding unregistered notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offer” and “—Procedures for Tendering Outstanding Unregistered Notes”; and

•

any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding unregistered notes by notice, by press release or other public announcement as required by Rule 14e-1(d) of the Exchange Act of such extension to their holders. During any such extensions, all outstanding unregistered notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding unregistered notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding unregistered notes not previously accepted for exchange upon the occurrence of any of the conditions to the exchange offer specified above. We will give notice by press release or other public announcement as required by Rule 14e-1(d) of the Act of any extension, amendment, non-acceptance or termination to the holders of the outstanding unregistered notes. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them so long as such circumstances do not arise due to our action or inaction or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

Approvals

Other than the registration of the notes under the Securities Act and the qualification of the Trustee and the indenture governing the notes under the Trust Indenture Act, there are no federal or state regulatory requirements that must be complied with prior to the commencement of the exchange offer.

Procedures for Tendering Outstanding Unregistered Notes

Only a holder of outstanding unregistered notes may tender its outstanding unregistered notes in the exchange offer. To tender outstanding unregistered notes in the exchange offer, a holder must comply with either of the following:

•

complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s ATOP procedures described below.

In addition, prior to the expiration date, either:

•	the exchange agent must receive outstanding unregistered notes along with the letter of transmittal; or

•

the exchange agent must receive a timely confirmation of book-entry transfer of outstanding unregistered notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted “agent’s message,” as defined below; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

A tender to us that is not withdrawn prior to the expiration date constitutes an agreement between us and the tendering holder upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of outstanding unregistered notes, letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. Holders should not send letters of transmittal or certificates representing outstanding unregistered notes to us. Holders may request that their respective brokers, dealers, commercial banks, trust companies or other nominees effect the above transactions for them.

If you are a beneficial owner whose outstanding unregistered notes are held in the name of a broker, dealer, commercial bank, trust company, or other nominee who wishes to participate in the exchange offer, you should promptly contact such party and instruct such person to tender outstanding unregistered notes on your behalf. If you are a beneficial owner and you wish to tender your outstanding unregistered notes on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding unregistered notes, either make appropriate arrangements to register ownership of the outstanding unregistered notes in your own name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

You must make these arrangements or follow these procedures before completing and executing the letter of transmittal and delivering the outstanding unregistered notes.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution (as defined below) unless the outstanding unregistered notes surrendered for exchange are being or were tendered:

•

by a registered holder of the outstanding unregistered notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program (each such entity, an “eligible institution”).

If the applicable letter of transmittal is signed by a person other than the registered holder of any outstanding unregistered notes listed on the outstanding unregistered notes, such outstanding unregistered notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding unregistered notes, and an eligible institution must guarantee the signature on the bond power.

If the applicable letter of transmittal or any certificates representing outstanding unregistered notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also so indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

Any financial institution that is a participant in DTC’s system may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their tender of outstanding unregistered notes in the exchange offer by causing DTC to transfer their outstanding unregistered notes into the exchange agent’s DTC account in accordance with DTC’s electronic ATOP procedures for such transfer, as set forth below under the caption—“Book-Entry Delivery Procedures”.

Acceptance of Exchange Notes

In all cases, we will promptly issue exchange notes for outstanding unregistered notes that we have accepted for exchange under the applicable exchange offer only after the exchange agent timely receives:

•	outstanding unregistered notes or a timely book-entry confirmation of such outstanding unregistered notes into the exchange agent’s account at the applicable book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering outstanding unregistered notes pursuant to the exchange offer, you will represent to us that, among other things:

•	any exchange notes to be received by you will be acquired in the ordinary course of your business;

•	at the time of the commencement of the exchange offer, you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•

you are not an “affiliate” of the Issuer within the meaning of Rule 405 under the Securities Act or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding unregistered notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale or other transfer of such exchange notes.

The applicable letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

We will interpret the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding unregistered notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding unregistered notes not properly tendered or to not accept any particular outstanding unregistered notes if the acceptance might, in our or our counsel’s judgment, be unlawful.

We also reserve the absolute right to waive any defects or irregularities as to any tender of any particular outstanding unregistered notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of outstanding unregistered notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding unregistered notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding unregistered notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the applicable letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding unregistered notes at DTC as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of the outstanding unregistered notes by causing DTC to transfer those outstanding unregistered notes into the exchange agent’s account at DTC in accordance with DTC’s ATOP procedures for such transfer. To be timely, book-entry delivery of outstanding unregistered notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding unregistered notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the applicable letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth below under the caption “—Exchange Agent” prior to the expiration date to receive exchange notes for tendered outstanding unregistered notes, or the guaranteed delivery procedure described below must be complied with. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation of the electronic tender, that states that DTC has received an express acknowledgment from a participant in its ATOP that is tendering outstanding unregistered notes that are the subject of the book-entry confirmation that:

•

the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

Tender will not be deemed made until such documents or an agent’s message are received by the exchange agent. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If you wish to tender your outstanding unregistered notes but your outstanding unregistered notes are not immediately available or you cannot deliver your outstanding unregistered notes to the exchange agent or comply with the applicable procedures under DTC’s ATOP prior to the expiration date, you may still tender if:

•	the tender is made through an “eligible institution”;

•

prior to the expiration date, the exchange agent receives from such eligible institution either: (i) a properly completed and duly executed letter of transmittal, or facsimile thereof, and notice of guaranteed delivery, by facsimile transmission, mail or hand delivery or (ii) a properly transmitted agent’s message and notice of guaranteed delivery that (a) sets forth your name and address, the certificate number(s) of such outstanding unregistered notes and the principal amount of outstanding unregistered notes tendered; (b) states that the tender is being made by that notice of guaranteed delivery; and (c) guarantees that, within three New York Stock Exchange trading days after the expiration date, the outstanding unregistered notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives the certificate(s) representing all tendered outstanding unregistered notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding unregistered notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you did not receive one and you wish to tender your notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding unregistered notes at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal; or

•	you must comply with the appropriate procedures of DTC’s ATOP system;

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding unregistered notes to be withdrawn;

•	identify the outstanding unregistered notes to be withdrawn, including the certificate numbers and principal amount of the outstanding unregistered notes to be withdrawn; and

•

where certificates for outstanding unregistered notes have been transmitted, specify the name in which such outstanding unregistered notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding unregistered notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution.

If outstanding unregistered notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the applicable book-entry transfer facility to be credited with the withdrawn outstanding unregistered notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any outstanding unregistered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding unregistered notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding unregistered notes will be credited to an account at the applicable book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the applicable exchange offer. Properly withdrawn outstanding unregistered notes may be retendered by following the procedures described under “—Procedures for Tendering Outstanding Unregistered Notes” above at any time on or prior to the expiration date.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. U.S. Bank National Association also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance with respect to tendering procedures, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Hand or Overnight Courier:	By Facsimile:

U.S. Bank National Association 60 Livingston Avenue St. Paul, MN 55107 Attn: Specialized Finance Dept.	U.S. Bank National Association 60 Livingston Avenue St. Paul, MN 55107 Attn: Specialized Finance Dept.	U.S. Bank National Association (651) 466-7372 Attn: Specialized Finance Dept.

For information, call:

(800) 934-6802

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent’s fees for its services and its out-of-pocket expenses (including attorney fees). We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding unregistered notes and for handling or tendering for such clients.

We have not retained any dealer manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding unregistered notes pursuant to the exchange offer.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding unregistered notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of outstanding unregistered notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing outstanding unregistered notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding unregistered notes tendered;

•	tendered outstanding unregistered notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding unregistered notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding unregistered notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding unregistered notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your outstanding unregistered notes for exchange notes pursuant to the exchange offer, your outstanding unregistered notes will remain subject to the restrictions on transfer of such outstanding unregistered notes as set forth in the legend printed on the outstanding unregistered notes as a consequence of the issuance of the outstanding unregistered notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act.

In general, you may not offer or sell your outstanding unregistered notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding unregistered notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding unregistered notes in open market or privately negotiated transactions, through a subsequent exchange offer or otherwise. We have no present plans to acquire any outstanding unregistered notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding unregistered notes.

DESCRIPTION OF NOTES

General

In this Description of Notes, (1) the term “Issuer” refers only to Meredith Corporation and (2) the terms “we”, “us” and “our” each refer collectively to the Issuer and its Subsidiaries.

The Issuer issued $300.0 million aggregate principal amount of 6.500% Senior Secured Notes due 2025 (the “Notes”) and will issue the Exchange Notes under an indenture dated as of the Issue Date (the “Indenture”) among the Issuer, the Guarantors and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”)). Any outstanding unregistered notes that remain outstanding after completion of the exchange offer, together with the Exchange Notes issued in such exchange offer, will be treated as a single class of securities under the Indenture. The Notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the Exchange Notes are substantially identical to the terms of the outstanding unregistered notes, except that the Exchange Notes will not contain terms with respect to additional interest for failure to fulfill certain of our obligations under the registration rights agreement and transfer restrictions. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of Notes” include any Additional Notes (defined below) that are issued and any Exchange Notes that are issued in exchange for unregistered Notes under the Registration Rights Agreement. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

The following is only a summary of the material provisions of the Indenture, the Collateral Documents and the Registration Rights Agreement and does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, the Collateral Documents and the Registration Rights Agreement, including the definitions therein of certain terms used below. We urge you to read these documents because they, not this Description of Notes, define your rights as Holders of the Notes. You may request a copy of these documents at our address set forth under the heading “Available Information and Incorporation by Reference.” The registered holder of a Note is treated as the owner of it for all purposes. Only registered holders have rights under the Indenture, the Collateral Documents and the Registration Rights Agreement.

Brief Description of the Notes

The Notes are:

•	general senior secured obligations of the Issuer;

•

pari passu in right of payment with all existing and future Indebtedness (including the Senior Credit Facilities and the 2026 Unsecured Notes) and all other obligations (other than Subordinated Indebtedness) of the Issuer;

•

secured on a first-priority basis by Liens on the Collateral (subject to Permitted Liens and certain other exceptions) on an equal and ratable basis with all existing and future First Lien Obligations of the Issuer (including the Senior Credit Facilities);

•

effectively senior to all existing and future unsecured Indebtedness of the Issuer (including the 2026 Unsecured Notes) and any future Junior Lien Obligations of the Issuer, to the extent of the value of the Collateral;

•	senior in right of payment to any existing and future Subordinated Indebtedness of the Issuer;

•	structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of each of the Issuer’s Subsidiaries that is not a Guarantor; and

•	guaranteed on a senior secured basis by each of the Restricted Subsidiaries that guarantee the Senior Credit Facilities.

Guarantees

The Guarantors jointly and severally unconditionally Guarantee, on a senior secured basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of or interest on the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture.

Each of the Restricted Subsidiaries that guarantee the Senior Credit Facilities will Guarantee the Notes on the Issue Date.

Each Guarantee of a Guarantor is:

•	a general senior secured obligation of such Guarantor;

•

pari passu in right of payment with all existing and future Indebtedness (including such Guarantor’s guarantee of the Senior Credit Facilities and the 2026 Unsecured Notes) and all other obligations (other than Subordinated Indebtedness) of such Guarantor;

•

secured on a first-priority basis by Liens on the Collateral (subject to Permitted Liens and certain other exceptions) on an equal and ratable basis with all existing and future First Lien Obligations of such Guarantor (including such Guarantor’s guarantee of the Senior Credit Facilities);

•

effectively senior to all existing and future unsecured Indebtedness of such Guarantor (including the 2026 Unsecured Notes) and any future Junior Lien Obligations of such Guarantor, to the extent of the value of the Collateral;

•	senior in right of payment to any existing and future Subordinated Indebtedness of such Guarantor; and

•	structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of the Subsidiaries of such Guarantor that do not guarantee the Notes.

Not all of the Issuer’s Subsidiaries guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these Subsidiaries that are not Guarantors, such Subsidiaries that are not Guarantors will pay the holders of their debt, their trade creditors and holders of their Preferred Stock before they will be able to distribute or contribute, as the case may be, any of their assets to the Issuer or a Guarantor. As a result, all of the existing and future liabilities of the Subsidiaries that are not Guarantors, including any claims of trade creditors and holders of their Preferred Stock, are structurally senior to the Notes. For the twelve-month period ended March 31, 2021, the Issuer’s Subsidiaries that are not Guarantors accounted for less than 3% of our total revenue. In addition, as of March 31, 2021, the Issuer’s Subsidiaries that are not Guarantors accounted for 5% of our total assets and 1%, of our total liabilities (all amounts presented exclude intercompany balances).

The obligations of each Guarantor under its Guarantee are limited as necessary to prevent the Guarantees from constituting a fraudulent conveyance under applicable law and, therefore, are limited to the amount that such Guarantor could guarantee without such Guarantee constituting a fraudulent conveyance; this limitation, however, may not be effective to prevent such Guarantee from constituting a fraudulent conveyance.

Any Guarantor that makes a payment under its Guarantee will be entitled, upon payment in full of all guaranteed obligations under the Indenture, to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee was rendered voidable, it could be subordinated by a court to all other obligations (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such obligations, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to Our Indebtedness—Federal and state fraudulent transfer laws may permit a court to void the notes and/or the guarantees and, if that occurs, you may not receive any payments on the notes.”

The Indenture provides by its terms that a Guarantee by a Guarantor will be automatically and unconditionally released and discharged upon (a) receipt by the Trustee of a notification from the Issuer that such Guarantee be released and (b) the occurrence of any of the following:

(1) any direct or indirect sale, exchange, disposition or other transfer (including by merger, consolidation or otherwise) of (A) the Capital Stock of such Guarantor, after which such Guarantor is no longer a Restricted Subsidiary or (B) all or substantially all the assets of such Guarantor, which sale, exchange, disposition or other transfer is made in a manner not in violation of the applicable provisions of the Indenture;

(2) (A) the release or discharge of the guarantee by such Guarantor of the Senior Credit Facilities or (B) the release or discharge of the guarantee which resulted in the creation of such Guarantee, in each case except a release or discharge by or as a result of payment under such guarantee or payment in full of the Senior Credit Facilities;

(3) designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”; or

(4) the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the Indenture being discharged in a manner not in violation of the provisions described under “—Satisfaction and Discharge”.

Upon request of the Issuer, the Trustee shall evidence such release by its execution of a supplemental indenture or other instrument that may be executed by the Trustee and the Issuer without the consent of any Holder, upon receipt of an Opinion of Counsel and Officer’s Certificate as required by the Indenture.

If any Guarantor is released from its Guarantee, any of its Subsidiaries that are Guarantors will also be released from their Guarantees, if any.

All of our subsidiaries are Restricted Subsidiaries. We are permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries” under the circumstances described in the definition of “Unrestricted Subsidiary.” Our Unrestricted Subsidiaries are not subject to any of the restrictive covenants in the Indenture and do not guarantee the Notes.

Security

General

On the Issue Date, the Notes and the Guarantees are secured on a pari passu basis with the obligations under the Senior Credit Facilities by perfected first-priority security interests (subject to Permitted Liens) in the Collateral. Certain First-Priority Secured Parties other than the Holders have rights and remedies with respect to the Collateral that, if exercised, could also adversely affect the value of the Collateral benefiting the Holders, particularly the rights described under “—First Lien Intercreditor Agreement.”

The Issuer and the Guarantors are and will be able to incur additional Indebtedness in the future which could share in the Collateral, including additional First Lien Obligations and Indebtedness secured by Permitted Liens. The amount of such additional Indebtedness will be limited by the covenant described under “—Certain Covenants—Liens.” Under certain circumstances, the amount of any such additional Indebtedness could be significant. See “Risk Factors—Risks Related to the Notes and this Offering—We and our subsidiaries may be able to incur substantially more indebtedness, including additional secured indebtedness. This could further exacerbate the risks to our financial condition described above.”

The Notes are secured by first-priority security interests (subject to Permitted Liens) in the Collateral, which generally consists of the assets of the Issuer and the Guarantors (other than Excluded Assets), whether now owned or hereafter arising or acquired, including substantially all tangible and intangible personal property of the Issuer and the Guarantors (including, but not limited to, all accounts, chattel paper, deposit accounts, documents, equipment, fixtures, general intangibles, intellectual property, goods, instruments, inventory, investment property, books and records pertaining to certain Collateral, letters of credit and letter of credit rights, money, commercial tort claims, FCC Licenses (subject to the limitations set forth below) and proceeds of the foregoing) (the “Collateral”).

Certain Limitations on the Collateral

The Collateral securing the Notes does not include any of the following assets (the “Excluded Assets”):

(a)

any real property (including, without limitation, all leasehold interests in real property) other than any fee owned real property, together with any improvements thereon, with an individual fair market value in excess of $25.0 million,

(b)	any vehicles and other assets subject to certificates of title,

(c)	any letter-of-credit rights to the extent a Lien thereon cannot be perfected by the filing of a financing statement under the UCC of any applicable jurisdiction,

(d)	any commercial tort claims with a value of less than $10.0 million individually,

(e)

any asset or property to the extent the grant of a security interest therein is prohibited by applicable law or requires a consent not obtained of any Governmental Authority pursuant to such applicable law, in each case after giving effect to the applicable anti-assignment provisions of the UCC of any applicable jurisdiction or other applicable law and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC of any applicable jurisdiction or other applicable law notwithstanding such prohibition,

(f)

any asset (including, without limitation, any lease, license or other agreement or contractual obligation or any property subject to a purchase money security interest, Lien securing a Capitalized Lease Obligation, Receivables Facility or similar arrangement) to the extent that a grant of a security interest therein would require a consent not obtained or violate or invalidate any lease, license, agreement or contractual obligation (including, without limitation, any such purchase money arrangement, Capitalized Lease Obligation, Receivables Facility or similar arrangement) or create a right of termination in favor of any other party thereto (other than the Issuer or a Guarantor), in each case after giving effect to the applicable anti-assignment provisions of the UCC of any applicable jurisdiction and other applicable law and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC of any applicable jurisdiction or other applicable law notwithstanding such prohibition,

(g)

any asset or property (including, without limitation, any equity interests) to the extent the grant of a security interest therein is prohibited by any organization documents, joint venture agreement or shareholders’ agreement governing the issuer of such Equity Interests or requires a consent not obtained of a Person (other than the Issuer or a Guarantor) pursuant to such organizational documents or agreements, in each case after giving effect to the applicable anti-assignment provisions of the UCC of any applicable jurisdiction or other applicable law and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC of any applicable jurisdiction or other applicable law notwithstanding such prohibition,

(h)

voting Equity Interests (and any other interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2)) in excess of 65% of all such equity interests (and other interests) in (i) any CFC or (ii) any CFC Holdco,

(i)	any Equity Interests in (i) any Person that is not a Wholly Owned Subsidiary, (ii) any Unrestricted Subsidiary, (iii) any Receivables Subsidiary (or similar special purpose Subsidiary formed for the purpose of effecting any securitization financing permitted by the Indenture), (iv) any captive insurance Subsidiary or not-for-profit Subsidiary or (v) IPC Magazines (UK) Limited,

(j)

any “intent-to-use” trademark or service mark applications prior to the filing and acceptance of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent that a Lien on such intent-to-use trademark applications prior to such filings would adversely affect the enforceability or validity of such intent-to-use trademark applications,

(k)

any asset or property as to which the Issuer and the Collateral Agent reasonably determine that the costs of obtaining a Lien thereon or perfection thereof are excessive in relation to the benefit to the Holders of such Lien,

(l)

any FCC License to the extent, but only to the extent that the Issuer or Guarantor is prohibited at that time from granting a security interest therein pursuant to the Communications Laws, but includes, to the maximum extent not prohibited by law, all rights incident or appurtenant to any such FCC License and the rights to receive all proceeds derived from or in connection with the sale, assignment or transfer of any FCC License; provided that in the event that the Communications Laws shall be amended, modified, repealed or interpreted to permit (or shall be replaced with another law, or any other law is adopted, which in each case would permit) the Collateral Agent to validly possess a security interest directly in any FCC License, then the Collateral shall automatically, and without further action by any person, include such FCC License,

(m)	any assets or property as to which the Issuer reasonably determines that the granting of a Lien thereon will result in materially adverse tax consequences to the Issuer or any of its Subsidiaries, and

(n)

any Capital Stock of any Subsidiary of the Issuer in excess of the maximum amount of such Capital Stock that could be included in the Collateral without creating a requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act for separate financial statements of such Subsidiary to be included in filings by the Issuer, any Subsidiary or Parent Entity with the SEC (or any other governmental agency); provided that (i) in the event that Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation that would require) the filing with the SEC of separate financial statements of any Restricted Subsidiary due to the fact that such Restricted Subsidiary’s Capital Stock and securities secure the Notes or any Guarantee, then the Capital Stock and securities of such Restricted Subsidiary shall automatically be deemed not to be part of the Collateral (but only to the extent necessary for such Restricted Subsidiary to not be subject to such requirement to provide separate financial statements) and (ii) in the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation that would permit) any Restricted Subsidiary’s Capital Stock to secure the Notes in excess of the amount then pledged without the filing with the SEC of separate financial statements of such Guarantor, then the Capital Stock and securities of such Restricted Subsidiary shall automatically be deemed to be a part of the Collateral (but only to the extent possible without such Restricted Subsidiary becoming subject to any such filing requirement).

Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Assets referred to in clauses (a) through (m) (unless such proceeds, substitutions or replacements would constitute Excluded Assets referred to in any of clauses (a) through (m)). For the avoidance of doubt, actions required pledge, grant and perfect security interests in the Collateral shall be limited to actions of the type required pledge, grant and perfect the security interests in the Collateral pursuant to the Senior Credit Facilities (for so long as the Senior Credit Facilities remain outstanding), subject to the First Lien Intercreditor Agreement and for so long as the Senior Credit Facilities remain outstanding no additional actions to pledge, grant and perfect security interests in the Collateral shall be required with respect to the Notes.

As set out in more detail below, pursuant to the First Lien Intercreditor Agreement, subject to certain exceptions, upon an enforcement event, insolvency or liquidation proceeding, proceeds from the Collateral will be applied to satisfy obligations under the Senior Credit Facilities and under the notes and under additional first lien debt that may be issued in the future that is subject to the First Lien Intercreditor Agreement on a pari passu basis. In addition, the indenture permits the Issuer and the Guarantors to create additional Liens, including Liens that rank on a parity with the Liens securing the Notes and the Guarantees, under specified circumstances.

To the extent that Liens (including Permitted Liens), rights or easements granted to third parties not party to the First Lien Intercreditor Agreement encumber assets located on property owned by the Issuer or the Guarantors, including the Collateral, such third parties may exercise rights and remedies with respect to the property subject to such Liens that could adversely affect the value of the Collateral and the ability of the Collateral Agent, the Trustee or the Holders to realize or foreclose on Collateral.

Pursuant to the Indenture and the Collateral Documents, the Collateral Agent, subject to the First Lien Intercreditor Agreement, has a right to foreclose on and exercise other remedies with respect to Collateral available in the applicable jurisdiction only upon the occurrence and during the continuance of an Event of Default.

Certain Limitations on the Collateral

The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default (as described below under “—Event of Default”) is subject to the First Lien Intercreditor Agreements, the Indenture and the Collateral Documents, and in any event would be significantly impaired by, or at a minimum delayed by, U.S. bankruptcy law in the event that a U.S. bankruptcy, insolvency or other restructuring case were to be commenced by or against an Issuer or any Guarantor prior to the Collateral Agent having repossessed and disposed of the Collateral (and under certain circumstances even after). Upon the commencement of a case for relief under the Bankruptcy Code, a secured creditor such as the Collateral Agent is prohibited from repossessing or taking control of its security from the debtor in the subject case, or from disposing of security without prior court approval (which may not be given or could be materially delayed under the circumstances).

In view of the broad equitable powers of a bankruptcy court and the lack of a precise definition of the term “adequate protection” under the Bankruptcy Code, it is impossible to predict whether or when payments under the notes could be made following the commencement of a bankruptcy, insolvency or other restructuring case (or the length of any delay in making such payments), whether or when the Collateral Agent could repossess or dispose of the Collateral, the value of the Collateral at any time during a bankruptcy case or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the Collateral.

Furthermore, in the event a bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the notes and other pari passu secured obligations, the Holders would hold secured claims only to the extent of the value of the Collateral to which the Holders are entitled, and unsecured “deficiency” claims with respect to any such shortfall. The Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs, expenses and fees, attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of such creditor’s interest in the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral (i.e., to the extent such creditor is over secured).

Release of Liens

The Collateral Documents, the First Lien Intercreditor Agreement and the Indenture provide that the first priority liens securing the Guarantee of any Guarantor will be automatically released when such Guarantor’s Guarantee is released in accordance with the terms of the Indenture.

In addition, the first priority liens securing the notes will be released:

(a)

in whole, upon the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the Indenture being discharged in a manner not in violation of the provisions described under “—Satisfaction and Discharge”;

(b)	in whole, upon satisfaction and discharge of the Indenture;

(c)	in whole, upon payment in full of principal, interest and all other obligations on the Notes issued under the Indenture;

(d)

in whole or in part, with the consent of the requisite Holders in accordance with the provisions under “—Amendments and Waivers,” including consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes; and

(e)

in part, as to any asset (A)(I) constituting Collateral that is sold or otherwise disposed of by the Issuer or any of the Guarantors to any Person that is not the Issuer or a Guarantor in a transaction permitted by the Indenture (to the extent of the interest sold or disposed of), or (II) constituting Shared Collateral, in connection with the taking of an enforcement action by the Applicable Collateral Agent on the instructions of the Applicable Representative (as defined in the First Lien Intercreditor Agreement) in respect of any first priority lien obligations in accordance with the First Lien Intercreditor Agreement, (B) that is held by a Guarantor that ceases to be a Guarantor, or (C) that is otherwise released in accordance with, and as expressly provided for by the terms of, the Indenture, the First Lien Intercreditor Agreement and the Collateral Documents; provided that in the case of clause (e)(A)(II), the proceeds of such Collateral shall be applied in accordance with the First Lien Intercreditor Agreement.

Perfection and Non-Perfection of Security Interests in Collateral

The Issuer will use commercially reasonable efforts to put in place all guarantees by Subsidiaries and grant a security interest in all Collateral for the benefit of the Collateral Agent, the Trustee and the Holders as promptly as possible on or after the Issue Date. Notwithstanding the foregoing, the security interest in certain of the Collateral for the benefit of the Collateral Agent, the Trustee and the Holders may not be in place on the Issue Date. To the extent any liens on, or security interest in, the Collateral securing the notes are not granted or perfected on or prior to the Issue Date, the Indenture require us to use our commercially reasonable efforts to have all such security interests granted and perfected, to the extent required by the Indenture and the Collateral Documents, within 90 days; however no assurance can be given that such security interest will be granted or perfected on a timely basis. In addition, the Collateral Documents generally do not require the Issuer and the Guarantors to take certain actions to perfect the liens of the Collateral Agent in the Collateral, if such actions are not requested by the Applicable Representative with respect to such Collateral. As a result, the first priority liens may not attach or be perfected in certain of the Collateral, which could adversely affect the rights of the holders of the notes, with respect to such Collateral.

The Collateral Agent shall have no responsibility for preparing, recording, filing, re-recording, or refiling any financing statement, perfection statement, continuation statement or other instrument in any public office or for otherwise ensuring the perfection or maintenance of any security interest granted pursuant to any Collateral Document.

After-Acquired Property

If property that is intended to be Collateral, and is not subject to one or more of the Limitations on Collateral listed above, is acquired by an Issuer or a Guarantor (including property of a Person that becomes a new Guarantor) and is not automatically subject to a perfected security interest under the Collateral Documents, then such Issuer or such Guarantor will provide a perfected lien over such property (or, in the case of a new Guarantor, all of its assets ), in each case, other than Excluded Assets, in favor of the Collateral Agent for the benefit of the Collateral Agent, the Trustee and the Holders and deliver certain certificates and opinions in respect thereof, all as and to the extent required by the Indenture, the First Lien Intercreditor Agreement or the Collateral Documents.

First Lien Intercreditor Agreement

On the Issue Date, the Collateral Agent, the Trustee, the Credit Facilities Administrative Agent, the Credit Facilities Collateral Agent, the Issuer and the Guarantors entered into a first lien pari passu intercreditor agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “First Lien Intercreditor Agreement”) with respect to the Shared Collateral, which may be amended from time to time without the consent of the Holders to add other parties holding First Lien Obligations (or their agents and representatives) permitted to be incurred under the Indenture, the Senior Credit Facilities and the First Lien Intercreditor Agreement. All references to the First Lien Obligations in this section of the “Description of Notes” shall refer only to such First Lien Obligations subject to the First Lien Intercreditor Agreement. The First Lien Intercreditor Agreement shall provide that in the event of a conflict between the First Lien Intercreditor Agreement and any Collateral Documents, the Indenture or the Notes, the First Lien Intercreditor Agreement shall be controlling as between the holders of First Lien Obligations thereunder (which, for the avoidance of doubt, shall include the Holders and the secured parties under the Senior Credit Facilities).

Under the First Lien Intercreditor Agreement, only the Applicable Collateral Agent has a right to act or refrain from acting with respect to any Shared Collateral and only the “Applicable Representative” has a right to instruct the Applicable Collateral Agent to act or refrain from acting with respect to any Shared Collateral. The “Applicable Representative” is the Credit Facilities Administrative Agent, and the Credit Facilities Administrative Agent will remain the Applicable Representative until the earlier of (1) the discharge of First Lien Obligations that are obligations under the Senior Credit Facilities and (2) the Non-Controlling Representative Enforcement Date (as defined below) (such earlier date, the “Applicable Representative Change Date”). After the Applicable Representative Change Date, the Applicable Representative will be the representative of the Series of First Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First Lien Obligations as such representative is notified by the Issuer (excluding the Series constituting the obligations under the Senior Credit Facilities) with respect to such Shared Collateral (the “Major Non-Controlling Representative”). As of the Issue Date, the Trustee for the notes shall be deemed to be the Major Non-Controlling Representative and shall remain the Major Non-Controlling Representative until such time as it is notified in writing by the Issuer or the Applicable Representative that another representative is the Major Non-Controlling Representative. The Issuer will use commercially reasonable efforts to provide a prompt written notice to the Trustee and the Applicable Representative upon any such determination, it being understood that the Issuer shall be entitled to rely upon certifications from the applicable representative in making such determination.

The “Applicable Collateral Agent” is the Credit Facilities Collateral Agent, and the Credit Facilities Collateral Agent remains the Applicable Collateral Agent until the Applicable Representative Change Date. After the Applicable Representative Change Date, the Applicable Collateral Agent is the collateral agent for the Series of First Lien Obligations represented by the Major Non-Controlling Representative.

With respect to any Shared Collateral, no representative or collateral agent of a Series of First Lien Obligations that is not the Applicable Representative (“Non-Controlling Representative”), or the collateral agent for or holders of Indebtedness for which such Non-Controlling Representative is a representative (“Non-Controlling Secured Party”) shall be permitted to instruct the Applicable Collateral Agent or any other collateral agent to commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator, examiner or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral or have a right to consent to any such action. Only the Applicable Representative shall be entitled to instruct the Applicable Collateral Agent to take any such actions or exercise any such remedies with respect to Shared Collateral.

The “Non-Controlling Representative Enforcement Date” means, with respect to any Non-Controlling Representative, the date that is 180 days (throughout which 180-day period such Non-Controlling Representative was the Major Non-Controlling Representative) after the occurrence of both (a) an event of default, as defined in the Indenture or other debt facility for the applicable Series of First Lien Obligations and (b) the Applicable Representative and each other representative of First Lien Obligations receipt of written notice from such Non-Controlling Representative certifying that (i) such Non-Controlling Representative is the Major Non-Controlling Representative and that an event of default, as defined in the indenture or other debt facility for that Series of First Lien Obligations has occurred and is continuing and (ii) the First Lien Obligations of that Series with respect to which such Major Non-Controlling Representative is the representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the indenture or debt facility for that Series of First Lien Obligations; provided that the Non-Controlling Representative Enforcement Date will be stayed and will not occur and will be deemed not to have occurred (1) at any time the Applicable Collateral Agent acting on the instructions of the Applicable Representative has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral, (2) at any time any Issuer or Guarantor that has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any insolvency or liquidation proceeding or (3) if such Non-Controlling Representative subsequently rescinds or withdraws the written notice provided for in clause (ii).

The Applicable Representative is the Credit Facilities Administrative Agent, and the Trustee has no rights to instruct the Applicable Collateral Agent or any other First- Priority Secured Party to take any action under the First Lien Intercreditor Agreement with respect to the Shared Collateral unless and until the Trustee becomes the Applicable Representative and the Collateral Agent becomes the Applicable Collateral Agent.

Notwithstanding the equal priority of the Liens, the Applicable Collateral Agent may deal with the Shared Collateral as if the Applicable Collateral Agent had a senior Lien on such Shared Collateral. No Non-Controlling Representative or Non-Controlling Secured Party is permitted to contest, protest or object to any foreclosure proceeding or action brought by the Applicable Representative, the Applicable Collateral Agent or any holders of Indebtedness for which the Applicable Representative is a representative (“Controlling Secured Party”) or any other exercise by the Applicable Representative, Applicable Collateral Agent or any Controlling Secured Party of any rights and remedies relating to the Shared Collateral. Each of the holders of the notes and secured parties under the Senior Credit Facilities and the holders of any additional first lien debt that may be issued in the future that is subject to the First Lien Intercreditor Agreement (including any representative or collateral agent for such holders, the “First-Priority Secured Parties”) also agreed that they will not contest or support any other person in contesting, in any proceeding (including any insolvency or liquidation proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the First-Priority Secured Parties in all or any part of the Shared Collateral, or the provisions of the First Lien Intercreditor Agreement.

If an Event of Default or an event of default under any document governing a Series of First Lien Obligations has occurred and is continuing and the Applicable Collateral Agent or any other First-Priority Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made with respect to any Shared Collateral in any bankruptcy, insolvency or restructuring case of an Issuer (including any adequate protection payments) or any Guarantor, or any First-Priority Secured Party receives any payment pursuant to any intercreditor agreement (other than the First Lien Intercreditor Agreement) with respect to any Shared Collateral, then the proceeds of any sale, collection or other liquidation of any such Shared Collateral by the Applicable Collateral Agent or any First-Priority Secured Party and proceeds of any such distribution or payment (subject, in the case of any such proceeds, to the paragraph immediately following) to which the First Lien Obligations are entitled under any other intercreditor agreement shall be applied among the First Lien Obligations to the payment in full of the First Lien Obligations on a ratable basis, after payment of all amounts owing to each representative and collateral agent (in its capacity as such); provided that following the commencement of any insolvency or liquidation proceeding, solely for purposes of the waterfall provisions of the First Lien Intercreditor Agreement and not any other document with respect to any First Lien Obligation, in the event the value of the Shared Collateral is not sufficient for the entire amount of post-petition interest on the First Lien Obligations to be allowed under Sections 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other applicable debtor relief law in such insolvency or liquidation proceeding, the amount of First Lien Obligations of each Series of First Lien Obligations constituting post-petition interest shall include only the maximum amount of post-petition interest allowable under Sections 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other applicable bankruptcy law in such insolvency or liquidation proceeding. If any First-Priority Secured Party obtains possession of any Shared Collateral or realizes any proceeds or payment in respect thereof pursuant to any collateral document or by the exercise of any rights available to it under applicable law or in any insolvency or liquidation proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the discharge of each of the First Lien Obligations, then it must hold such Shared Collateral, proceeds or payment in trust for the other First-Priority Secured Parties and promptly transfer such Shared Collateral, proceeds or payment to the Applicable Collateral Agent to be distributed in accordance with the First Lien Intercreditor Agreement.

The First-Priority Secured Parties of each Series agreed that the holders of First Lien Obligations of such Series (and not the First-Priority Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have a valid and perfected security interest in any of the Shared Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations and (ii) the existence of any Collateral for any other Series of First Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any real estate subject to a mortgage (as defined in the Senior Credit Facilities (or the equivalent provision thereof)) which applies to all First Lien Obligations shall not be deemed to be an Impairment of any Series of First Lien Obligations. In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First Lien Obligations permitted by the First Lien Intercreditor Agreement) set forth in the First Lien Intercreditor Agreement shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment.

Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code or any other applicable provision of other bankruptcy law), any reference to such First Lien Obligations or the Collateral Documents governing such First Lien Obligations are deemed to refer to such obligations or such documents as so modified.

None of the First-Priority Secured Parties may institute in any insolvency or liquidation proceeding any claim against the Applicable Representative, the Applicable Collateral Agent or any other First-Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral. None of the First-Priority Secured Parties may challenge, or support any other Person in challenging, in any such proceeding the validity or enforceability of any First Lien Obligations of any Series or any first priority security document or the validity, attachment, perfection or priority of any Lien under any first priority security document or the validity or enforceability of the priorities, rights or duties established by or other provisions of the First Lien Intercreditor Agreement. None of the First-Priority Secured Parties may take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Applicable Collateral Agent on the instructions of the Applicable Representative. In addition, none of the First-Priority Secured Parties may seek to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Shared Collateral.

Under the First Lien Intercreditor Agreement, if at any time the Applicable Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any insolvency or liquidation proceeding is pending at the time) the Liens in favor of all the First-Priority Secured Parties, including the Trustee and the Holders upon such Shared Collateral will automatically be released and discharged upon conclusion of the applicable foreclosure proceeding or other exercise of remedies. However, any proceeds of any Shared Collateral realized therefrom will be applied as described in the First Lien Intercreditor Agreement.

If any Issuer or Guarantor becomes subject to any insolvency or liquidation proceeding, the First Lien Intercreditor Agreement will provide that if the Issuer or any Guarantor shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code, or the use of cash collateral under Section 363 of the Bankruptcy Code, each First-Priority Secured Party will agree not to object to any such financing or to the Liens on the Shared Collateral securing the same (the “DIP Financing Liens”) and/or to any use of cash collateral that constitutes Shared Collateral, unless the Applicable Representative with respect to such Shared Collateral opposes or objects to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First-Priority Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth in the First Lien Intercreditor Agreement), in each case so long as:

(i)

First-Priority Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other First-Priority Secured Parties (other than any Liens of the First-Priority Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the insolvency or liquidation proceedings;

(ii)

the First-Priority Secured Parties of each Series are granted Liens on any additional or replacement collateral pledged to any First-Priority Secured Parties as adequate protection or otherwise in connection with such DIP Financing and/or use of cash collateral, with the same priority vis-a-vis the First-Priority Secured Parties as set forth in the First Lien Intercreditor Agreement;

(iii)	if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to the First Lien Intercreditor Agreement; and

(iv)

if any First-Priority Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing and/or use of cash collateral, the proceeds of such adequate protection are applied pursuant to the First Lien Intercreditor Agreement;

provided that the First-Priority Secured Parties of each Series have a right to object to the grant of a Lien to secure the DIP Financing over any collateral subject to Liens in favor of the First-Priority Secured Parties of such Series or its or their representative that do not constitute Shared Collateral; and provided, further, that the First-Priority Secured Parties receiving adequate protection will agree that they shall not object to any other First-Priority Secured Party receiving adequate protection comparable to any adequate protection granted to such First-Priority Secured Parties in connection with a DIP Financing and/or use of cash collateral.

The First-Priority Secured Parties acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the other documents governing the First Lien Obligations, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the priority of claims and application of proceeds set forth in the First Lien Intercreditor Agreement or the other provisions thereof defining the relative rights of the First-Priority Secured Parties of any Series.

Second Lien Intercreditor Agreement

The Indenture provides that the Issuer or any Subsidiary may incur Junior Lien Obligations subject to compliance with the restrictions set forth under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens”. In that event, the Collateral Agent, the Credit Facilities Administrative Agent and the Second Lien Collateral Agent will become parties to an intercreditor agreement substantially in the form of such agreement attached to the Indenture, subject to any amendments thereto that are not adverse to the First-Priority Secured Parties (the “Second Lien Intercreditor Agreement” and, together with the First Lien Intercreditor Agreement, the “Intercreditor Agreements”). The Second Lien Intercreditor Agreement will be binding on the Holders by the terms thereof. Pursuant to the terms of the Second Lien Intercreditor Agreement, the Second Lien Collateral Agent, on behalf of itself and each holder of Junior Lien Obligations under the Junior Lien Documents (the “Second-Priority Secured Parties”), will agree that any and all Liens now existing or hereafter created or arising securing any Junior Lien Obligations, regardless of how or when acquired, whether by grant, statute, operation of law, subrogation or otherwise are expressly subordinated and made junior in priority, operation and effect to any and all Liens on the Collateral securing the First Lien Obligations, notwithstanding any provision of the Uniform Commercial Code, or any other federal or state law or foreign law or anything contained therein or any other agreement or instrument to the contrary. At any time prior to the discharge of all First Lien Obligations (which, for the avoidance of doubt, shall include the Obligations with respect to the Notes), except as provided below, the Second Lien Collateral Agent agrees that the Designated First Lien Collateral Agent shall determine the time, method and place by which the security interests in the Collateral will be enforced. The “Designated First Lien Collateral Agent” shall be (1) if at any time there is only one Series of First Lien Obligations outstanding, the collateral agent for such Series of First Lien Obligations and (2) if clause (1) does not apply, the Applicable Collateral Agent (as defined in the Second Lien Intercreditor Agreement by reference to the First Lien Intercreditor Agreement). For the avoidance of doubt, the Collateral securing the First Lien Obligations shall be identical to the Collateral securing the Junior Lien Obligations, which in turn, shall be identical to the Shared Collateral.

Except as provided below, the Second Lien Collateral Agent shall not be permitted to enforce the security interests even if an Event of Default under the documentation governing any Junior Lien Obligations has occurred except for limited protective actions including (i) filing a proof of claim or proof of interest in an insolvency or liquidation proceeding with respect to the Issuer or any Guarantor, (ii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Second-Priority Secured Parties, including any claims secured by the Collateral, if any, or otherwise make any agreements or file any motions or objections pertaining to the claims of the Second-Priority Secured Parties, in each case in accordance with and not inconsistent with the terms of the Second Lien Intercreditor Agreement, (iii) file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Issuer and the Guarantors arising under either any insolvency or liquidation proceeding with respect to the Issuer or any Guarantor or applicable law, (iv) make a bid on all or any portion of the Collateral in any foreclosure proceeding or action, including any sale pursuant to Section 363 of the Bankruptcy Code, which bid shall include a cash portion at least equal to the First Lien Obligations and (v) whether or not an insolvency or liquidation proceeding has been commenced against the Issuer or any Guarantor, take such other actions which are not adverse to the Liens and interests of the First-Priority Secured Parties or otherwise inconsistent with the priorities of the Second Lien Intercreditor Agreement (including as to releases and including with respect to enforcement of Liens) to preserve and protect its second priority Lien on the Collateral, in each case subject to the limitations contained in the Second Lien Intercreditor Agreement and only if consistent with the terms and the limitations on the Second Lien Collateral Agent imposed in the Second Lien Intercreditor Agreement.

The Second Lien Intercreditor Agreement provides that the Second Lien Collateral Agent agrees that until the discharge of all First Lien Obligations, it (a) will not take or cause to be taken action, the purpose or effect of which is, or could be, to make any Lien in respect of any Junior Lien Obligation pari passu with or senior to, or to give the Second Lien Collateral Agent any preference or priority relative to, the Liens with respect to the First Lien Obligations, the Collateral Agent, the Credit Facilities Collateral Agent, or any other First-Priority Secured Party; (b) will not challenge or question in any proceeding the validity or enforceability of any First Lien Obligations, or the validity or enforceability of the priorities, rights or duties established by or other provisions of the Second Lien Intercreditor Agreement; (c) it will not interfere with, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral subject to such Lien in respect of any Junior Lien Obligation by any First-Priority Secured Party secured by such Collateral or the applicable collateral agent acting on their behalf (d) has no right to (i) direct any representative, the Applicable Collateral Agent or any other First-Priority Secured Party to exercise any right, remedy or power with respect to the Collateral securing the Junior Lien Obligations or pursuant to any Collateral Documents or (ii) consent to the exercise by any representative, the Applicable Collateral Agent or any other First-Priority Secured Party of any right, remedy or power with respect to the Collateral securing the Junior Lien Obligations or pursuant to the Collateral Documents; and (e) will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Collateral Agent or any other First-Priority Secured Party seeking damages from or other relief by way of specific performance, injunction or otherwise, with respect to, and neither the Applicable Collateral Agent nor any other First-Priority Secured Party shall be liable for, any action taken or omitted to be taken by either the Applicable Collateral Agent or any other First-Priority Secured Party with respect to the Collateral securing the Junior Lien Obligations or pursuant to the Collateral Documents.

The Second Lien Intercreditor Agreement also provides that if the Second Lien Collateral Agent or any other holder of Junior Lien Obligations obtains possession or receives proceeds of Collateral that secures the Junior Lien Obligations (or proceeds of other assets securing the Junior Lien Obligations) prior to the discharge of all First Lien Obligations, in connection with any judicial foreclosure proceeding or other judicial lien enforcement proceeding, cash bid, or rights and remedies available to unsecured creditors with respect to such Collateral or other assets, or otherwise, the Second Lien Collateral Agent or other holder of Junior Lien Obligations receiving such amounts shall hold such Collateral, proceeds or payment in trust for the Designated First Lien Collateral Agent for the benefit of the First-Priority Secured Parties, and shall promptly deliver such Collateral, proceeds or payment to the Designated First Lien Collateral Agent for application to the First Lien Obligations or to otherwise hold in a manner consistent with the Second Lien Intercreditor Agreement.

The Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies, whether or not pursuant to an insolvency proceeding, shall be applied: first, to the payment of reasonable and documented out-of-pocket costs and expenses of the Designated First Lien Collateral Agent, the Trustee, the Collateral Agent, the Credit Facilities Collateral Agent and the Credit Facilities Administrative Agent in connection with such enforcement; second, to the payment of the First Lien Obligations, and in the case of payment of any revolving credit, together with the concurrent permanent reduction of any revolving credit commitment thereunder in an amount equal to the amount of such payment; third, to the payment of reasonable and documented out-of-pocket costs and expenses of the Second Lien Collateral Agent in connection with such enforcement; fourth, to the payment of the Junior Lien Obligations; and fifth, after payment in full in cash of the amount specified in clauses first through fourth, to the Issuer or as the Issuer shall direct or as otherwise required by applicable law.

In the event a proceeding under any bankruptcy law shall be commenced by or against the Issuer or any Guarantor (an “Insolvency Proceeding”), the Second Lien Collateral Agent and the other Second- Priority Secured Parties shall not, so long as any First Lien Obligations are outstanding, (i) seek any relief from or modification of the automatic stay as provided in Section 362 of the Bankruptcy Code, (ii) oppose or object to any adequate protection sought by or granted to any First-Priority Secured Parties in connection with the use of cash collateral or post-petition financing under Sections 362, 363 or 364 of the Bankruptcy Code, (iii) oppose or object to the use of cash collateral by the Issuer or a Guarantor unless the Designated First Lien Collateral Agent opposes such use of cash collateral, (iv) oppose or object to a DIP Financing unless the Designated First Lien Collateral Agent opposes or objects to such DIP Financing or such DIP Financing Liens, (v) oppose or object to the determination of the extent of any Liens held by any of the First-Priority Secured Parties or the value of any claims held under Section 506(a) of the Bankruptcy Code, (vi) oppose or object to the payment of interest and expenses as provided under Sections 506(b) and (c) of the Bankruptcy Code, or (vii) oppose or object to any disposition of any Collateral free and clear of the Junior Lien Obligations; provided, that, in the case of clause (iv) above, (A) the Liens on the collateral securing the DIP Financing are senior to or pari passu with the Liens securing the First Lien Obligations and (B) the foregoing shall not prevent the Second-Priority Secured Parties from objecting to (1) any aspect of a DIP Financing relating to any provision or content of a plan of reorganization or any sub rosa plan or (2) any DIP Financing if the Second-Priority Secured Parties do not receive replacement Liens on all post-petition assets of any grantors in which any of the First-Priority Secured Parties obtain a replacement Lien (to the extent that such assets constitute Collateral), in each case with the same priority as existed prior to such Insolvency Proceeding.

The Second Lien Intercreditor Agreement may be amended and supplemented without the consent of Holders to add additional agents or representatives, on behalf of the holders of additional First Lien Obligations, or on behalf of holders of additional Junior Lien Obligations, as applicable.

By its acceptance of notes, each holder was deemed to have consented to the terms of the Collateral Documents and the Intercreditor Agreements and to have authorized and directed the Trustee and the Collateral Agent, as applicable, to execute, deliver and perform each of the Collateral Documents and Intercreditor Agreements, to which it is a party, binding the holders to the terms thereof.

No Impairment of the Security Interest

Except as otherwise permitted under the Indenture, the First Intercreditor Agreement and the Collateral Documents, none of the Issuer nor any of the Guarantors are permitted to take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee, the Collateral Agent and the holders of the notes.

Amendment of Collateral Documents

The Issuer, the Guarantors and the Collateral Agent are not permitted to amend, modify or supplement, the Collateral Documents in any way, except as permitted under the Indenture and the First Lien Intercreditor Agreement.

Ranking

The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Guarantee will rank pari passu in right of payment with all Indebtedness and all other obligations (other than Subordinated Indebtedness) of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer and such Guarantor under the Senior Credit Facilities and the 2026 Unsecured Notes.

The Notes are secured on a first-priority basis by Liens on the Collateral (subject to Permitted Liens and certain other exceptions) on an equal and ratable basis with all existing and future First Lien Obligations of the Issuer and each Guarantor, including Secured Indebtedness under the Senior Credit Facilities, are senior in payment to all existing and future Subordinated Indebtedness of the Issuer and the Guarantors. The Notes are structurally subordinated to all Indebtedness, claims of preferred stockholders and other liabilities of the Subsidiaries that are not Guarantors. As of March 31, 2021, we had $2.8 billion of senior indebtedness, of which $1.8 billion was secured indebtedness, and we had undrawn availability of $347.3 million under the revolving credit facility of the Senior Credit Facilities.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Guarantors may incur, the amount of such Indebtedness could be substantial, and such additional Indebtedness may be Secured Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Notes

The Issuer maintains a paying agent and registrar for the Notes. The initial paying agent and registrar for the Notes is the Trustee. The Issuer may change the paying agent or the registrar without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent or registrar. Upon written request from the Issuer, the registrar shall provide the Issuer with a copy of the register reflecting ownership of the Notes at its registered office.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to, among other things, furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any Note selected for redemption. Also, the Issuer will not be required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed or within 15 days of an interest payment date.

Principal, Maturity and Interest

The Issuer issued $300.0 million aggregate principal amount of Notes. The Notes will mature on July 1, 2025. Subject to compliance with the covenant described below under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens”, the Issuer may issue additional Notes (the “Additional Notes”) from time to time under the Indenture. Each of the Notes issued and any Additional Notes issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Additional Notes will not be issued with the same CUSIP, if any, as existing Notes unless such Additional Notes are fungible with existing Notes for U.S. federal income tax purposes. Notes can only be exchanged in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Interest will accrue on the Notes at a rate per annum equal to 6.500% from (x) in the case of any outstanding unregistered notes, the most recent date to which interest has been paid or provided for and (y) in the case of the Exchange Notes, the latter of (1) the last interest payment date on which interest was paid on the outstanding unregistered notes surrendered for exchange and (2) if the outstanding unregistered notes are surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date. Interest will be payable semi-annually in arrears using a 360-day year comprised of twelve 30-day months in cash to Holders of record at the close of business on June 15 or December 15 immediately preceding the interest payment date (whether or not a Business Day), on January 1 and July 1 of each year, as the case may be, commencing January 1, 2022. At maturity, the Issuer will pay accrued and unpaid interest from the most recent date to which interest has been paid or provided for.

Sinking Fund; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under “—Change of Control” and “—Certain Covenants—Asset Sales.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

Except as set forth below, the Issuer will not be entitled to redeem the Notes at its option prior to July 1, 2022.

Prior to July 1, 2022, the Issuer may redeem the Notes, in whole at any time or in part from time to time, upon notice as described below under “—Selection and Notice”, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption (the “Redemption Date”), subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

On and after July 1, 2022, the Issuer may redeem the Notes, in whole at any time or in part from time to time, upon notice as described below under “—Selection and Notice”, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on of each of the years indicated below:

Year	Redemption Price
2022	103.250%
2023	101.625%
2024 and thereafter	100.000%

In addition, until July 1, 2022, the Issuer may, at any time and from time to time, upon notice as described below under “—Selection and Notice”, redeem up to 40.0% of the aggregate principal amount of Notes (including any Additional Notes) at a redemption price equal to 106.500% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in an amount no greater than the aggregate cash proceeds received from one or more Equity Offerings; provided that (1) at least 60.0% of the aggregate principal amount of Notes (including any Additional Notes) remains outstanding immediately after the occurrence of each such redemption and (2) each such redemption occurs within 180 days of the closing of such Equity Offering.

In addition to the foregoing, in connection with any tender offer for the Notes (including, without limitation, any Change of Control Offer), if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party making a such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem (with respect to the Issuer) or purchase (with respect to a third party) all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such tender offer (which may be less than par) plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date.

We may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Notice of any redemption of the Notes (including upon an Equity Offering or in connection with a transaction (or series of related transactions) or an event that constitutes a Change of Control) may, at the Issuer’s discretion, be given prior to the completion or the occurrence thereof and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related transaction or event, as the case may be. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed, or such notice may be rescinded at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

Selection and Notice

Issuer is offering to purchase or redeeming less than all of the Notes at any time, if the Notes are held in global form, the Notes to be redeemed will be selected by lot or such other similar method in accordance with the procedures of DTC. If the Notes are in certificated form, the Notes to be redeemed shall be selected by the Trustee on a pro rata basis (or as nearly pro rata as practicable) or by such method as the trustee shall deem fair and appropriate, unless otherwise required by law or the rules of the principal national securities exchange, if any, on which the Notes are listed or; provided that no Notes of $2,000 or less shall be redeemed or repurchased in part.

If the Issuer is offering to purchase or redeeming less than all of the Notes at any time, the Trustee will select the Notes to be redeemed on a pro rata basis (or as nearly pro rata as practicable) or by such method as the trustee shall deem fair and appropriate, unless otherwise required by law or the rules of the principal national securities exchange, if any, on which the Notes are listed or by lot or such other similar method in accordance with the procedures of DTC; provided that no Notes of $2,000 or less shall be redeemed or repurchased in part.

Notices of purchase or redemption shall be mailed by first-class mail (or otherwise sent in accordance with the applicable procedures of DTC), at least 30 but not more than 60 days before the purchase or redemption date to each Holder at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed (or otherwise sent in accordance with the applicable procedures of DTC) more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that is to be purchased or redeemed. The Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note.

Subject to the terms of the applicable redemption notice (including any conditions precedent contained therein), Notes called for redemption become due on the date fixed for redemption, subject to the satisfaction of any conditions precedent to the redemption. On and after the Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption.

Change of Control

The Indenture provides that if a Change of Control occurs after the Issue Date, unless the Issuer has previously or concurrently mailed (or otherwise sent in accordance with the applicable procedures of DTC) a redemption notice with respect to all the outstanding Notes as described under “—Optional Redemption”, the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, unless the Issuer has previously or concurrently mailed (or otherwise sent in accordance with the applicable procedures of DTC) a redemption notice with respect to all the outstanding Notes as described under “—Optional Redemption” or the Issuer has previously made a Change of Control Offer in connection with such Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that, subject to clause (7) below, all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will, subject to clause (7) below, be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the paying agent receives, not later than the expiration time of the Change of Control Offer, a facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(6) that if the Holders tender less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof;

(7) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control, and if applicable, shall state that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time as the Change of Control shall occur, or that such redemption may not occur and such notice may be rescinded in the event that the Issuer shall determine that such condition will not be satisfied by the Change of Control Payment Date or by the Change of Control Payment Date as so delayed; and

(8) the other instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Credit Facilities provide, and future credit agreements, indentures or other agreements relating to Indebtedness to which the Issuer becomes a party may provide, that certain change of control events with respect to the Issuer (including a Change of Control under the Indenture) would constitute a default (or require us to repurchase all of the applicable Indebtedness) thereunder. If we experience a change of control that triggers a default or requirement to repurchase under our Senior Credit Facilities, we could seek a waiver of such default or requirement or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, all amounts outstanding under our Senior Credit Facilities could become immediately due and payable.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and the Issuer. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit ratings. Restrictions on the Issuer’s ability to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer.

Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuer. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding unless transferred to the Issuer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries to any Person other than a Restricted Subsidiary. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Certain Covenants

Set forth below are summaries of certain covenants that are contained in the Indenture. Beginning on the day of a Covenant Suspension Event (as defined below) and ending on a Reversion Date (as defined below) (such period a “Suspension Period”) with respect to the Notes, the covenants specifically listed under the following captions are not applicable to the Notes (collectively, the “Suspended Covenants”):

(1) “—Limitation on Restricted Payments”;

(2) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(3) clause (4) of the first paragraph of “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(4) “—Transactions with Affiliates”;

(5) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(6) “—Asset Sales”;

(7) “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”; and

(8) “—Business Activities.”

On each Reversion Date, all Indebtedness, Disqualified Stock or Preferred Stock incurred during the Suspension Period will be classified as having been incurred pursuant to the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or one of the clauses set forth in the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to Indebtedness or Disqualified Stock or Preferred Stock incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be incurred pursuant to the first or second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “— Limitation on Restricted Payments” had been in effect since the Issue Date (but not during the Suspension Period); provided that, during the Suspension Period the Issuer shall not designate any of its Restricted Subsidiaries to be Unrestricted Subsidiaries unless the Issuer would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period. In addition, for purposes of the covenant described under “—Transactions with Affiliates”, all agreements, arrangements and transactions entered into by the Issuer or any of its Restricted Subsidiaries with an Affiliate of the Issuer during the applicable Suspension Period prior to such Reversion Date will be deemed to have been entered into on or prior to the Issue Date, and for purposes of the covenant described under “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”, all contracts entered into during the applicable Suspension Period prior to such Reversion Date that contain any of the restrictions contemplated by such covenant will be deemed to have been existing on the Issue Date.

For purposes of the covenant described under “—Asset Sales”, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

If, at any date following the Issue Date, (1) the Notes have Investment Grade Ratings from both Rating Agencies and (2) no Default has occurred and is continuing under the Indenture as of such date, a “Covenant Suspension Event” will be deemed to have occurred. If on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating, the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The Issuer will provide written notice to the Trustee of any Covenant Suspension Event and reinstatement of Suspended Covenants on a Reversion Date. The Trustee shall not have any duty to monitor whether or not a Covenant Suspension Event or Reversion Date has occurred or if a Suspension Period has commenced or ended, nor any duty to notify the holders of any of the foregoing.

Notwithstanding the reinstatement of the Suspended Covenants on a Reversion Date, no Default or Event of Default or breach of any kind under the Indenture, the Notes or the Guarantees will be deemed to have occurred on such Reversion Date as a result of any actions taken by the Issuer or its Restricted Subsidiaries during the Suspension Period (or upon the termination of the Suspension Period or thereafter based solely on events that occurred during the Suspension Period) to the extent such actions were permitted under the Indenture during the Suspension Period, and none of the Issuer or any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the applicable Suspension Period to the extent such actions were permitted under the Indenture during the Suspension Period, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. On and after each Reversion Date, the Issuer and its Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during any Suspension Period so long as such contract and such consummation would have been permitted during such Suspension Period.

We cannot assure you that the Notes will maintain Investment Grade Ratings.

Limitation on Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend, payment or distribution payable in connection with any merger or consolidation, other than:

(A) dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer; or

(B) dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(2) purchase, redeem, repurchase, defease or otherwise acquire or retire for value any Equity Interests of the Issuer (including in connection with any merger or consolidation), to the extent held by a Person other than the Issuer or a Restricted Subsidiary;

(3) make any principal payment on, or purchase, redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated

Indebtedness of the Issuer or a Guarantor other than the payment, purchase, redemption, repurchase, defeasance, acquisition or retirement of:

(A) Indebtedness permitted under clause (7) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(B) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, redemption, repurchase, defeasance, acquisition or retirement; or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Consolidated Net Leverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries (and not rescinded or refunded) after the Issue Date (including Restricted Payments permitted by clause (1) of the next paragraph, but excluding all other Restricted Payments permitted by the next paragraph), is less than the sum of (without duplication):

(A) (i) 100% of Consolidated Adjusted EBITDA of the Issuer for the period (taken as one accounting period) beginning on the first day of the fiscal quarter during which the Determination Date occurs to the end of the Issuer’s most recently completed fiscal quarter for which Required Financial Statements have been delivered at the time of such Restricted Payment, minus (ii) the product of (x) 1.4 and (y) Consolidated Interest Expense of the Issuer for the same period (taken as one accounting period); plus

(B) 100% of the aggregate net cash proceeds and the fair market value (as determined in good faith by the Issuer) of marketable securities or other property received by the Issuer from the issuance or sale of Equity Interests of the Issuer (other than Disqualified Stock or Refunding Capital Stock (as defined below)) or otherwise contributed to the equity (other than through an issuance of Disqualified Stock) of the Issuer after the Determination Date (other than an issuance or sale to a Subsidiary of the Issuer or an issuance or sale to an employee stock ownership plan or other trust established by the Issuer or its Restricted Subsidiaries to the extent funded by the Issuer or its Subsidiaries); plus

(C) 100% of the aggregate net cash proceeds and the fair market value (as determined in good faith by the Issuer) of marketable securities or other property received by the Issuer or any Restricted Subsidiary from the issuance or sale (other than to the Issuer or a Restricted Subsidiary of the Issuer or to an employee stock ownership plan or other trust established by the Issuer or its Restricted Subsidiaries to the extent funded by the Issuer or its Subsidiaries) by the Issuer or any Restricted Subsidiary after the Determination Date of any Indebtedness or Disqualified Stock that has been converted into or exchanged for Equity Interests of the Issuer (other than Disqualified Stock), plus, without duplication, any cash proceeds and the fair market value (as determined in good faith by the Issuer) of marketable securities or other property received by the Issuer or any Restricted subsidiary upon such conversion or exchange; plus

(D) 100% of the aggregate amount received in cash and the fair market value (as determined in good faith by the Issuer) of marketable securities or other property received by the Issuer or any Restricted Subsidiary from: (i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of and the receipt of any dividends or distributions from Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case after the Determination Date; or (ii) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than to the extent of the amount of the Investment in such Unrestricted Subsidiary that constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, in each case after the Issue Date; plus

(E) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary, in each case after the Determination Date, the fair market value (as determined in good faith by the Issuer) or if such fair market value exceeds $200.0 million, the fair market value as specified in writing by an Independent Financial Advisor, of the Investment in such Unrestricted Subsidiary at the time of such redesignation, merger, consolidation or transfer (other than to the extent of the amount of the Investment in such Unrestricted Subsidiary that constituted a Permitted Investment); plus

(F) in the event that the Issuer or any Restricted Subsidiary has made or makes any Investment in a Person subsequent to the Determination Date that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount equal to the existing Investment of the Issuer or any Restricted Subsidiary in such Person to the extent it was previously treated as a Restricted Payment (collectively, the “Restricted Payments Builder Basket”).

The foregoing provisions will not prohibit any of the following (collectively, “Permitted Payments”):

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of the Indenture;

(2) the purchase, redemption, defeasance, repurchase, retirement or other acquisition of any Equity Interests of the Issuer or of Subordinated Indebtedness of the Issuer or any Guarantor, in exchange for, or out of the proceeds of the substantially concurrent issuance or sale (other than to a Restricted Subsidiary or to an employee stock ownership plan or other trust established by the Issuer or its Restricted Subsidiaries to the extent funded by the Issuer or its Restricted Subsidiaries) of, Equity Interests (other than Disqualified Stock) of the Issuer (collectively, the “Refunding Capital Stock”);

(3) the purchase, redemption, defeasance, repurchase, retirement or other acquisition of (i) Subordinated Indebtedness of the Issuer or a Guarantor made by, in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Indebtedness of the Issuer or a Guarantor or (ii) Disqualified Stock of the Issuer or any Guarantor made in exchange for, or out of the proceeds of the substantially concurrent incurrence of Disqualified Stock of the Issuer or any Guarantor, in each case that is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock, as applicable, being so purchased, redeemed, defeased, repurchased, retired or acquired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so purchased, redeemed, defeased, repurchased, retired or acquired and any fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(B) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, redeemed, defeased, repurchased, retired or acquired;

(C) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so purchased, redeemed, defeased, repurchased, retired or acquired; and

(D) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so purchased, redeemed, defeased, repurchased, retired or acquired;

(4) a Restricted Payment to pay for the purchase, repurchase, retirement or other acquisition for value of Equity Interests (other than Disqualified Stock) of the Issuer held by any future, present or former member of management, employee, director or consultant of the Issuer or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement or upon the termination of such member’s, employee’s, director’s or consultant’s employment or directorship; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $50.0 million (with unused amounts in any calendar year being carried over for one additional calendar year); provided further, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer to future, present or former members of management, employees, directors or consultants of the Issuer or any of its Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of the Restricted Payments Builder Basket; plus

(B) the cash proceeds of key man life insurance policies received by the Issuer or any of its Restricted Subsidiaries after the Issue Date; less

(C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (4);

and; provided further that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any future, present or former members of management, employees, directors or consultants of the Issuer or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) purchases, redemptions, defeasances, repurchases or other acquisitions of Equity Interests deemed to occur (i) upon exercise of stock options, stock appreciation rights or warrants if such Equity Interests represent a portion of the exercise price of such options, stock appreciation rights or warrants or (ii) for purposes of satisfying any required tax withholding obligation upon the exercise or vesting of a grant or award that was granted or awarded to an employee;

(6) other Restricted Payments in an aggregate amount taken together with all other outstanding Restricted Payments made pursuant to this clause (6) at any time since the Determination Date, not to exceed $250.0 million;

(7) distributions or payments of Receivables Fees;

(8) [reserved];

(9) the repurchase, redemption, defeasance or other acquisition or retirement of any Subordinated Indebtedness pursuant to the provisions similar to those described under “—Change of Control” and “—Asset Sales”; provided that prior to any such repurchase, redemption, defeasance or other acquisition or retirement, all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, defeased, acquired or retired;

(10) the repurchase, redemption or other acquisition for value of Equity Interests of the Issuer deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Issuer or its Subsidiaries, in each case permitted under the Indenture;

(11) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to, the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(12) for any taxable period in which the taxable income of the Issuer or any of its Subsidiaries is included in a consolidated, combined or similar income tax group of which a direct or indirect parent of the Issuer is the common parent (a “Tax Group”), an amount not to exceed the tax liabilities that the Issuer and the applicable Subsidiaries, in the aggregate, would have been required to pay in respect of such taxable income if such entities were a standalone group of corporations separate from such Tax Group (it being understood and agreed that, if the Issuer or any Subsidiary pays any portion of such tax liabilities directly to any taxing authority, a Restricted Payment in duplication of such amount shall not be permitted to be made pursuant to this clause (12));

(13) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(14) payments of cash, or dividends, distributions or advances by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person; and

(15) mandatory redemptions or repurchases of Disqualified Stock the issuance of which itself constituted a Restricted Payment or Permitted Investment otherwise permissible under the Indenture;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6) or (11), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

All of our Subsidiaries are Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated are deemed to be an Investment in an amount determined as set forth in the definition of “Investment.” Such designation is permitted only if an Investment in such amount would be permitted at such time, whether as a Restricted Payment or a Permitted Investment, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries are not subject to any of the covenants set forth in the Indenture.

For purposes of clauses (2) and (3) of the second paragraph of this covenant, a Restricted Payment shall be deemed to have been made substantially concurrently with the applicable event if made or irrevocably committed to be made within 90 days of such event.

The amount of all Restricted Payments (other than cash) shall be the fair market value (as determined in good faith by the Issuer) on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) through (15) above and/or one or more of the clauses contained in the definition of “Permitted Investments,” or is entitled to be made pursuant to the first paragraph of this covenant, the Issuer will be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or Investment (or portion thereof) among such clauses (1) through (15) and such first paragraph and/or one or more of the clauses contained in the definition of “Permitted Investments,” in a manner that otherwise complies with this covenant.

For the avoidance of doubt, this covenant shall not restrict the making of any “AHYDO catch-up payment” with respect to, and required by the terms of, any Indebtedness of the Issuer or any of its Restricted Subsidiaries permitted to be incurred under the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable for (collectively, “incur” and collectively, an “incurrence”) any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Consolidated Net Leverage Ratio at the time such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 3.50 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom); provided further, however, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance, more than an aggregate of $300.0 million at the time of incurrence of such Indebtedness or Disqualified Stock or Preferred Stock of such Restricted Subsidiaries that are not Guarantors is outstanding pursuant to this paragraph, clause (12) of the next succeeding paragraph with respect to Refinancing Indebtedness in respect of the foregoing and clause (17) of the next succeeding paragraph.

The foregoing limitations do not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by the Issuer or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided, however, that immediately after giving effect to any such incurrence, the then outstanding aggregate principal amount of all Indebtedness under this clause (1) does not exceed at any one time the sum of (A) $2,150.0 million, plus (B) the greater of (i) $700.0 million and (ii) the maximum amount of Secured Indebtedness that can be incurred, after giving effect to the incurrence of such Indebtedness and the use of proceeds therefrom (and after giving effect to any acquisition, disposition, Investment and other transactions contemplated in connection with such incurrence) and assuming the full draw of any revolving commitments in respect thereof and that all Indebtedness incurred under this clause (1) is Secured Indebtedness, so long as the Consolidated Secured Net Leverage Ratio (calculated excluding any increase in Eligible Cash resulting from the incurrence of such Indebtedness) does not exceed 2.50 to 1.00, plus (C) in connection with the incurrence of Refinancing Indebtedness to Refinance any Indebtedness incurred under this clause (1), any Indebtedness incurred to pay premiums (including tender premiums), accrued interest, defeasance costs and reasonable fees and expenses in connection therewith;

(2) Indebtedness represented by the Notes (other than any Additional Notes) and any related Guarantees (including any Exchange Notes and Guarantees with respect thereto);

(3) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2)) after giving effect to the Transactions;

(4) (A) Indebtedness (including Capitalized Lease Obligations and Attributable Debt), Disqualified Stock and Preferred Stock incurred by the Issuer or any of its Restricted Subsidiaries to finance the purchase, lease, construction or improvement of property (real or personal) or equipment, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and any Indebtedness incurred to Refinance any such Indebtedness (and successive Refinancings thereof), in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding under this clause (4)(A), together with the aggregate principal amount of Indebtedness outstanding pursuant to clause (B) of this clause (4), does not exceed the greater of (x) $300.0 million and (y) 25% of Four Quarter EBITDA at the time of incurrence and (B) any Indebtedness incurred to Refinance Indebtedness incurred under clause (A) of this clause (4) (or successive Refinancings of Indebtedness incurred under this clause (B));

(5) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar facilities issued or entered into in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits, property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits, or property, casualty or liability insurance or self-insurance;

(6) Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, earn-out, holdback, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(7) Indebtedness of the Issuer to a Restricted Subsidiary or a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that any such Indebtedness (other than such as may arise from ordinary course intercompany cash management obligations) owing by the Issuer or a Guarantor to a Non-Guarantor Subsidiary is expressly subordinated in right of payment to the Notes or the applicable Guarantee, as applicable; and provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in such Preferred Stock being beneficially owned by a Person other than the Issuer or any Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (8);

(9) Hedging Obligations not entered into for speculative purposes;

(10) obligations in respect of workers’ compensation claims, self-insurance, performance, bid, appeal and surety bonds and performance or completion guarantees and similar obligations provided by the Issuer or any of its

Restricted Subsidiaries or obligations in respect of letters of credit, bankers’ acceptances, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business;

(11) (A) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of any Guarantor not otherwise permitted under the Indenture in an aggregate principal amount or liquidation preference, which when aggregated with the outstanding principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (11)(A), together with the aggregate principal amount of Indebtedness outstanding pursuant to clause (B) of this clause (11), does not exceed the greater of (x) $500.0 million and (y) 50% of Four Quarter EBITDA at the time of incurrence and (B) any Indebtedness incurred to Refinance Indebtedness incurred under clause (A) of this clause (11) (or successive Refinancings of Indebtedness incurred under this clause (B));

(12) the incurrence by the Issuer or any Restricted Subsidiary of Refinancing Indebtedness that serves to Refinance:

(A) any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under any of the first paragraph of this covenant, clause (2) above, clause (3) above and/or clause (13) below, or

(B) any Indebtedness, Disqualified Stock or Preferred Stock incurred to so Refinance the Indebtedness, Disqualified Stock or Preferred Stock described in clause (A) above,

including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), accrued interest, defeasance costs and reasonable fees and expenses in connection therewith;

(13) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Restricted Subsidiary incurred to finance an acquisition of any assets, business or Person or (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that, after giving effect to such acquisition, merger or consolidation, either:

(A) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Net Leverage Ratio test set forth in the first paragraph of this covenant, or

(B) the Consolidated Net Leverage Ratio is less than or equal to the Consolidated Net Leverage Ratio immediately prior to such acquisition, merger or consolidation;

(14) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that such Indebtedness is extinguished within ten Business Days of notice of its incurrence;

(15) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit or bank guarantee issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(16) (A) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture,

(B) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”, or

(C) any guarantee by the Issuer or a Restricted Subsidiary in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors and licensees of the Issuer or any Restricted Subsidiary;

(17) (A) Indebtedness of Non-Guarantor Subsidiaries in an aggregate principal amount, which when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (17)(A) and incurred by Non-Guarantor Subsidiaries pursuant to the first paragraph of this covenant and clause (12) with respect to Refinancing Indebtedness in respect of the foregoing, together with the aggregate principal amount of Indebtedness outstanding pursuant to clause (B) of this clause (17), does not exceed the greater of (x) $300.0 million and (y) 25% of Four Quarter EBITDA at the time of incurrence and (B) any Indebtedness incurred to Refinance Indebtedness incurred under clause (A) of this clause (17) (or successive Refinancings of Indebtedness incurred under this clause (B));

(18) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(19) Indebtedness of the Issuer or any of its Restricted Subsidiaries undertaken in connection with cash management, overdraft protection and related activities with respect to any Subsidiary or joint venture in the ordinary course of business; and

(20) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer to the extent permitted under clause (4) of the second paragraph under “—Limitation on Restricted Payments.”

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (20) above or is permitted to be incurred pursuant to the first paragraph of this section under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, the Issuer, in its sole discretion, may divide and/or classify on the date of incurrence such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant and may later redivide and/or reclassify (based on circumstances existing at the time of such redivision or reclassification) such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant; provided that all Indebtedness outstanding under the Senior Credit Facilities on the Issue Date was treated as incurred on the Issue Date under clause (1) of the preceding paragraph and will not later be reclassified.

Accrual of interest or dividends, the accretion of accreted value and the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends in the form of additional shares of Disqualified Stock or Preferred Stock, as applicable, of the same class, and accretion of original issue discount or liquidation preference will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of any determination under “—Certain Covenants” expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than U.S. dollars shall be translated into U.S. dollars at currency exchange rates in effect on the date of such determination; provided, however, that for purposes of determining compliance with the Indenture with respect to the amount of any Permitted Lien, Indebtedness, Asset Sale, Restricted Payment, Affiliate Transaction, Permitted Investment or Permitted Payment in a currency other than U.S. dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Permitted Lien or Indebtedness is incurred or Asset Sale, Restricted Payment, Affiliate Transaction, Permitted Investment or Permitted Payment is made; provided that, for the avoidance of doubt, the foregoing provisions of this paragraph shall otherwise apply to such Sections, including with respect to determining whether any Permitted Lien or Indebtedness is incurred or Asset Sale, Restricted Payment, Affiliate Transaction, Permitted Investment or Permitted Payment is made at any time under such Sections. In addition, to the extent that the size of any basket or carve-out set forth under “—Certain Covenants” is determined by reference to a percentage of Four-Quarter EBITDA, a percentage of Consolidated Adjusted EBITDA or the Consolidated Secured Net Leverage Ratio, no Default or Event of Default shall be deemed to occur with respect to any transaction consummated or incurred pursuant to such basket or carve-out as a result of any decrease in the amount of Four-Quarter EBITDA, Consolidated Adjusted EBITDA or the Consolidated Secured Net Leverage Ratio subsequent to such consummation or incurrence which results in such basket or carve-out no longer being sufficient to permit such transaction or incurrence.

The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated by the Issuer based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated as in effect on the date of such Refinancing.

The Indenture provides that the Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur Indebtedness (including Acquired Indebtedness) that is contractually subordinated in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is contractually subordinated in right of payment to the Notes or such Guarantor’s Guarantee, in all material respects, to the extent and in the manner as such Indebtedness is so subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be.

The Indenture does not treat (1) Indebtedness that is unsecured as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Issuer or such Restricted Subsidiary whether now owned or hereafter acquired.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common equity of a Restricted Subsidiary or any direct or indirect parent of a Restricted Subsidiary, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in the definition of “Indebtedness.”

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer may not consolidate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, merger or wind up (if other than the Issuer) or the Person to whom such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership (including a limited partnership), trust or limited liability company organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that, if such Person is not a corporation, another Person that is a corporation organized or existing under such laws becomes a co-obligor of the Notes;

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Indenture, the Notes, the Collateral Documents and the Registration Rights Agreement pursuant to a supplemental indenture;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions:

(A) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Net Leverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, or

(B) the Consolidated Net Leverage Ratio for the Successor Company and its Restricted Subsidiaries would be less than or equal to such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction; and

(5) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (3) and (4) above.

The Successor Company will succeed to, and be substituted for, the Issuer under the Indenture and the Notes and the Issuer will automatically be released and discharged from its obligations under the Indenture and the Notes except in the case of a lease. Notwithstanding the foregoing clauses (3), (4) and (5), which do not apply to transactions referred to in this sentence:

(a) any Restricted Subsidiary may consolidate with, merge into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, the Issuer or any Restricted Subsidiary, and

(b) the Issuer may merge with an Affiliate of the Issuer solely for the purpose or effect of reorganizing the Issuer in a state or commonwealth of the United States, the District of Columbia or any territory thereof.

No Guarantor will, and the Issuer will not permit any such Guarantor to, consolidate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions to any Person unless:

(1) (A) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, merger or wind up (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(B) the Successor Guarantor, if other than such Guarantor or another Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture, the Collateral Documents and such Guarantor’s related Guarantee pursuant to supplemental indentures; and

(C) immediately after such transaction, no Default exists; or

(2) the consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition complies with the covenant described under “—Asset Sales.”

In the case of clause (1) above, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture, the Collateral Documents and such Guarantor’s Guarantee and, except in the case of a lease, such Guarantor will automatically be released and discharged from its obligations under the Indenture, the Collateral Documents and such Guarantor’s Guarantee. Notwithstanding the foregoing, (A) any Guarantor may merge into or transfer all or substantially all of its properties or assets to another Guarantor or the Issuer and (B) any Guarantor may merge with an Affiliate of the Guarantor solely for the purpose or effect of reorganizing the Guarantor in a state or commonwealth of the United States, the District of Columbia or any territory thereof.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $25.0 million, unless:

(1) such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at the time of such transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(2) any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $100.0 million is approved by a majority of the Board of Directors of the Issuer; and

(3) the Issuer delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $200.0 million, an opinion as to the fairness to the Issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor.

The foregoing provisions do not apply to the following:

(1) transactions between or among the Issuer and any of its Restricted Subsidiaries (including transactions between or among the Issuer’s Restricted Subsidiaries) (or an entity that becomes a Restricted Subsidiary as a result of, or in connection with, such transaction, so long as neither such entity nor the selling entity was an Affiliate of the Issuer or any Restricted Subsidiary prior to such transaction);

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” or Permitted Investments;

(3) the payment of reasonable fees and compensation paid to, and indemnities and reimbursements and employment, benefit and severance arrangements and agreements provided on behalf of, or entered into with, officers, directors, employees or consultants of the Issuer or any of its Restricted Subsidiaries;

(4) (A) any agreement or arrangement as in effect as of the Issue Date (or transactions pursuant thereto), (B) any other agreements or arrangements pursuant to or in connection with the Transactions or (C) any amendment, modification or supplement to the agreements referenced in clause (A) or (B) above or any replacement thereof, as long as the terms of such agreement or arrangement, as so amended, modified, supplemented or replaced are not materially more disadvantageous to the Holders when taken as a whole compared to the applicable agreements or arrangements as in effect on the Issue Date or as described in the Offering Memorandum, as applicable, as determined in good faith by the Issuer;

(5) [reserved];

(6) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(7) the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Issuer and the granting of registration and other customary rights in connection therewith;

(8) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(9) payments or loans (or cancellation of loans) to employees, directors or consultants of the Issuer or any of its Restricted Subsidiaries and employment agreements, benefit plans, equity plans, stock option and stock ownership plans and other similar arrangements with such employees, directors or consultants which, in each case, are approved by the Issuer in good faith;

(10) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(11) transactions in which the Issuer or any Restricted Subsidiary, as the case may be, has delivered to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

(12) the issuances of securities or other payments, loans (or cancellation of loans), awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, benefit plans, equity plans, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer in good faith;

(13) any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Issuer or any of its Restricted Subsidiaries owns an Equity Interest in or otherwise controls such Person;

(14) any transaction in which the only consideration paid by the Issuer or any of its Restricted Subsidiaries is in the form of Equity Interest (other than Disqualified Stock) of the Issuer to Affiliates of the Issuer or any contribution to the capital of the Issuer or any Restricted Subsidiary (other than in consideration of Disqualified Stock);

(15) the provision to Unrestricted Subsidiaries of cash management, accounting, business and strategic management, legal, human resources, centralized purchasing, leasing and other overhead services (including any necessary or incidental use of equipment, goods or services involving intellectual property that are related to the foregoing) in the ordinary course of business undertaken in good faith and not for the purpose of circumventing any covenant set forth in the Indenture;

(16) intellectual property licenses in the ordinary course of business;

(17) transactions between the Issuer or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate Transaction solely because a director of which is also a director of the Issuer or any other direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent of the Issuer, as the case may be, on any matter involving such other Person;

(18) payments by the Issuer or any of its Restricted Subsidiaries pursuant to tax sharing agreements among the Issuer or any of its Restricted Subsidiaries;

(19) intercompany transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Issuer and its Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth herein; and

(20) (A) the guarantee by the Issuer or any Restricted Subsidiary of the Indebtedness of any parent company of the Issuer that becomes the parent company of the Issuer in a Change of Control transaction consummated in accordance with the Indenture, or of any Indebtedness of Subsidiaries of such parent company; provided that such guarantee was permitted by the terms of the Indenture to be incurred and (B) the granting by the Issuer or any of its Restricted Subsidiaries of any Liens to secure such Indebtedness or such guarantee; provided that such Liens are permitted to be incurred under the Indenture.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) (A) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock, or with respect to any other interest or participation in, or measured by, its profits, or

(B) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries, except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date;

(b) the Indenture, the Collateral Documents, the Notes and the Guarantees and (ii) any agreement governing Indebtedness permitted to be incurred pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that the provisions relating to restrictions of the type described in clauses (1) through (3) above contained in such agreement, taken as a whole, are (in the good faith determination of the Issuer) not materially more restrictive than the provisions contained in the Senior Credit Facilities or in the Indenture, in each case as in effect when initially executed;

(c) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (3) above on the property so acquired or leased;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person (including an Unrestricted Subsidiary that becomes a Restricted Subsidiary whether by redesignation or otherwise) acquired by or merged or consolidated with or into the Issuer or any of its Restricted Subsidiaries in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer that impose restrictions solely on the assets to be sold;

(g) any Hedging Obligations;

(h) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(i) restrictions on cash or other deposits or net worth imposed by leases, customers under contracts or other contracts or agreements entered into in the ordinary course of business;

(j) other Indebtedness, Disqualified Stock or Preferred Stock of Non-Guarantor Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(k) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture;

(l) customary provisions contained in leases, sub-leases, licenses or sub-licenses, permits, contracts and other agreements, in each case, entered into in the ordinary course of business;

(m) any agreements entered into in the ordinary course of business, not relating to Indebtedness and that do not, individually or in the aggregate, materially impair (in the good faith determination of the Issuer) the ability of the Issuer or the Guarantors to pay the principal and interest on the Notes;

(n) any agreement for the sale or other disposition of all or substantially all the Capital Stock or the assets of a Restricted Subsidiary to the extent it restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(o) customary provisions imposed on the transfer of copyrighted or patented materials;

(p) encumbrances or restrictions relating to the IPC Media Ltd., pension scheme;

(q) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (p) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith determination of the Issuer, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(r) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Issuer, are necessary or advisable to effect such Receivables Facility; provided that such restrictions apply only to the applicable Receivables Subsidiary.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock will not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Issuer or any Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any Restricted Subsidiary will not be deemed a restriction on the ability to make loans or advances.

Asset Sales

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) the Issuer or any such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, in the Issuer’s good faith determination, at least 75% of the consideration therefor received by the Issuer or any such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(A) any liabilities (as shown on the Issuer’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Issuer’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Issuer) of the Issuer or such Restricted Subsidiary (other than Contingent Obligations and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets (or are otherwise extinguished by the transferee in connection with the transactions relating to such Asset Sale) and for which the Issuer and all such Restricted Subsidiaries have been released,

(B) any notes or other obligations or securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale, and

(C) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value (as determined in good faith by the Issuer) taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding (but, to the extent that any such Designated Non-Cash Consideration is sold or otherwise liquidated for cash, minus the lesser of (i) the amount of the cash received (less the cost of disposition, if any) and (ii) the initial amount of such Designated Non-Cash Consideration) not to exceed $150.0 million at the time of receipt, with the fair market value (as determined in good faith by the Issuer) of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale, to permanently reduce:

(1) Obligations under Pari Passu Indebtedness (other than the Notes) (and, if the Indebtedness repaid is revolving credit loans, to correspondingly reduce commitments with respect thereto, provided that if the Issuer or any Guarantor shall so reduce Pari Passu Indebtedness (other than the Notes) under this clause (1), the Issuer shall (i) equally and ratably reduce Obligations under the Notes (x) as provided under “—Optional Redemption” or (y) through open market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or (ii) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Notes to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the principal amount of Notes that would otherwise be redeemed under clause (i) equally and ratably reduce the Obligations under the Notes, or

(2) to (A) make an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) make capital expenditures or (C) acquire, maintain, develop, construct, improve, upgrade or repair businesses, properties and/or assets (other than Equity Interests in a Person that is not, or does not as a result of any such acquisition become, a Restricted Subsidiary) that, in the case of each of (A), (B) and (C) are either (x) used or useful in a Similar Business or (y) replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”); and provided further that if any Acceptable Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds if not otherwise applied as provided above within 450 days of the receipt of such Net Proceeds; or

(3) any combination of the foregoing.

Any Net Proceeds from an Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Issuer or any of its Restricted Subsidiaries shall make an offer to all Holders of the Notes and, if required by the terms of any Pari Passu Indebtedness, to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”) to purchase the maximum aggregate principal amount of the Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for or permitted by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture.

The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $50.0 million by mailing (or otherwise delivering in accordance with the applicable procedures of DTC) the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

To the extent that the aggregate principal amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate amount (determined as above) of Notes and the Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Issuer or the agent for such Pari Passu Indebtedness shall select such Pari Passu Indebtedness to be purchased on a pro rata basis (or as nearly pro rata as practicable) based on the amount (determined as set forth above) of the Notes and such Pari Passu Indebtedness tendered, unless otherwise required by law or the rules of the principal national securities exchange, if any, on which the Notes or such Pari Passu Indebtedness are listed or by lot or such other similar method in accordance with the procedures of DTC; provided that no Notes of $2,000 or less shall be repurchased in part. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. The Issuer and its Restricted Subsidiaries, at its option in its sole discretion, may make an Asset Sale Offer and satisfy the obligations described under this covenant “—Asset Sales” with respect to any Excess Proceeds prior to the amount of Excess Proceeds exceeding $50.0 million, in which case, upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reduced by the amounts of such Excess Proceeds. If any Excess Proceeds remain after the completion of an Asset Sale Offer, the Issuer and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

The Senior Credit Facilities limit or prohibit, and we expect that future credit agreements, indentures or other agreements relating to Indebtedness to which the Issuer becomes a party may limit or prohibit, the Issuer from purchasing any Notes pursuant to this covenant. In the event the Issuer is prohibited from purchasing any Notes pursuant to this covenant, we could seek the consent of our lenders to purchase the Notes or attempt to refinance the borrowings that contain such prohibition. If we do not obtain such consent or repay such borrowings, we will remain prohibited from purchasing the Notes. In this case, our failure to purchase the tendered Notes would constitute a Default under the Indenture.

Our ability to purchase any Notes pursuant to this covenant may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Issuer will not permit any Subsidiary that is a Restricted Subsidiary other than a Guarantor to guarantee the payment of any Indebtedness of the Issuer or a Guarantor unless (x) the aggregate amount of all such Indebtedness guaranteed by Restricted Subsidiaries that are not Guarantors does not exceed $50.0 million or (y):

(1) the aggregate amount of all such Indebtedness guaranteed by Restricted Subsidiaries that are not Guarantors exceeds $50.0 million;

(2) within 45 days after the date that such Indebtedness is guaranteed, such Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor:

(A) if the Notes or such Guarantor’s Guarantee is subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Notes or such Guarantor’s Guarantee is subordinated to such Indebtedness; and

(B) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Guarantee of the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee; and

(C) the Issuer shall within such 45 days deliver to the Trustee an Opinion of Counsel stating that (A) such Guarantee has been duly executed and authorized and (B) such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 45-day periods described above.

Limitation on Sale and Lease-Back Transactions

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Lease-Back Transaction; provided, that the Issuer or any Restricted Subsidiary may enter into a Sale and Lease-Back Transaction if:

(1) the Issuer or such Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Lease-Back Transaction under the covenant described above under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (b) incurred a Lien to secure such Indebtedness without equally and ratably securing the Notes pursuant to the covenant described above under “—Liens”; and

(2) the transfer of assets in such Sale and Lease-Back Transaction is permitted by, and the Issuer or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under “—Asset Sales.”

Business Activities

The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than Similar Businesses, except as would not be material to the Issuer and its Restricted Subsidiaries, taken as a whole.

Reports and Other Information

If, at any time, the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer will file with the SEC, subject to the following sentence, and provide the Trustee (and, upon written request, the Noteholders, to the extent not publicly available on the SEC’s EDGAR system (or any successor system) or the Issuer’s website) such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings by the Issuer of such reports under such Sections and containing, in all material respects, the information and audit reports required for such reports. If, at any time, the Issuer is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuer will provide the Trustee and make available to Noteholders, prospective investors, market makers affiliated with any Initial

Purchaser and securities analysts the reports specified in the preceding sentence by posting such reports to its website or on IntraLinks or any comparable password-protected online data system, in each case, within 15 days after the time the Issuer would be required to file such information with the SEC if it were a non-accelerated filer subject to Section 13 or 15(d) of the Exchange Act.

Notwithstanding the foregoing, (1) none of the foregoing reports (A) will be required to comply with Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, (B) will be required to comply with Regulation G or Item 10(e) of Regulation S-K promulgated by the SEC (with respect to any non-GAAP financial measures contained therein), (C) will be required to contain the separate financial information for Guarantors and non-guarantor subsidiaries contemplated by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X promulgated by the SEC, (D) will be required to present compensation or beneficial ownership information and (E) will be required to contain information required by Item 601 of Regulation S-K and (2) if any parent of the Issuer becomes a guarantor of the Notes, the reports, information and other documents required to be filed and provided as described above may be those of the parent, rather than those of the Issuer, so long as such filings would satisfy the SEC’s requirements; provided that such reports include a reasonable explanation of the material differences between the assets, liabilities and results of operations of such parent and its consolidated Subsidiaries on the one hand, and the Issuer and its Restricted Subsidiaries on the other hand.

Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its obligations described under this covenant for purposes of clause (3) under “—Events of Defaults and Remedies” until 120 days after the date any report hereunder is due. To the extent any such information is not so filed or provided, as applicable, within the time periods specified above and such information is subsequently filed or provided, as applicable, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default or Event of Default with respect thereto shall be deemed to have been cured at such time; provided that such cure shall not otherwise affect the rights of the Holders under “—Events of Default and Remedies” if Holders of at least 25% in principal amount of the then total outstanding Notes have declared the principal of accrued but unpaid and interest on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure.

In addition, at any time when the Issuer is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer will agree that, for so long as any Notes remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, it will furnish to the Holders and to prospective investors, upon their written request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Delivery of reports, information and documents to the Trustee under the Indenture is for informational purposes only and the information and such trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein, or determinable from information contained therein including our compliance with any of its covenants thereunder (as to which such trustee is entitled to rely exclusively on an officers’ certificate).

Events of Default and Remedies

The Indenture provides that each of the following is an “Event of Default” with respect to the Notes:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of the Notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3) failure by the Issuer or any Restricted Subsidiary for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding to comply with any of its other obligations, covenants or agreements (other than a default referred to in clause (1) or (2) above) contained in the Indenture or the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(A) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $150.0 million or more;

(5) failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $150.0 million (other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is not covered by an indemnity or insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary;

(7) the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect (except as otherwise not prohibited by the Indenture) or be declared null and void or any responsible officer of such Guarantor that is a Significant Subsidiary denies that it has any further liability under its Guarantee or gives notice to such effect, in each case other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture; or

(8) any material Lien created under any Collateral Document on assets of the Issuer or a Guarantor shall for any reason cease to be a valid Lien, perfected to the extent, and with the priority, required by the Collateral Documents, on and security interest in any material portion of the Collateral, subject to Permitted Liens, except (i) to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of any stock certificate, promissory note or other instrument actually delivered to it under the Collateral Documents or to properly file Uniform Commercial Code financing statements or continuation statements, (ii) as a result of the release of any Lien or Liens in accordance with the Indenture, the Notes and the Collateral Documents or (iii) to the extent due to foreign law, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries.

However, a Default under clauses (3) or (4) of this paragraph will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding Notes notify the Issuer of the Default and the Issuer does not cure such default within the time specified in clauses (3) and (4), as applicable, of this paragraph after receipt of such notice; provided that a notice of Default may not be given with respect to any action taken, and reported publicly or to holders, more than two years prior to such notice of Default. Any notice of Default, notice of acceleration or instruction to the trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more holders (each a “Directing Holder”) must be accompanied by a written representation from each such holder to the Issuer and the trustee that such holder is not (or, in the case such holder is DTC or its nominee, that such holder is being instructed solely by beneficial owners that have represented to such holder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to a notice of Default (a “Default Direction”) shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder must at the time of providing a Noteholder Direction covenant, provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the trustee evidence that the Issuer has filed papers with a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Event of Default shall be automatically stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer provides to the trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such holder, the percentage of Notes held by the remaining holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred.

If any Event of Default (other than of a type specified in clause (6) above with respect to the Issuer) occurs and is continuing under the Indenture, the Trustee (acting at the direction of the Holders of at least 25% in principal amount of the then total outstanding Notes) or the Holders of at least 25% in principal amount of the then total outstanding Notes may declare the principal of, and accrued but unpaid interest, if any, on, all the then outstanding Notes to be due and payable immediately. Any time period to cure any alleged default or Event of Default may be extended or stayed by a court of competent jurisdiction.

Upon the effectiveness of such declaration, such principal and any accrued and unpaid interest on all the then outstanding Notes will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section with respect to the Issuer, the principal of, and accrued but unpaid interest, if any, on, all the then outstanding Notes will become due and payable without further action or notice.

The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Notes if in the reasonable judgment of the Trustee acceleration is not in the best interest of the Holders of the Notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on or the principal of any Note held by a non-consenting Holder and rescind any acceleration and its consequences with respect to the Notes (except if such recession would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee is under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing with respect to the Notes;

(2) Holders of at least 25% in principal amount of the total outstanding Notes have requested the Trustee in writing to pursue the remedy;

(3) Holders of the Notes have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such written request within 60 days after the receipt thereof and the offer of security or indemnity against any loss, liability or expense; and

(5) Holders of a majority in principal amount at maturity of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within 30 days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

Notwithstanding anything to the contrary contained in the Indenture or in any Collateral Document, any foreclosure on, sale, transfer or other disposition of any Collateral or any other action taken or proposed to be taken under the Indenture, the Notes or any Collateral Documents that would affect the operational, voting, or other control of the Issuer or any Guarantor or affect the ownership of any FCC License issued by the FCC to the Issuer or any Guarantor shall be in accordance with the Communications Act and, if and to the extent required thereby, subject to the prior consent of the FCC and any other applicable Governmental Authority. Notwithstanding anything to the contrary contained in the Indenture or any Collateral Document, the Trustee, the Collateral Agent and the Holders shall not take any action pursuant hereto that would constitute or result in any assignment of any FCC License or the transfer of control of the Issuer or any Guarantor if such assignment or transfer of control would require, under then existing law (including the Communications Act), the prior approval of the FCC, without first obtaining such approval of the FCC and notifying the FCC of the consummation of such assignment or transfer of control (to the extent required to do so); (ii) voting rights in any Collateral representing direct or indirect control of any FCC License shall remain with the FCC-approved holder thereof notwithstanding the existence of any Event of Default until all required consents of the FCC shall have been obtained; (iii) if the Trustee, Collateral Agent or the Holders exercise any remedies of foreclosure in respect to any such pledged interest following the occurrence of an Event of Default, there shall be either a private or public arm’s-length sale of such pledged interest; and (iv) prior to the exercise of voting rights by any purchaser at a public or private arm’s-length sale of any Collateral representing direct or indirect control of any FCC License, the consent and approval of the FCC as required pursuant to 47 U.S.C. § 310(d) of the Communications Act shall have first been obtained. The Collateral shall not include any FCC License or other authorization issued by the FCC to the extent (but only to the extent) that at such time the Trustee, the Collateral Agent or the Holders may not validly possess a security interest therein pursuant to applicable Communications Laws, but the Collateral shall include, to the maximum extent permitted by law, all rights incident or appurtenant to any FCC License and the right to receive any consideration or proceeds derived from or in connection with the sale, assignment or transfer of any FCC License. The Issuer and each Guarantor agrees to use its best efforts to take any lawful action which the Trustee or Collateral Agent may request in order to obtain and enjoy the full rights and benefits granted to the Trustee, the Collateral Agent and the Holders by the Indenture and the Collateral Documents, including, but not limited to, after the occurrence of an Event of Default, the use of the Issuer’s and such Guarantor’s best efforts to assist in obtaining any approval of the FCC and any other Governmental Authority that is then required under the Communications Act or under any other law for any action or transaction contemplated by the Indenture or the Collateral Documents, including, without limitation, the sale or transfer of Collateral.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, member or stockholder of the Issuer or any Guarantor, in their capacity as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture, the Collateral Documents and the Notes will terminate (other than certain obligations) and the Liens on the Collateral securing the Notes will be released upon payment in full of the Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Indenture, the Collateral Documents and the Notes and have the Issuer’s and each Guarantor’s obligation discharged with respect to its related Guarantee and have the Liens on the Collateral securing the Notes released (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of the Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture and the Notes;

(2) the Issuer’s obligations with respect to the Indenture and the Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture and the Notes.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to substantially all of the restrictive covenants in the Indenture and the Notes and have the Liens on the Collateral securing the Notes released (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Indenture and the Notes. In the event Covenant Defeasance occurs with respect to the Indenture and the Notes, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Indenture and the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Indenture and the Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of Independent Financial Advisors, to pay the principal amount of, premium, if any, and interest due on the Notes on the stated maturity date or on the Redemption Date, as the case may be, of such principal amount, premium, if any, or interest on the Notes and the Issuer must specify whether the Notes are being defeased to maturity or to a particular Redemption Date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(A) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(B) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit with respect to the Indenture and the Notes;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities, the 2026 Unsecured Notes or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture, the Collateral Documents and the Notes will be discharged and will cease to be of further effect (except as to certain surviving rights, as expressly provided for in the Indenture), when either:

(1) all Notes theretofore authenticated and delivered, except mutilated, lost or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (A) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(B) the Issuer has paid or caused to be paid all sums payable by it under the Indenture and the Notes; and

(C) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, other than Notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal amount of or change the fixed final maturity of any Note or reduce the premium payable upon redemption or change the time at which such Note may be redeemed (excluding any amendment or waiver of any minimum notice period for redemption which may be amended with the consent of the Holders of at least a majority of the Notes then outstanding) as described under “—Optional Redemption”;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of Notes and a waiver of the payment default that resulted from such acceleration;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture and the Notes relating to waivers of past Defaults or Events of Default or the rights of Holders to receive payments of principal of or interest on the Notes;

(7) make any change in these amendment and waiver provisions as it relates to the Indenture and the Notes;

(8) impair the contractual right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change to or modify the ranking as to contractual right of payment of the Notes that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the terms of the Guarantees of any Significant Subsidiary in any manner adverse to the Holders of the Notes.

In addition, without the consent of Holders of at least 66 2/3% in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), no amendment or supplement may modify any Collateral Documents or the provisions in the Indenture dealing with Collateral or the Collateral Documents to the extent that such amendment or supplement would have the effect of releasing all or substantially all of the Liens securing the Notes (except as permitted by the terms of the Indenture and the Collateral Documents) or change or alter the priority of the security interests in the Collateral.

Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture) and the Trustee may amend or supplement the Indenture, the Collateral Documents and any Guarantee or the Notes without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that in the good faith judgment of the Issuer does not materially adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC or to comply with the rules of any applicable securities depository;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to add or release a Guarantor under the Indenture or collateral with respect to the Notes, to secure the Notes;

(10) to make such provisions as necessary for the issuance of Additional Notes otherwise permitted to be issued under the Indenture;

(11) to conform the text of the Indenture, the Guarantees or the Notes to any provision of this “Description of Notes”, as set forth in an Officer’s Certificate delivered to the Trustee;

(12) to release Collateral from the Lien pursuant to the Indenture, the Collateral Documents and the First Lien Intercreditor Agreement when permitted or required by the Indenture, the Collateral Documents or the First Lien Intercreditor Agreement’

(13) to mortgage, pledge, hypothecate or grant a security interest for the benefit of the Collateral Agent, the Trustee and the Holders as additional security for the payment and performance of the Issuer’s and any Guarantor’s obligations under the Indenture and the Notes, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted for the benefit of the Collateral Agent, the Trustee and the Holders pursuant to the Indenture or otherwise; or

(12) to add to, change, eliminate or otherwise amend provisions of the Indenture, the Collateral Documents, the Guarantees or the Notes in accordance with the Trust Indenture Act of 1939, as amended, or to comply with the provisions of the DTC, Euroclear or Clearstream or the Trustee with respect to provisions relating to the transfer, exchange or legending of Notes or beneficial interests in the Notes as permitted by the Indenture, including to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment in the good faith judgment of the Issuer does not materially and adversely affect the rights of Holders to transfer Notes.

In addition, the Issuer, the Trustee and the Collateral Agent may amend the First Lien Intercreditor Agreement and the Collateral Documents to provide for the addition of any creditors to such agreements to the extent a pari passu lien for the benefit of such creditor is permitted by the terms of the indenture and may enter into an intercreditor agreement with creditors for whom a junior lien on the Collateral is to be granted, provided the Issuer delivers an Officer’s Certificate to the Trustee and Collateral Agent certifying that the amendment of the intercreditor agreement is permitted by the terms of the Indenture and that the Trustee and Collateral Agent are authorized to enter into an intercreditor agreement. Upon delivery of the aforementioned Officer’s Certificate, the Trustee and Collateral Agent shall also receive an opinion of counsel confirming that the intercreditor agreement is permitted under the indenture and that they are authorized to enter into an intercreditor agreement.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing. Notices given electronically will be deemed given when sent. Any notices required to be given to the holders of Notes represented by global notes will be given to DTC and sent in accordance with its procedures.

Concerning the Trustee and Collateral Agent

The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee and the Collateral Agent, subject to certain exceptions. Except during the continuance of an Event of Default, the Trustee and the Collateral Agent will perform only such duties as are specifically set forth in the Indenture and the Collateral Documents. The Indenture and the Collateral Documents provide that during the continuance of an Event of Default, the Trustee and the Collateral Agent will exercise such rights and powers vested in it by the Indenture and the Collateral Documents, and use the degree of care of a prudent person in the conduct of his own affairs under the circumstances. Subject to such provisions, the Trustee and the Collateral Agent will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee and/or the Collateral Agent, as applicable, security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Notes, the Collateral Documents and any Guarantee are governed by, and construed in accordance with, the laws of the State of New York.

Financial Calculations for Limited Condition Acquisitions and Irrevocable Notices

With respect to any (x) acquisition or similar Investment by the Issuer or one or more of its Restricted Subsidiaries whose consummation is not conditioned upon the availability of, or on obtaining, third-party financing (whether by merger, consolidation or other business combination or the acquisition of Capital Stock or otherwise) (any such acquisition or Investment, a “Limited Condition Acquisition”) or (y) repayment, repurchase or refinancing of Indebtedness with respect to which an irrevocable notice of repayment (or similar irrevocable notice) has been delivered (any such notice, an “Irrevocable Notice Transaction”), in each case, for purposes of determining:

(1) whether any Indebtedness (including Acquired Indebtedness) that is being incurred in connection with such Limited Condition Acquisition or Irrevocable Notice Transaction is permitted to be incurred in compliance with the covenant described under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2) whether any Lien being incurred in connection with such Limited Condition Acquisition or Irrevocable Notice Transaction or to secure any such Indebtedness is permitted to be incurred in accordance with the covenant described under the caption “—Certain Covenants—Liens” or the definition of “Permitted Liens”;

(3) whether any other transaction undertaken or proposed to be undertaken in connection with such Limited Condition Acquisition or Irrevocable Notice Transaction complies with the covenants or agreements contained in the Indenture or the Notes; and

(4) any calculation of the Consolidated Net Leverage Ratio, Consolidated Secured Net Leverage Ratio, Net Income, Consolidated Net Income and/or Consolidated Adjusted EBITDA and, whether a Default or Event of Default exists in connection with the foregoing, at the option of the Issuer, using the date that the definitive agreement for such Limited Condition Acquisition is entered into or the date that an irrevocable notice is given for such Irrevocable Notice Transaction, as the case may be (any such date, the “LCT Election Date”) may be used as the applicable date of determination, as the case may be, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Net Leverage Ratio” or “Consolidated Adjusted EBITDA.” For the avoidance of doubt, if the Issuer elects to use the LCT Election Date as the applicable date of determination in accordance with the foregoing, (a) any fluctuation or change in the Consolidated Net Leverage Ratio, Consolidated Secured Net Leverage Ratio, Net Income, Consolidated Net Income, and/or Consolidated Adjusted EBITDA of the Issuer, the target business or assets to be acquired subsequent to the LCT Election Date and at or prior to the consummation of such acquisition or similar Investment or repayment, repurchase or refinancing of Indebtedness, will not be taken into account for purposes of determining whether any Indebtedness or Lien that is being incurred in connection with such acquisition or similar Investment or repayment, repurchase or refinancing of Indebtedness is permitted to be incurred or in connection with compliance by the Issuer or any of the Restricted Subsidiaries with any other provision of the Indenture or the Notes or any other transaction undertaken in connection with such acquisition or similar Investment or repayment, repurchase or refinancing of Indebtedness and (b) until such acquisition or similar Investment or repayment, repurchase or refinancing of Indebtedness is consummated or such definitive agreements are terminated, such acquisition or similar Investment or repayment, repurchase or refinancing of Indebtedness and all transactions proposed to be undertaken in connection therewith (including the incurrence of Indebtedness and Liens) will be given pro forma effect when determining compliance of other transactions (including the incurrence of Indebtedness and Liens unrelated to such acquisition or similar Investment or repayment, repurchase or refinancing of Indebtedness) that are consummated after the LCT Election Date and on or prior to the consummation of such acquisition or similar Investment or repayment, repurchase or refinancing of Indebtedness and any such transactions (including any incurrence of Indebtedness and the use of proceeds thereof) will be deemed to have occurred on the date the definitive agreements are entered and outstanding thereafter for purposes of calculating any baskets or ratios under the Indenture after the date of such agreement and before the consummation of such acquisition or similar Investment or repayment, repurchase or refinancing of Indebtedness; provided that in connection with the making of Restricted Payments, the calculation of Consolidated Net Income (and any defined term a component of which is Consolidated Net Income) will not, in any case, assume such acquisition or similar Investment has been consummated. In addition, the Indenture provides that compliance with any requirement relating to absence of Default or Event of Default may be determined as of the LCT Election Date and not as of any later date as would otherwise be required under the Indenture. In the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken on the same date that any other item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any other Lien is incurred or other transaction is undertaken, then the Consolidated Net Leverage Ratio or Consolidated Secured Net Leverage Ratio will be calculated with respect to such incurrence, issuance or other transaction without regard to any other incurrence, issuance or transaction. Each item of Indebtedness, Disqualified Stock or Preferred Stock that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant Consolidated Net Leverage Ratio or Consolidated Secured Net Leverage Ratio.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with the Issuer and its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“2026 Unsecured Notes Indenture” means the Indenture, dated as of January 31, 2018, as supplemented from time to time, among Meredith Corporation, as issuer, the Subsidiaries of the Issuer from time to time party thereto, as guarantors, and U.S. Bank National Association, as trustee.

“2026 Unsecured Notes” means the $1,272.9 million aggregate principal amount of the 6.875% Senior Notes due 2026 pursuant to the 2026 Unsecured Notes Indenture and outstanding as of the Issue Date.

“Acquired Indebtedness” means, with respect to any specified Person, (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. The term “Acquired Indebtedness” does not include Indebtedness of a Person that is redeemed, discharged, defeased, retired or otherwise repaid at the time of, or immediately upon consummation of, the transactions by which such Person became a Restricted Subsidiary or such asset acquisition.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of:

(A) the present value at such Redemption Date of (i) the redemption price of such Note at July 1, 2022 (such redemption price being set forth in the table appearing above under “—Optional Redemption”), plus (ii) all required interest payments due on such Note through July 1, 2022 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(B) the principal amount of such Note, as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer may designate.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and the issuance or sale of Equity Interests representing directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:

(1) any disposition of cash, Cash Equivalents or Investment Grade Securities, or of damaged, unnecessary, obsolete or worn out equipment or other property or assets in the ordinary course of business, or of property or assets no longer used or useful or economically practicable to maintain in the business of the Issuer and its Restricted Subsidiaries in the reasonable opinion of the Issuer, or of any disposition of inventory or goods (or other property or assets) in the ordinary course of business;

(2) the disposition of all or substantially all of the property or assets of the Issuer or any of its Subsidiaries pursuant to the provisions described above under “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(3) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(4) any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value (as determined in good faith by the Issuer) not to exceed $20.0 million;

(5) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to another Restricted Subsidiary;

(6) to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(7) the sale, lease, assignment, license, sublicense or sub-lease of any real or personal property, assets or services in the ordinary course of business;

(8) any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(9) any disposition of property or assets subject to a Lien held by the Issuer or a Restricted Subsidiary in a foreclosure, eminent domain, seizure or similar proceeding or exercises of termination rights under any lease, license, concession or other agreement or dispositions of property or assets required by law, governmental regulation or any order of any court, administrative agency or regulatory body;

(10) sales of accounts receivable, or participations therein, and related assets or rights customarily sold or assigned, in each case in connection with any Receivables Facility; provided that the aggregate Receivables Exposure shall not exceed $150 million;

(11) (A) non-exclusive licenses, sublicenses or cross-licenses of intellectual property or other general intangibles of, and (B) exclusive licenses, sublicenses or cross-licenses of intellectual property or other general intangibles in the ordinary course of business of, the Issuer or its Restricted Subsidiaries;

(12) sales, transfers and other dispositions of Investments or other interests in joint ventures or similar entities to the extent required by, or made pursuant to, customary buy/sell arrangements or rights of first refusal between the parties set forth in joint venture arrangements and similar binding arrangements;

(13) the lapse or abandonment of intellectual property rights in the ordinary course of business, which in the good faith determination of the Issuer is not material to the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(14) the granting of Liens not prohibited by the Indenture;

(15) the unwinding of any Hedging Obligations;

(16) an issuance of Equity Interests pursuant to benefit plans, employment agreements, equity plans, stock subscription or shareholder agreements, stock ownership plans and other similar plans, policies, contracts or arrangements established in the ordinary course of business or approved by the Issuer in good faith;

(17) any surrender or waiver of obligations of trade creditors or customers or contract rights or the settlement, release or surrender of contractual rights, tort or other claims of any kind;

(18) dispositions or discounts of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(19) any financing transaction (excluding by way of a Sale and Lease-Back Transaction) with respect to property constructed, acquired, replaced, repaired or improved by the Issuer or any of its Restricted Subsidiaries after the Issue Date;

(20) dispositions of leasehold improvements or leased assets in connection with the termination of any operating lease; and

(21) any swap of assets in the ordinary course of business in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Issuer and its Restricted Subsidiaries, taken as a whole, as determined in good faith by an Issuer.

“Attributable Debt” means, in respect of any Sale and Lease-Back Transaction, at the time of determination, the present value of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Board of Directors” means (1) with respect to the Issuer or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York or the place of payment.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, with respect to any Person, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP (for the avoidance of doubt, as in effect on the Issue Date). The amount of Indebtedness represented by such liability will be the capitalized amount of such liability at the time any determination thereof is to be made as determined on the basis of GAAP.

“Cash Equivalents” means:

(1) United States dollars;

(2) (A) Euros, Canadian dollars, Sterling or any national currency of any member state of the European Union and (B) any other foreign currency held by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government, Canadian government or any member state of the European Union or, in each case, any agency or instrumentality thereof (provided that full faith and credit obligation of such country or member state is pledged in support thereof), with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits, eurodollar deposits and dollar time deposits with maturities of one year or less from the date of acquisition thereof, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) above and clause (8) below entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least (A) “P-1” by Moody’s or at least “A-1” by S&P (or if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof and (B) “P-2” by Moody’s or at least “A-2” by S&P (or if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 12 months after creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States, any province of Canada, any member state of the European Union or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(9) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated “AAA” (or the equivalent thereof) or better by S&P or “Aaa3” (or the equivalent thereof) or better by Moody’s (or reasonably equivalent ratings of another internationally recognized rating agency); and

(10) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (9) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means a Domestic Subsidiary, or a Foreign Subsidiary that is a disregarded entity for U.S. federal income tax purposes, in each case substantially all of the assets of which consist, directly or indirectly, of Equity Interests in (i) one or more Foreign Subsidiaries that are CFCs or (ii) any other Person described in this definition.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(1) the sale, lease or transfer (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any Person other than the Issuer or a Restricted Subsidiary;

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), other than any Person or Persons that are members of the Meredith Family, in a single transaction or in a related series of transactions, of “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person or “group”, such Person or “group” will not be deemed to have beneficial ownership of any securities that such Person or “group” has the right to acquire or vote only upon the happening of any future event or contingency, including the passage of time, that has not yet occurred) of 50% or more of the total voting power of the Voting Stock of the Issuer (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested) (other than a transaction following which holders of securities that represented 100% of the Voting Stock of the Issuer immediately prior to such transaction (or other securities into which such securities are converted as part of such transaction) own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving Person in such transaction immediately after such transaction); or

(3) the adoption of a plan of liquidation and dissolution of the Issuer.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely as a result of any Parent Entity or the Issuer becoming a direct or indirect wholly-owned subsidiary of a holding company if (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Issuer’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral Documents” means, collectively, the Intercreditor Agreements and the instruments and documents pursuant to which any Issuer or Guarantor grants a Lien on any Collateral as security for the Notes, in each case in accordance with the terms of the Indenture and the Notes.

“Communications Act” means the Communications Act of 1934, as amended.

“Communications Laws” means the Communications Act, and any similar or successor federal statute, together with all published rules, regulations, policies, orders and decisions of the FCC promulgated thereunder.

“Consolidated Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased (without duplication) by (to the extent the same were deducted (and not added back) in computing such Consolidated Net Income (other than clause (J)):

(A) provision for taxes based on income or profits, revenue or capital, including, without limitation, federal, state, provincial, local, foreign, non-U.S. franchise, excise, property, value added and similar taxes, foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to such taxes or arising from any tax examinations; plus

(B) Consolidated Interest Expense of such Person for such period; plus

(C) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(D) any fees, premiums, expenses or charges related to the Transactions or any actual, proposed or contemplated Equity Offering, Permitted Investment, acquisition, disposition, recapitalization, the incurrence or repayment of Indebtedness permitted to be incurred by the Indenture (including a Refinancing thereof and the issuance of the Notes and the use of proceeds thereof) or any amendments, consents, waivers or other modifications relating to the Notes, the Transactions or the Credit Facilities (whether or not consummated or successful); plus

(E) the amount of any restructuring charge, accrual or reserve, integration cost or other business optimization expense, including any restructuring costs incurred in connection with the Transactions, acquisitions, mergers or consolidations after the Issue Date and any other restructuring expenses, severance expenses, one-time compensation charges, post-retirement employee benefits plans, any expenses relating to reconstruction, decommissioning or recommissioning fixed assets for alternate use, expenses or charges relating to facility closing costs, acquisition integration costs and signing, retention or completion bonuses or expenses; plus

(F) any other non-cash charges or expenses, including any write-offs or write-downs and non-cash compensation charges or expenses recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period); plus

(G) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary; plus

(H) the amount of loss on sale of receivables and related assets to any Receivables Subsidiary in connection with a Receivables Facility; plus

(I) any costs or expenses incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in the Restricted Payments Builder Basket; plus

(J) other than with respect to the Transactions, the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies projected by the Issuer in good faith to result from actions taken or to be taken in connection with any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operations, operational changes or other action being given pro forma effect (which will be added to Consolidated Adjusted EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such actions have been taken or are expected to be taken within 18 months after the consummation of the Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operations, operational change or other action expected to result in such cost savings or other benefits, (y) such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Issuer) and (z) the aggregate amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies added back pursuant to this clause (J) shall not exceed 20% of Consolidated Adjusted EBITDA (prior to giving effect to such addbacks); plus

(K) solely with respect to the Transactions, such add-backs reflected in the definition of “pro forma Adjusted EBITDA” included in the Offering Memorandum under “Summary Unaudited Pro Forma Condensed Combined Financial Information—Other Pro Forma Financial Information”, and projected by the Issuer in good faith to result from actions with respect to the Transactions that have been taken or are expected to be taken (in the good faith determination of the Issuer) within 18 months of the Issue Date, in an aggregate amount not to exceed $400 million;

(2) decreased by (without duplication) the amount of non-cash gains increasing such Consolidated Net Income, excluding (A) any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Adjusted EBITDA in any prior period and (B) any non-cash gains in respect of which cash was actually received in a prior period so long as such cash did not increase Consolidated Adjusted EBITDA in such prior period; and (C) the accrual of revenue in the ordinary course of business; and

(3) increased or decreased by (without duplication):

(A) any net loss or gain resulting in such period from Hedging Obligations and the application of Financial Accounting Codification No. 815-Derivatives and Hedging; and

(B) any net loss or gain resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of intangibles and deferred financing fees or debt issuance costs, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period to the extent such expense was deducted (and not added back) in computing Consolidated Net Income of such Person (including (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (C) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (D) the interest component of Capitalized Lease Obligations, (E) imputed interest with respect to Attributable Debt and (F) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (X) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (Y) any expensing of bridge, commitment and other financing fees and (Z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(2) consolidated capitalized interest of such Person and such Subsidiaries for such period, whether paid or accrued; plus

(3) whether or not treated as interest expense in accordance with GAAP, all cash dividends or other distributions accrued (excluding dividends payable solely in Equity Interests (other than Disqualified Stock) of the Issuer) on any series of Disqualified Stock or any series of Preferred Stock (excluding the Series A Preferred Stock) during such period (other than dividends or distributions to the Issuer or a Restricted Subsidiary).

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses or expenses (including fees and expenses relating to (A) the Transactions, (B) severance, relocation and transition costs and (C) any rebranding or corporate name change) shall be excluded;

(2) the cumulative effect of a change in accounting principles during such period shall be excluded;

(3) any after-tax effect of income (or loss) from disposed or discontinued operations and any net after-tax gains (or losses) on disposal of disposed, abandoned or discontinued operations shall be excluded;

(4) any after-tax effect of gains (or losses) (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded;

(5) any impairment charge or asset write-off or write-down, including impairment charges, write-offs or write-downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities, in accordance with GAAP or as a result of a change in law or regulation, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(6) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the Issuer or a Restricted Subsidiary in respect of such period;

(7) the Net Income for such period of any Non-Guarantor Subsidiary shall be excluded to the extent of any portion of its Net Income that may not be transferred (including by way of any one or more of the following (A) dividends or similar distributions, (B) returns of capital, (C) loans or advances or the repayment thereof or (D) other conveyances) at the date of determination without any prior governmental approval (which has not been obtained) or without violating, directly or indirectly, the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction has been legally waived; provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the Issuer or a Restricted Subsidiary thereof in respect of such period;

(8) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, employee benefit plans or agreements, stock options, restricted stock or other rights, and any non-cash deemed finance charges or expenses in respect of any pension liabilities or other retiree provisions or on the revaluation of any benefit plan obligation and any non-cash charges or expenses in respect of curtailments, discontinuations or modifications to pension plans shall be excluded;

(9) any after-tax effect of income (or loss) from the early extinguishment or cancellation of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

(10) any unrealized foreign currency translation or transaction gains or losses (or similar charges) (A) in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person, (B) relating to translation of assets and liabilities denominated in foreign currencies and (C) in respect of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary owing to the Issuer or any Restricted Subsidiary shall be excluded;

(11) [reserved];

(12) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the Transactions and any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness (including the issuance of the Notes and the use of proceeds thereof), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded;

(13) losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition, sale, conveyance, transfer or other disposition of assets will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days) shall be excluded;

(14) losses, charges and expenses with respect to liability or casualty events or business interruption, to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for reimbursement by the insurer and such amount (A) is not denied by the applicable carrier in writing and (B) is in fact reimbursed within 365 days of the date on which such liability was discovered or such casualty event or business interruption occurred (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within 365 days) shall be excluded;

(15) the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting in relation to the Transactions or any acquisition consummated before or after the Issue Date, and the amortization, write-down or write-off of any amounts thereof, shall be excluded; and

(16) all non-cash gains, losses, expenses or charges attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments shall be excluded.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of:

(1) the Consolidated Total Net Debt of the Issuer and its Restricted Subsidiaries on such date, to

(2) Consolidated Adjusted EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters ending immediately prior to such date for which Required Financial Statements have been delivered.

In the event that the Issuer or any of its Restricted Subsidiaries (i) incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness repaid, redeemed, retired or extinguished under any revolving credit facility, except to the extent such revolving credit facility is permanently reduced and has not been replaced) or (ii) issues or redeems Disqualified Stock or Preferred Stock, in each case subsequent to the period for which the Consolidated Net Leverage Ratio is being calculated but prior to or substantially simultaneously with the event for which the calculation of the Consolidated Net Leverage Ratio is made (the “Consolidated Net Leverage Ratio Calculation Date”), then (x) the Consolidated Total Net Debt shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred as of the date of determination of Consolidated Total Net Debt referred to in clause (1) above and (y) the Consolidated Adjusted EBITDA shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred as of the beginning of the applicable four fiscal quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations in each case with respect to a business (as such term is used in Regulation S-X Rule 11-01), a company, a segment, an operating division or unit or line of business that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Net Leverage Ratio Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made or effected any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation, in each case with respect to a business (as such term is used in Regulation S-X Rule 11-01), a company, a segment, an operating division or unit or line of business that would have required adjustment pursuant to this definition, then the Consolidated Net Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect reasonably identifiable and factually supportable operating expense reductions and other operating improvements or synergies reasonably expected to result from any action taken or expected to be taken within 18 months after the date of any pro forma event; provided, that (x) no such amounts shall be included pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing Consolidated Adjusted EBITDA with respect to such period and (y) such amounts shall be subject to the limitations contained in clause (J) of the definition of Consolidated Adjusted EBITDA.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness).

“Consolidated Secured Net Leverage Ratio” means, as of the date of determination, the ratio of (1) the Consolidated Total Net Debt of the Issuer and its Restricted Subsidiaries that is secured by a Lien on any property or assets of the Issuer or any of its Restricted Subsidiaries as of such date, to (2) Consolidated Adjusted EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters ending immediately prior to such date for which Required Financial Statements have been delivered, in each case with such pro forma adjustments to the Consolidated Total Net Debt and Consolidated Adjusted EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Net Leverage Ratio as determined in good faith by the Issuer; provided, however, that solely for purposes of the calculation of the Consolidated Secured Net Leverage Ratio, in connection with the incurrence of (x) any Indebtedness pursuant to clause (1)(B)(ii) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and any Lien pursuant to clause (36) of the definition of “Permitted Liens” and (y) any Lien pursuant to clause (37) of the definition of “Permitted Liens,” the Issuer may elect, pursuant to an Officer’s Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness which is to be incurred and/or secured by such Lien, as the case may be, as being incurred at such time and any subsequent incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time.

“Consolidated Total Net Debt” means, as of any date of determination, the sum, without duplication, of (1) the total amount of (A) Indebtedness for borrowed money, (B) Indebtedness evidenced by bonds, notes (other than notes in favor of trade creditors evidencing trade payables incurred in the ordinary course of business), debentures or other similar instruments for the payment of which such Person is liable, (C) Capitalized Lease Obligations, (D) the Notes and (E) guarantees of the foregoing, in each case, of the Issuer and its Restricted Subsidiaries (excluding (x) Indebtedness in respect of letters of credit and bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof) and for the avoidance of doubt, performance and surety bonds not constituting bonds evidencing indebtedness for borrowed money, except to the extent of unreimbursed amounts drawn thereunder, (y) intercompany Indebtedness and (z) Indebtedness in respect of Hedging Obligations not yet due and owing), outstanding on such date; minus (2) up to $250.0 million of Eligible Cash included in the consolidated balance sheet of the Issuer and its Restricted Subsidiaries, as of the most recently ended fiscal period for which Required Financial Statements have been delivered (with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Net Leverage Ratio” as determined in good faith by the Issuer); plus (3) the greater of (i) the aggregate liquidation value and (ii) maximum fixed repurchase price without regard to any change of control or redemption premiums of all Disqualified Stock of the Issuer and the Guarantors and all Preferred Stock of Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP. For purposes of this definition, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Net Debt shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be the fair market value (as determined in good faith by the Issuer).

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(A) for the purchase or payment of any such primary obligation, or

(B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including commercial paper facilities, receivables financing or indentures) providing for revolving credit loans, term loans, letters of credit, bankers’ acceptances or other Indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or Refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder (provided that such increase in borrowings is permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified

Stock and Preferred Stock”), alters the maturity thereof, changes any other terms, covenants or other provisions or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders, in each case subsequent to the Issue Date.

“Credit Facilities Administrative Agent” means Royal Bank of Canada, and its successors as administrative agent under the Senior Credit Facilities, and any trustee, administrative agent, or similar agent named in its capacity as agent in connection with any refinancing or replacement of the Senior Credit Facilities.

“Credit Facilities Collateral Agent” means Royal Bank of Canada, and its successors as collateral agent under the Senior Credit Facilities, and any collateral trustee, collateral agent or similar agent named in its capacity as collateral agent in connection with any refinancing or replacement of the Senior Credit Facilities.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Issuer and/or any one or more of the Guarantors (the “Performance References”).

“Designated Non-cash Consideration” means the fair market value (as determined in good faith by the Issuer) of non-cash consideration received by the Issuer or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or conversion of or collection on such Designated Non-cash Consideration.

“Determination Date” means January 31, 2018.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or

(2) is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part,

in each case prior to the date that is 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so putable, convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Capital Stock is issued to any employee or any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of any such employee’s termination, death or disability; provided further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock. Notwithstanding the foregoing, the Series A Preferred Stock shall not constitute “Disqualified Stock”.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“DTC” means The Depository Trust Company.

“Eligible Cash” means any cash and Cash Equivalents held by (a) the Issuer or a Guarantor or (b) any Non-Guarantor Subsidiary, but only to the extent that such cash and Cash Equivalents held by such Non-Guarantor Subsidiary in excess of the amount of Indebtedness of such Non-Guarantor Subsidiary included in Consolidated Total Net Debt (before subtracting Eligible Cash) are reduced by the amount of taxes (if any) that would be incurred (as determined assuming a tax rate of 21% or, if less, the highest U.S. corporate tax rate then in effect at that time) if such cash and Cash Equivalents were to be transferred to (i) the Issuer or a Guarantor or (ii) another Non-Guarantor Subsidiary; provided that, in the case of clause (ii), any such after-tax cash and Cash Equivalents will only qualify as “Eligible Cash” hereunder to the extent that the amount of cash and Cash Equivalents that would be held by such other Non-Guarantor Subsidiary after giving effect to such deemed transfer is not in excess of the amount of its Indebtedness included in Consolidated Total Net Debt (before subtracting Eligible Cash). In determining any taxes that would be incurred for these purposes, the Issuer may select among the group of eligible transferees (and the manner in which transfers could be effected) so as to minimize any taxes that would be deemed incurred.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer (excluding Disqualified Stock), other than (1) public offerings with respect to any of the Issuer’s common stock registered on Form S-4 or Form S-8 (or any successor form); (2) issuances to any Subsidiary of the Issuer; and (3) Refunding Capital Stock.

“Euro” means the single currency of participating member states of the EMU.

“Event of Default” has the meaning set forth under “—Events of Default and Remedies.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means the Notes issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to or not in excess of, the Initial Notes or any Additional Notes, if applicable, under the Registration Rights Agreement.

“fair market value (as determined in good faith by the Issuer)” means the fair market value, as determined in good faith by the Issuer, whose determination will be conclusive for all purposes under the Indenture and the Notes.

“FCC” means the Federal Communications Commission.

“FCC License” means a License issued or granted by the FCC.

“First Lien Obligations” means (i) all Secured Bank Indebtedness secured on a first priority basis, including all amounts payable under or in respect of the Senior Credit Facilities and the Indenture, and (ii) if Hedging Obligations or obligations in respect of cash management services have been secured in the collateral that secures the First Lien Obligations, all other obligations of the Issuer or any of its Restricted Subsidiaries in respect of

Hedging Obligations or obligations in respect of cash management services in each case owing to a Person that is a holder of Secured Bank Indebtedness secured on a first priority basis or an Affiliate of such holder on the Issue Date or at the time of entry into such Hedging Obligations or obligations in respect of cash management services.

“Foreign Subsidiary” means (1) any Subsidiary which is not a Domestic Subsidiary or (2) any Subsidiary of a Subsidiary described in the preceding clause (1).

“Four Quarter EBITDA” means, as of any date of determination, Consolidated Adjusted EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which Required Financial Statements have been delivered, in each case with such pro forma adjustments to Consolidated Adjusted EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Net Leverage Ratio as determined in good faith by the Issuer.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Government Securities” means securities that are:

(1) direct obligations of, or obligations guaranteed by, the United States for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Governmental Authority” means any nation or government, any state, county, provincial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Notes and the Indenture.

“Guarantor” means, collectively, each Restricted Subsidiary that executes the Indenture as a Guarantor on the Issue Date and each other Restricted Subsidiary that incurs a Guarantee of the Notes; provided that upon the release or discharge of such Person from its Guarantee in accordance with the Indenture, such Person automatically ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks or commodity pricing risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person on the day of determination, without duplication:

(1) the principal in respect of (A) any indebtedness of such Person for borrowed money and (B) indebtedness evidenced by bonds, notes (other than notes in favor of trade creditors evidencing trade payables incurred in the ordinary course of business), debentures or other similar instruments for the payment of which such Person is liable;

(2) the net obligations under all Hedging Obligations of such Person (the amount of such obligations to be equal at any time to the net payment under such agreements or arrangements giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);

(3) all Attributable Debt in respect of a Sale and Lease-Back Transaction entered into by such Person and all Capitalized Lease Obligations of such Person;

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of any property (excluding trade payables incurred in the ordinary course of business), to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP;

(5) the principal amount of all reimbursement obligations of such Person in respect of letters of credit, performance or surety bonds, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bonds, acceptances or other similar instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables incurred in the ordinary course of business);

(6) the principal component of Indebtedness of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by the Person first referenced in this definition (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries), whether or not such Indebtedness is assumed by such first Person; provided, however, that the amount of such Indebtedness will be the lesser of (A) the Indebtedness so secured and (B) the fair market value (as determined in good faith by the Issuer) of the assets of such first Person securing such Indebtedness; and

(7) to the extent not otherwise included, any obligation by the Person first referenced in this definition to be liable for, or to pay, as obligor, guarantor or otherwise, on Indebtedness of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business, (B) deferred or prepaid revenues, (C) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (D) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (E) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy underperformed obligations of the seller of such asset or (F) obligations under or in respect of Receivables Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means RBC Capital Markets, LLC, Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Citigroup Global Markets Inc., BNP Paribas Securities Corp. and Capital One Securities, Inc.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency, and in each such case with a “stable” or better outlook.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States, United Kingdom or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States, the United Kingdom and Canada customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, deposits, advances to customers, dealers, distributors and suppliers, commission, payroll, travel and similar advances to directors, officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s direct or indirect equity interest in such Subsidiary) of the fair market value (as determined in good faith by the Issuer) of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer or applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s direct or indirect “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Issuer’s direct or indirect equity interest in such Subsidiary) of the fair market value (as determined in good faith by the Issuer) of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value (as determined in good faith by the Issuer) at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment (determined, in the case of any Investment made with assets of the Issuer or any Restricted Subsidiary, based on the fair market value (as determined in good faith by the Issuer) at the time of such Investment of the assets invested), reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by Issuer or a Restricted Subsidiary in respect of such Investment.

“Issue Date” means June 29, 2020.

“Junior Lien Documents” means the promissory notes, indenture, credit, guarantee or other operative agreements evidencing or governing any Junior Lien Obligations and any security documents securing such Junior Lien Obligations.

“Junior Lien Obligations” means, with respect to specified Indebtedness, such Indebtedness is secured by a Lien that is junior in priority to the Liens on specified Collateral and is subject to an intercreditor agreement among the Credit Facilities Administrative Agent, the Credit Facilities Collateral Agent, the Trustee, the Collateral Agents, the authorized agents of any holders of additional First Lien Obligations, and the authorized agent for any holders of such Junior Lien Obligations on customary market terms (it being understood and agreed that any Intercreditor Agreement (as defined in the Senior Credit Facilities) shall be on market terms).

“License” means any authorization, permit, consent, special temporary authorization, franchise, ordinance, registration, certificate, license, agreement or other right filed with, granted by or entered into with a Governmental Authority which permits or authorizes the acquisition, construction, ownership or operation of a television broadcast station or any part thereof.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or similar agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction in respect of a security interest; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Meredith Family” means, collectively: (a) the lineal descendants by blood or adoption of E.T. Meredith (“descendants”), and the spouses and surviving spouses of such descendants; (b) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals described in clause (a) of this definition; and (c) any corporation, partnership, limited liability company or other business organization so long as (i) one or more individuals or entities described in clause (a) or clause (b) of this definition possess, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, partnership, limited liability company or other business organization, and (ii) substantially all of the ownership, beneficial or other Equity Interests in such corporation, partnership, limited liability company or other business organization are owned, directly or indirectly, by one or more individuals or entities described in clause (a) or clause (b) of this definition.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds and the fair market value (as determined in good faith by the Issuer) of any Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness (other than Subordinated Indebtedness) required (other than required by clause (1) of the second paragraph of “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, any costs associated with unwinding any related Hedging Obligations in connection with such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Short” means, with respect to a holder or beneficial owner, as of a date of determination, either the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 International Swaps and Derivatives Association, Inc. Credit Derivatives Definitions) to have occurred with respect to the Issuer or any Guarantor immediately prior to such date of determination.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Obligations” means any principal (including any accretion), interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated June 25, 2020, pursuant to which the Notes were offered to purchasers.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Controller, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer who must be (A) the principal executive officer, the principal financial officer or the principal accounting officer of the Issuer or (B) an Executive Vice President, the Treasurer or the Controller.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or any of its Subsidiaries.

“Parent Entity” means any Person of which the Issuer at any time is or becomes a direct or indirect Subsidiary after the Issue Date.

“Pari Passu Indebtedness” means Indebtedness of the Issuer or a Guarantor that ranks equally in right of payment with the Notes or such Guarantor’s Guarantee, as applicable, and is secured on a first lien priority basis on the Collateral held by the Issuer or such Guarantor, as applicable.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “—Certain Covenants—Asset Sales.”

“Permitted Investments” means:

(1) any Investment by the Issuer or any of its Restricted Subsidiaries in the Issuer or any of its Restricted Subsidiaries;

(2) any Investment in cash, the Notes, Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;

(3) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person if as a result of such Investment:

(A) such Person becomes a Restricted Subsidiary; or

(B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person at the time such Person becomes a Restricted Subsidiary; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation, amalgamation, transfer or conveyance;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment (i) existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or (ii) consisting of any replacement, refinancing, extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may only be increased (i) as required by the terms of such Investment as in existence on the Issue Date, or (ii) as otherwise permitted under the Indenture;

(6) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(c) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates of the Issuer;

(7) Hedging Obligations permitted under clause (9) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Issuer; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under the Restricted Payments Builder Basket;

(9) guarantees of Indebtedness permitted under the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(10) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (8), (9), (11), (13) and (17) of such paragraph);

(11) Investments consisting of (A) purchases and acquisitions of inventory, supplies, material, services or equipment, or other similar assets or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business or (B) the leasing or licensing of intellectual property in the ordinary course of business or the leasing, licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(12) additional Investments having an aggregate fair market value (as determined in good faith by the Issuer) taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $500.0 million and 50% of Four Quarter EBITDA at the time of such Investment (with the fair market value (as determined in good faith by the Issuer) of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) or (3) above and shall not be included as having been made pursuant to this clause (12);

(13) Investments in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any Person that, in the good faith determination of the Issuer, are necessary or advisable to effect any Receivables Facility or any repurchases in connection therewith;

(14) advances to, or guarantees of Indebtedness of, officers, directors and employees of the Issuer or its Subsidiaries not in excess of $10.0 million outstanding at any one time, in the aggregate;

(15) loans and advances to officers, directors and employees of the Issuer or its Subsidiaries for business-related travel expenses, moving expenses, payroll expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practice or to fund such Person’s direct or indirect purchase of Equity Interests of the Issuer;

(16) any Investment in any Subsidiary or joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(17) endorsements for collection or deposit in the ordinary course of business;

(18) Investments resulting from pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or that are made in connection with Permitted Liens;

(19) advances, prepayments, loans or extensions of credit to customers and suppliers in the ordinary course of business;

(20) Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in the joint venture arrangements and similar binding arrangements;

(21) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers; and

(22) any Investment by the Issuer or any of its Restricted Subsidiaries in an Unrestricted Subsidiary or a joint venture engaged in a Similar Business in an aggregate amount, taken together with all other Investments made pursuant to this clause (22) that are at the time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (i) $150.0 million and (ii) 12.5% of Four Quarter EBITDA (with the fair market value (as determined in good faith by the Issuer) of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (22) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment will thereafter be deemed to have been made pursuant to clauses (1) or (3) above and shall not be included as having been made pursuant to this clause (22).

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation, or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, trade contracts or government contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or agreements with utilities, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, performance and return of money bonds and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(2) Liens imposed by law or regulation, such as carriers’, warehousemen’s, materialmen’s, repairmen’s, mechanics’, contractors’ and other similar Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, or for property taxes on property the Issuer or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment or charge is to such property;

(4) Liens in favor of issuers of performance, surety bonds or bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) survey exceptions, encumbrances, ground leases, servitudes, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph, cable and telephone lines, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that were not incurred in connection with Indebtedness or other covenants, conditions, restrictions and minor defects or irregularities in title (“Other Encumbrances”), in each case which Liens and Other Encumbrances do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (4), (12) or (17) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that (x) Liens securing Indebtedness permitted to be incurred pursuant to clause (4) extend only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any replacements, additions and accessions thereto and any income or profits therefrom; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender, (y) Liens securing Refinancing Indebtedness permitted to be incurred pursuant to clause (12) only secure Refinancing Indebtedness that serves to Refinance any Indebtedness secured by a Lien; provided that such Liens are limited to all or part of the same property or assets (plus additions, accessions, improvements, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced and (z) Liens securing Indebtedness permitted to be incurred pursuant to clause (17) extend only to the assets of Non-Guarantor Subsidiaries;

(7) Liens existing on the Issue Date (other than Liens securing the Senior Credit Facilities);

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such Person becoming such a Restricted Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries other than pursuant to customary after-acquired property clauses;

(9) Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger or consolidation;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or any Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations permitted under clause (9) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) (A) leases, subleases, licenses or sublicenses (including of real property and intellectual property) granted to others in the ordinary course of business and (B) with respect to any leasehold interest held by the Issuer or any of its Subsidiaries, the terms of the leases granting such leasehold interest and the rights of lessors thereunder, which in the case of each of (A) and (B) do not materially interfere with the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole, and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9) and this clause (18); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (and additions, accessions, improvements, proceeds and replacements and customary deposits in connection therewith and proceeds and products therefrom) and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness, and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9) and this clause (18) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, and accrued and unpaid interest related to such Refinancing;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing obligations that do not exceed $200.0 million in aggregate amount at any one time outstanding;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under “—Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23) Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (B) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (B) in favor of banking or other financial institutions arising as a matter of law or pursuant to customary depositary terms encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) banker’s liens, Liens that are statutory, common law or contractual rights of set-off and other similar Liens, in each case (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (C) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(27) Liens on assets of Non-Guarantor Subsidiaries securing Indebtedness of Non-Guarantor Subsidiaries;

(28) Liens on the Equity Interests of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(29) Liens deemed to exist by reason of (A) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement or (B) any encumbrance or restriction imposed under any contract for the sale by the Issuer or any of its Subsidiaries of the Capital Stock of any Subsidiary of the Issuer, or any business unit or division of the Issuer or any Subsidiary of the Issuer permitted by the Indenture;

(30) Liens on property or assets used to defease or to irrevocably satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by the Indenture;

(31) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(32) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(33) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted under the Indenture;

(34) rights deemed to arise under revenue sharing or similar agreements entered into in the ordinary course of business pursuant to which third parties are granted the right to receive a portion of the revenues, income or profits generated from specific assets or operations of the Issuer or any Restricted Subsidiary;

(35) Liens securing the Notes and the related Guarantees;

(36) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens are subject to the First Lien Intercreditor Agreement;

(37) Liens securing Pari Passu Indebtedness permitted to be incurred pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that at the time of any incurrence of such Pari Passu Indebtedness and after giving pro forma effect thereto, the Consolidated Secured Net Leverage Ratio (calculated excluding any increase in Eligible Cash resulting from the incurrence of such Indebtedness) shall not be greater than 2.00 to 1.00; provided, further that the calculation of the Consolidated Secured Net Leverage Ratio will treat clauses (1)(A) and (1)(B)(i) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” as having been fully utilized to incur Secured Indebtedness; provided, further that Liens on the Collateral incurred pursuant to this clause (37) shall be subject to the First Lien Intercreditor Agreement; and

(38) Liens on cash collateral, letters of credit or similar security arrangements securing the U.K. Pension Security Obligations in an amount not to exceed at any time £85 million.

For the avoidance of doubt, the inclusion of any specific Lien in the definition of Permitted Liens shall not give rise to any implication that the obligations secured by such Lien constitute Indebtedness. For purposes of determining compliance with the covenant described under “—Liens”, a Lien securing an item of Indebtedness need not be permitted solely by reference to one category (or portion thereof) of the Permitted Liens described in clauses (1) through (38) of the definition of “Permitted Liens” but may be permitted in part under any combination thereof.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available (for reasons outside the control of the Issuer), a nationally recognized statistical rating organization or organizations, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Exposure” means, in respect of any Receivables Facility at any time, the amount that would be required to repay, discharge or satisfy all obligations owing to lenders or other third party investors that have made loans to the relevant Receivables Subsidiary or otherwise purchased interests in the receivables sold to the relevant Receivables Subsidiary or extended credit in respect thereof, if such Receivables Facility were to be terminated at such time.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells its accounts receivable to either (1) a Person that is not a Restricted Subsidiary or (2) a Receivables Subsidiary that in turn sells its accounts receivable to (or finances its accounts receivable with) one or more Persons that are not Restricted Subsidiaries.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in, one or more Receivables Facilities and other activities reasonably related thereto.

“Refinance” means, in respect of any Indebtedness, Disqualified Stock or Preferred Stock, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness, Disqualified Stock or Preferred Stock in exchange or replacement for, such Indebtedness, Disqualified Stock or Preferred Stock. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness, Disqualified Stock or Preferred Stock (including any Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), accrued interest, defeasance costs and reasonable fees and expenses in connection therewith) that Refinances any Indebtedness, Disqualified Stock or Preferred Stock existing on the Issue Date or incurred thereafter in compliance with the Indenture, including Indebtedness, Disqualified Stock or Preferred Stock that Refinances Refinancing Indebtedness; provided that such Refinancing Indebtedness:

(1) either (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced or (B) does not require payments of principal (other than any such payment that may arise as a result of an acceleration following default or pursuant to customary change of control or asset sale provisions) prior to the date that is 91 days following the final scheduled maturity of the Notes;

(2) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated in right of payment to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantee, as applicable, at least to the same extent as the Indebtedness being Refinanced or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(3) shall not include:

(A) Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Guarantor; or

(B) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary.

“Registration Rights Agreement” means (a) with respect to the Notes issued on the Issue Date, the Registration Rights Agreement dated the Issue Date, among the Issuer, the Guarantors party thereto and the representative for the Initial Purchasers, as supplemented by the Joinder Agreement thereto dated the Issue Date among the Guarantors party thereto and the representative for the Initial Purchasers, and (b) with respect to each issuance of Additional Notes issued in a transaction exempt from the registration requirements of the Securities Act, the registration rights agreement, if any, among the Issuer, any Guarantors and the Persons purchasing such Additional Notes (or the representative therefor) under the related purchase agreement.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would be or become a Restricted Subsidiary.

“Required Financial Statements” means the financial statements required to be delivered pursuant to the covenant described under “—Certain Covenants—Reports and Other Information.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, each direct and indirect Subsidiary of the Issuer that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary while such entity remains a Subsidiary of the Issuer, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Financial, Inc., or any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any direct or indirect arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property (other than a lease for a term not exceeding 12 months), which property has been or is to be sold or transferred for value by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Screened Affiliate” means any Affiliate of a holder (i) that makes investment decisions independently from such holder and any other Affiliate of such holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such holder and any other Affiliate of such holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuer or its Subsidiaries, (iii) whose investment policies are not directed by such holder or any other Affiliate of such holder that is acting in concert with such holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such holder or any other Affiliate of such holder that is acting in concert with such holders in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien Collateral Agent” means the applicable trustee, administrative agent, collateral agent, security agent or similar agent for such Junior Lien Obligations that is named as the representative in respect of such

Junior Lien Obligations in the Second Lien Intercreditor Agreement and shall include any successor administrative agent thereto.

“Secured Bank Indebtedness” means any Secured Indebtedness that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (35) or clause (36) of the definition of Permitted Liens, as designated by the Issuer to be included in this definition.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien. For the avoidance of doubt, Attributable Debt will be considered to be secured by the assets that are the subject of the Sale and Lease-Back Transaction.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the credit facilities under that certain Credit Agreement, dated as of January 31, 2018, by and among the Issuer, the Guarantors, the lenders party thereto in their capacities as lenders thereunder and the Credit Facilities Administrative Agent, the Credit Facilities Collateral Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or Refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Series” means (i) the Notes, (ii) the obligations under the Senior Credit Facilities and (iii) each other issuance or incurrence of Indebtedness that is secured on a pari passu basis with the foregoing.

“Series A Preferred Stock” means the Series A Preferred Stock, with an initial stated value equal to $1,000 per share, of the Issuer issued on the Determination Date.

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations (or the Collateral Agent for their benefit) hold a valid and perfected security interest at such time. If more than two Series of First-Priority Obligations are outstanding at any time and the holders of less than all Series of First-Priority Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First-Priority Obligations that hold a valid and perfected security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date; provided, however, that in the case of a Subsidiary that meets clause (3) of the definition thereof but not clause (1) or (2) thereof, such subsidiary shall be deemed not to be a Significant Subsidiary unless the subsidiary’s income (or loss) from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles exclusive of amounts attributable to any non-controlling interests for the last completed fiscal year prior to the date of such determination exceeds $25.0 million.

“Similar Business” means any business, services or activities conducted or proposed to be conducted by the Issuer or any of its Subsidiaries (including Time and its Subsidiaries) on the Issue Date or any business, services or activities that are similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or are extensions or developments of any thereof.

“Sterling” means the lawful currency of the United Kingdom.

“Subordinated Indebtedness” means:

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of a Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2)any partnership, limited liability company or similar entity of which

(x) more than 50% of the voting interests or general partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Time” means TI Gotham Inc. (formerly Time Inc.), a Delaware corporation.

“Transactions” means the issuance of the Notes and the use of the proceeds thereof and each other transaction described in the Offering Memorandum under “The Transactions” and “Use of Proceeds”.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to February 1, 2021; provided, however, that if the period from the Redemption Date to February 1, 2021 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“U.K. Pension Security Obligations” means amounts posted as security under the deed of guaranty, dated as of October 19, 2015, among Time, Time Inc. (UK) Ltd. and IPC Media Pension Trustee Limited, or any successor or replacement agreement or amendment thereto, such as surety bonds and/or letters of credit issued or acquired in connection therewith.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary; provided that:

(1) such designation complies with the covenants described under “—Certain Covenants—Limitation on Restricted Payments”; and

(2) each of:

(A) the Subsidiary to be so designated; and

(B) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary except for Liens described in clause (28) of the definition of “Permitted Liens.”

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Net Leverage Ratio test described in the first paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(2) the Consolidated Net Leverage Ratio for the Issuer and its Restricted Subsidiaries would be less than or equal to such ratio immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions, whereupon such designation shall be immediately effective.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors or other governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY, SETTLEMENT AND CLEARANCE

The Global Notes

The exchange notes issued in exchange for outstanding unregistered notes will be represented by global notes in definitive, fully registered form, without interest coupons (collectively, the “global notes”).

Upon issuance, the global notes will be deposited with the Trustee as custodian for the DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•

upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we, the Exchange Agent nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The exchange of outstanding unregistered notes for exchange notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding unregistered note exchanged therefor, and the basis of the exchange note will be the same as the basis of the outstanding unregistered note immediately before the exchange.

Persons considering the exchange of outstanding unregistered notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences of the exchange in light of their particular situations as well as any non-United States federal income tax consequences of the exchange, such as United States federal estate, state, local and foreign tax consequences.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the registered exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where such notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (i) 180 days from the date on which the this registration statement is declared effective and (ii) the date on which broker-dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until November 23, 2021, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the registered exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the registered exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a Prospectus, a broker dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period ending on the earlier of (i) 180 days from the date on which this registration statement is declared effective and (ii) the date on which broker dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities, we will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

We have agreed to pay all expenses incident to the registered exchange offer (including the reasonable and documented expenses of one counsel for the holder of the Securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and related guarantees offered hereby will be passed upon for us by Cooley LLP, Washington, D.C., John S. Zieser, Meredith Corporation’s Chief Development Officer, General Counsel and Secretary addressed certain matters relating to Iowa law, Ballard Spahr LLP addressed certain matters relating to Arizona law, Davis Wright Tremaine LLP addressed certain matters relating to Oregon law and Dickinson Wright PLLC addressed certain matters relating to Nevada law.

EXPERTS

The consolidated financial statements of Meredith Corporation and subsidiaries as of June 30, 2020 and 2019, and for each of the years in the three-year period ended June 30, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2020 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering June 30, 2020 financial statements refers to a change in the method of accounting for leases.

MEREDITH CORPORATION

Offer to Exchange

6.500% Senior Secured Notes due 2025

August 25, 2021